Exhibit 2.1

EXECUTION COPY

MASTER

PURCHASE AND SALE AGREEMENT

THIS MASTER PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of October 28, 2013 (the “Effective Date”), by and among MEADWESTVACO CORPORATION, a Delaware corporation (“MWV”), MWV COMMUNITY DEVELOPMENT, INC., a Delaware corporation (“CDLM Inc.”), and MWV COMMUNITY DEVELOPMENT AND LAND MANAGEMENT, LLC, a Delaware limited liability company (“CDLM LLC”) (MWV, CDLM Inc. and CDLM LLC are referred to collectively as “Seller” herein), PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (“PCT”), PLUM CREEK MARKETING, INC., a Delaware corporation (“Marketing”), PLUM CREEK LAND COMPANY, a Delaware corporation, (“PCL”), and HIGHLAND MINERAL RESOURCES, LLC, a Delaware limited liability company (“Highland Mineral”) (PCT, Marketing, PCL and Highland Mineral are referred to collectively as “Purchaser” herein) (each of Purchaser and Seller being a “Party” and, collectively, the “Parties”). PLUM CREEK TIMBER COMPANY, INC., a Delaware corporation (“PC Parent”), is entering into this Agreement for the sole purpose set forth in Section 43 herein.

STATEMENT OF BACKGROUND

A. CDLM LLC is the owner of approximately 500,616 acres of forestland real property located in Greenbrier, Nicholas, Fayette, and Randolph Counties, West Virginia; Buckingham, Nelson, Albemarle, Cumberland, Appomattox, Amherst, Bedford, Campbell, Franklin, Pittsylvania, Halifax and Charlotte Counties, Virginia; Charleston, Clarendon, Dorchester, Colleton, Hampton, Jasper, Berkeley, Williamsburg, Orangeburg, Georgetown, Bamberg, Barnwell and Allendale Counties, South Carolina; Chattahoochee, Clay, Harris, Marion, Meriwether, Quitman, Randolph, Stewart, Talbot, Taylor, Terrell Counties, Georgia; and Barbour, Chambers, Lee, Russell and Tallapoosa Counties, Alabama;

B. MWV or one of its Subsidiaries is the owner of certain severed mineral interests located on forestlands in West Virginia, and of certain personal property, facilities and buildings associated with its timber and mineral operations;

C. Purchaser desires to acquire, and Seller desires to sell, such forestland, mineral interests and personal property as more particularly described in this Agreement;

D. CDLM Inc. or its Subsidiaries are the owners or joint venture partners of approximately 109,000 acres of development real properties located in Berkeley, Orangeburg, Colleton, Charleston, Hampton and Dorchester Counties, South Carolina;

E. PCL and CDLM Inc. desire to enter into a joint venture for the purpose of owning and operating such development real properties and, in connection therewith, amend and restate the existing limited liability company agreement of MWV-East Edisto Dorchester, LLC, a Delaware limited liability company and wholly-owned subsidiary of MWV (“MWV-EED”) in the form attached hereto as Exhibit 1 (the “LLC Agreement”), all in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

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DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings ascribed thereto as follows:

“Access Affidavit” shall have the meaning ascribed thereto in Section 8(d) hereof, the general form of which is set forth on Exhibit 2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise. “controlled” and “controlling” shall be construed accordingly.

“Agreement” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Alabama Deed” shall mean a special warranty deed to Timberlands III, LLC in the form of Exhibit 3 attached hereto

“Allocation Framework” shall have the meaning ascribed thereto in Section 37 hereof.

“ArborGen Nurseries” shall have the meaning ascribed thereto in the definition of “Timberlands” hereof.

“Assets” shall mean, collectively, the Timberlands, the Timber Reservations, Mineral Rights, Mineral Leases, Timberlands Contracts, JV1 Properties, JV2 Properties, and Personal Property.

“Banker Agreed Rate” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Borrowing Capacity Evidence” shall have the meaning ascribed thereto in Section 19(c)(iv) hereof.

“Business Day” shall be any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

“Carveout” shall have the meaning ascribed thereto Section 13.1(b).

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“Carveout Access Easement” shall have the meaning ascribed thereto Section 13.1(c).

“Cash Consideration” means the aggregate amount of payments made by PCT or Highland Mineral under Sections 2.1(b)-(e).

“Casualty Damage Value” shall have the meaning ascribed thereto in Section 12(c) hereof.

“CDLM Business Segment” shall have the meaning ascribed thereto in Section 3(a) hereof.

“CDLM Inc.” shall have the meaning ascribed thereto in the preamble of this Agreement.

“CDLM LLC” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Claim” shall have the meaning ascribed thereto in Section 15(d)(i) hereof.

“Claim Notice” shall have the meaning ascribed thereto in Section 15(d)(i) hereof.

“Class A Membership Interest” shall have the meaning set forth in the LLC Agreement.

“Class B Membership Interest” shall have the meaning set forth in the LLC Agreement.

“Closing” shall have the meaning ascribed thereto in Section 6(a) hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 6(a) hereof.

“Closing Statement” shall have the meaning ascribed thereto in Section 6(b)(viii) hereof.

“COBRA” shall have the meaning ascribed thereto in Section 17.1(d) hereof.

“Confidentiality Agreement” means that certain letter agreement dated February 25, 2013 between MWV and Plum Creek Timber Company, Inc.

“Coalbed Methane” shall mean any gas within a coal seam or in the space previously occupied by coal and commonly referred to as coalbed methane, occluded methane, or gob gas.

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“Deeds” shall mean, collectively, the Alabama Deed, the Georgia Deed, the South Carolina Deed, the Virginia Deed, the West Virginia Deed, the West Virginia Mineral Rights Deeds and the Timber Deeds.

“Direct Claim” shall have the meaning ascribed thereto in Section 15(d)(i) hereof.

“Disputed Matter” shall have the meaning ascribed thereto in Section 35 hereof.

“Divested Timberlands” shall have the meaning ascribed thereto in Section 13.4 hereof.

“DLLCA” shall have the meaning ascribed thereto in Section 4(b)(i) hereof.

“Dominant Estate” shall have the meaning ascribed thereto in Section 10(d) hereof.

“EAEC Lease” shall mean that certain oil and gas lease dated April 21, 2006, between Beckwith Lumber Company, Inc., lessor, and Eastern American Energy Corporation, lessee, as assigned in part to Seller on April 13, 2009.

“Effective Date” shall have the meaning ascribed thereto in the Preamble to this Agreement.

“Environmental Carveout” shall have the meaning ascribed thereto in Section 8(b) hereof.

“Environmental Condition” shall have the meaning ascribed thereto in Section 8(b) hereof.

“Environmental Laws” shall mean any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq. (“CERCLA”); (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq. (“RCRA”); (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Assets are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.

“Environmental Objection Dispute” shall have the meaning ascribed thereto Section 8(b) hereof.

“Environmental Review Period” shall have the meaning ascribed thereto in Section 8(b) hereof.

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“ERISA” shall have the meaning ascribed thereto in Section 14(a)(xviii) hereof.

“Excluded Personal Property” shall have the meaning ascribed thereto in the definition of Personal Property hereof.

“Excluded Property” shall mean a property initially excluded from the Transactions because of an Environmental Carveout or Title Objection Carveout exercised by Purchaser.

“Existing Borrowing Commitments” shall have the meaning ascribed thereto in Section 19(c)(iv) hereof.

“Existing Funded Indebtedness” shall have the meaning ascribed thereto in Section 19(c)(iv) hereof.

“Existing Indebtedness” shall have the meaning ascribed thereto in Section 19(c)(iv) hereof.

“Existing Revolving Credit Agreement” shall mean that $700,000,000 Revolving Loan Agreement, dated as of March 2, 2012, among PCT, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time, as amended from time to time.

“Existing Term Loan Agreement” shall mean that $450,000,000 Term Loan Agreement, dated as of March 2, 2012, among PCT, as borrower, Northwest Farm Credit Services, PCA, as administrative agent, and the lenders party thereto from time to time, as amended from time to time.

“Farm Credit System” shall mean the nationwide network of borrower-owned lending institutions and specialized service organizations, providing loans, leases and related services to farmers, ranchers, rural homeowners, aquatic producers, timber harvesters, agribusinesses and agricultural and rural utility cooperatives and established by the United States Congress in 1916.

“Final Allocation” shall have the meaning ascribed thereto in Section 37 hereof.

“Forecasted Harvesting Plan” shall mean the timber volume harvesting forecast for September, October, November and December, 2013 with respect to the trees and timber located on the Timberlands as set forth on Exhibit 4.

“GAAP” shall mean the accounting principles generally accepted in the United States, consistently applied, as in effect at the date of such financial statement or information to which it refers.

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“General Equity Principles” shall have the meaning ascribed thereto in Section 14(a)(iv) hereof.

“Georgia Deed” shall mean a limited warranty deed to Timberlands III, LLC in the form of Exhibit 5 attached hereto.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof.

“Guaranteed Obligations” shall have the meaning ascribed thereto in Section 43(a) hereof.

“Guaranty” shall have the meaning ascribed thereto in Section 43(b) hereof.

“Guaranty Parties” shall have the meaning ascribed thereto in Section 43(d) hereof.

“Hazardous Substance” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, petroleum derivatives, petroleum by-products, crude oil or other hydrocarbons) or other substance regulated as a hazardous or toxic substance under any Environmental Law, but shall exclude any such substance that would typically exist on small, unauthorized dump sites typical of rural timberlands.

“Highland Mineral” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Highland Mineral Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 6(b)(xvi) hereof.

“Historical Access” shall mean that Seller or its predecessors in interest have been able to gain access to a parcel or tract that is part of the Assets with or without express or implied permission by a landowner over whose property a road or other means of access exists that Seller or its predecessors have historically used for management, operation or other business purposes or for recreational, residential or other uses for a substantially continuous and uninterrupted period in the ordinary course of business of at least ten (10) years, except for such periods of non-use in accordance with customary seasonal practices, or by reason of casualty, flood, and other weather-related events, Acts of God or other events of force majeure, or other events beyond Seller’s or its predecessors’ in interest’s control.

“Holder” shall have the meaning ascribed thereto in Section 3.2(b) hereof.

“HSR Act and Rules” shall have the meaning ascribed thereto in Section 5 hereof.

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“Hydrocarbons” means all:

(a) oil, including crude petroleum oil and other hydrocarbons regardless of gravity which are produced at the wellhead in liquid form;

(b) gas, including any associated fluid, either combustible or noncombustible, hydrocarbon or non-hydrocarbon, which is extracted from a geological formation or underground reservoir and which has neither independent shape nor volume, but which tends to expand indefinitely, such as, by way of example, methane, carbon dioxide, nitrogen, helium, hydrogen sulfide and other gases; provided, that gas shall not include Coalbed Methane;

(c) condensate, casinghead gas, distillate, and liquid hydrocarbons or any combination thereof; and

(d) other marketable substances extracted from or produced with the oil or gas stream, such as, by way of example, sulphur.

“Improvements” shall have the meaning ascribed thereto in the definition of Timberlands hereof.

“Inbound Kapstone-Supporting FSAs” shall mean those certain Fiber Supply Agreements described on Exhibit 6 attached hereto.

“Indemnified Parties” means (a) the Purchaser Indemnitees in the case of an indemnification obligation of Seller to Section 15(b); and (b) the Seller Indemnitees in the case of an indemnification obligation of Purchaser pursuant to Section 15(c).

“Indemnifying Parties” means (a) in the case of a Purchaser Indemnitee, Seller and (b) in the case of a Seller Indemnitee, Purchaser.

“Installment Sale Timberlands” mean the Timberlands other than the Non-Installment Sale Timberlands.

“Investment Plan” shall have the meaning ascribed thereto in Section 17.2(a) hereof.

“JV1” shall have the meaning ascribed thereto in Section 4(b)(i) hereof.

“JV1 LLC Agreement” means the limited liability company agreement described in Section 4(b)(i) hereof.

“JV1 Properties” means each of the development properties described on Exhibit 7.

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“JV1 Subsidiaries” shall have the meaning ascribed thereto in Section 4(b)(iii) hereof.

“JV1 Summers Corner Properties” means each of the development properties described on Exhibit 8.

“JV FSA” shall have the meaning ascribed thereto in Section 5 hereof.

“JV2 Properties” means each of the development properties described on Exhibit 9.

“JV2 East Edisto Dorchester Properties” means each of the development properties described on Exhibit 10.

“JV2 Subsidiaries” shall have the meaning ascribed thereto in Section 4(b)(iv) hereof.

“JV Valuation Schedule” shall have the meaning ascribed thereto in Section 13.1(b)(ii) hereof.

“Kapstone FSA” shall mean that certain Fiber Supply Agreement dated July 1, 2008, as amended in October 2009 and on December 1, 2011 between CDLM LLC, fka MeadWestvaco Forestry, LLC, and Kapstone Charleston Kraft, LLC.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Limestone Lease” shall mean that certain Option and Lease Agreement by and between MWV and Martin Marietta Materials, Inc. dated September 1, 2003, as modified by that certain Amendment to Option and Lease Agreement dated December 9, 2003.

“LLC Agreement” shall have the meaning ascribed thereto in the Recitals hereof.

“Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) related attorneys’, accountants’ and other professional advisors’ reasonable fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any reasonable attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, incidental, indirect, special or consequential damages.

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“Loss Threshold” shall mean ten percent (10%) of the Purchase Price allocated to the Timberlands.

“Marketing” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Marketing Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 6(b)(i) hereof.

“Material Adverse Effect” shall mean any effect that, individually or in the aggregate, is materially adverse to the operations or condition of the Assets, taken as a whole. Provided, however that any change resulting or arising from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) any general deterioration in the economy or change in financial or market conditions, or political conditions, generally affecting the industries in which the Seller operates to the extent it does not affect Seller disproportionately compared to other companies in such industries, (ii) the announcement or pendency of the Transactions, (iii) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, (iv) any act of terrorism, declaration of war or other global unrest or international hostilities except to the extent such events result in direct loss or damage to the Timberlands, the JV1 Properties or the JV2 Properties, (v) compliance with the terms of, or the taking of any action contemplated by the Agreement or any related action, (vi) any action taken by Seller or any of their Subsidiaries at Purchaser’s request, (vii) any failure to take any action prohibited by this Agreement to the extent Seller or any of their Subsidiaries requested to take such action and Purchaser did not consent to such action or (viii) any damage to the Assets caused by earthquakes, landslides, hurricanes, tornados, adverse weather conditions, fire, insect infestations, disease or other natural disasters or acts of God.

“Material Timberlands Contracts” shall mean all Timberlands Contracts other than (a) any hunting, fishing, recreational, grazing or access lease, license or permit with (i) a contractual term of less than one (1) year or (ii) terminable on no more than ninety (90) days’ notice, (b) any lease of non-essential Personal Property that relates to office equipment entered into in the ordinary course of business on standard commercial terms (e.g., photocopiers, plotting equipment, landlines and single motor vehicles, excluding any “fleet” lease agreements for motor vehicles, which are Material Timberlands Contracts) the total remaining liability for which does not exceed $25,000.00 individually or $250,000.00 in the aggregate, (c) any contract for the provision of janitorial, general maintenance, HVAC, boiler, elevator or other equipment maintenance and repair, security, lawn mowing, snow and ice removal, landscaping or similar services at any of the office facilities of Seller that contains standard commercial terms with (i) a contractual term of less than one (1) year or (ii) terminable on no more than ninety (90) days’ notice without penalty in excess of $100,000 in the aggregate, and (d) any contract consisting of a lease of Personal Property that provides for Seller or one of its Affiliates to receive annual payments of $10,000 or less, (i) with a contractual term of less than one (1) year or (ii) terminable on no more than ninety (90) days’ notice without penalty.

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“Material JV1 Contracts” shall mean (i) any contracts, licenses, leases and agreements that are used primarily for operation of, development of or in connection with the JV1 Properties, the total remaining liability for which exceeds $250,000.00 (if with an Affiliate), or $1,000,000 (if with an unrelated third party), or (ii) the contracts or agreements set forth on Exhibit 11.

“Material JV2 Contracts” shall mean:

(i)	any contracts, licenses, leases and agreements that are used primarily for operation of, development of or in connection with the JV2 Properties, the total remaining liability for which exceeds $250,000 as listed on Exhibit 12 or as described in the JV2 Strategic Plans (as such term is defined in the LLC Agreement), or Schedule 14(a)(xx);

(ii)	any non-competition agreements or other contract or agreement that materially limits or will materially limit MWV-EED with respect to the JV2 Properties from competing or engaging in its business as contemplated by the JV2 Strategic Plans (as such term is defined in the LLC Agreement);

(iii)	any contract or agreement relating to the acquisition, development or management of a property on CERCLA or RCRA list or any state equivalent lists of properties similar to the CERCLA and RCRA lists;

(iv)	any contract or agreement creating a joint venture or partnership involving the sharing of profits or losses relative to any JV2 Project (as such term is defined in the LLC Agreement);

(v)	any indenture, credit agreement or loan agreement pursuant to which MWV-EED or any of the JV2 Subsidiaries with respect to the JV2 Properties have or will incur prior to Closing any indebtedness for borrowed money or any guaranty or indemnification covering any third party;

(vi)	any guaranty or indemnification by MWV-EED or any of the JV2 Subsidiaries with respect to the JV2 Properties covering any third party;

(vii)	any contract that contains a “change of control” provision the termination or breach of which or the failure to obtain consent in respect of would reasonably be expected to have a material adverse effect on any of the JV2 Projects (as such term is defined in the LLC Agreement);

(viii)	any material development agreement affecting the JV2 Projects (as such term is defined in the LLC Agreement);

(ix)	any agreement providing for conservation easements that is not reflected in the JV2 Strategic Plans (as such term is defined in the LLC Agreement).

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“Mineral Leases” shall mean any and all contracts or leases with respect to minerals and Mineral Rights as are described in Exhibit 13 hereto, including the West Virginia Paving Lease, and a partial assignment of the EAEC Lease solely with respect to Coalbed Methane in tracts leased thereunder in Nicholas County, West Virginia, but shall not mean or include contracts or leases relating to Hydrocarbons reserved in the Reserved Interests or the Limestone Lease.

“Mineral Rights” shall mean all of the minerals and mineral rights, including limestone, coal and Coalbed Methane, and all tenements, hereditaments, easements, appurtenances and privileges thereto belonging (including coal wheelage rights) owned by Seller in Fayette, Nicholas, Greenbrier and Randolph Counties, West Virginia, excepting and reserving the Reserved Interests.

“Monetary Lien” shall mean any Lien encumbering the Assets and securing a monetary obligation which was created or suffered by Seller, MWV-EED, JV1, their respective Subsidiaries or Affiliates, or any party claiming by, through or under Seller or any of them, other than Liens for non-delinquent real estate Taxes or assessments, mechanics’, landlords’ and other statutory liens incurred in the ordinary course of business, and other than recorded Liens for and in connection with financing (including commitments, letters of credit, lines of credit, construction loans, deeds of trust, mortgages assignments of leases and rents, financing statements and fixture filings, and security interests), or construction or development bonds, guarantees, undertakings or other similar commitments or agreements which are in existence as of the Effective Date with respect to the JV1 Properties and/or the JV2 Properties or which are set forth in the Exhibits and Schedules to this Agreement.

“MWV” shall have the meaning ascribed thereto in the preamble of this Agreement.

“MWV Payment Guaranty” shall mean the payment guaranty in the form of Exhibit 14 attached hereto.

“MWV-EED” shall have the meaning ascribed thereto in the Recitals hereof.

“MWV-EESC” shall have the meaning ascribed thereto in Section 4(b)(ii) hereof.

“New Title Objection” shall have the meaning ascribed in Section 7(e) hereof.

“Non-Installment Sale Timberlands” means the Timberlands set forth on Exhibit 15.

“Nontransitioning Employees” shall have the meaning ascribed thereto in Section 17.1(b) hereof.

“Note” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

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“Note Financing” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Note Legal Opinions” shall have the meaning ascribed thereto in Section 6(c)(i) hereof.

“Operational Timberlands Contracts” shall mean the Timberlands Contracts that relate to harvesting, logging and timber cutting contracts, log sale agreements, hauling agreements, vehicle leases, chip sale agreements, biomass sale agreements, slash disposal, road repair and maintenance, and related agreements associated with the Timberlands.

“Operational Records” means all original documents (or where reasonable and appropriate copies thereof) or electronically stored information, including records, maps, writings, graphs, charts, Timberlands Contracts, photographs, images, and other data or data compilations, that are in Seller’s possession or control and that are used by Seller in the operation of the Timberlands and Mineral Rights; provided, however, that Operational Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order or in connection with any legal proceedings, (iii) the books and records to the extent related to the assets of Seller other than the Assets, (iv) the personnel files and records relating to the Transitioning Employees or (v) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (v), Purchaser shall be permitted to request copies of portions of such books and records to the extent information set forth therein relates to the Assets and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets to the extent necessary to comply with applicable law or regulation or tax or accounting requirements.

“Operator” shall have the meaning ascribed thereto in Section 10(d)(iii) hereof.

“Optional Prepayment Event” shall have the meaning ascribed thereto in Section 3.2(b) hereof.

“Outside Closing Date” shall mean March 31, 2014.

“Parties Agreed Rate” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Party” shall have the meaning ascribed thereto in the preamble of this Agreement.

“PCL” shall have the meaning ascribed thereto in the preamble of this Agreement.

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“PCL JV1 Contribution” shall have the meaning ascribed thereto in Section 6(c)(viii) hereof.

“PCL JV2 Contribution” shall have the meaning ascribed thereto in Section 6(c)(ix) hereof.

“PC Parent” shall have the meaning ascribed thereto in the preamble of this Agreement.

“PCT” shall have the meaning ascribed thereto in the preamble of this Agreement.

“PCT Information” shall have the meaning ascribed thereto in Section 3(a) hereof.

“Permitted Encumbrances” shall have the meaning ascribed thereto in Section 7 hereof.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Personal Property” means all personal property that is owned or leased by Seller or any of their Affiliates located on the Timberlands and used primarily for operation of the Timberlands and Mineral Rights, as listed on Exhibit 16 attached hereto, and those other items that are identified on Exhibit 17, but excluding those items that are identified on Exhibit 18 as “Excluded Personal Property”.

“Phase I Reports” shall have the meaning ascribed thereto in Section 8(b) hereof.

“Plum Payment Guaranty” shall mean the payment guaranty in the form of Exhibit 19 attached hereto.

“Post-Closing Payment Amount” shall have the meaning ascribed thereto in Section 13.3 hereof.

“Proposed Allocation” shall have the meaning ascribed thereto in Section 37 hereof.

“Purchase Price” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchaser” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Purchaser Health and Welfare Plans” shall have the meaning ascribed thereto in Section 17.3(b) hereof.

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“Purchaser Indemnities” shall have the meaning ascribed thereto in Section 15(b) hereof.

“Purchaser Party” shall have the meaning ascribed thereto in Section 41 hereof.

“Purchaser’s Closing Documents” shall mean those items listed in Section 6(c) hereof.

“Purchaser’s Environmental Review” shall have the meaning ascribed thereto in Section 8(a) hereof.

“Reserved Interests” shall mean, with respect to the West Virginia Lands to be conveyed in the West Virginia Deeds and the West Virginia Mineral Rights Deeds, all:

(a) Hydrocarbons; and

(b) the rights to enter in and upon the real property to:

(i)	conduct geological and geophysical surveys and explorations (including core drilling and seismic testing); explore, operate for, produce, save and market oil, gas, and condensate from said West Virginia Lands; inject gas, air, water, fluids or other substances into the subsurface strata of said West Virginia Lands but only for the recovery and production of oil, gas and condensate;

(ii)	build well pads and associated facilities, including well pads that will be used to drill multiple horizontal or directional wellbores that are used to produce, inject or withdraw substances from the West Virginia Lands and all other tracts intersected by the wellbore or which are drained by the wellbore;

(iii)	drill and operate wells (either vertically, horizontally, or directionally) on said West Virginia Lands for all such purposes; cease to operate, plug, abandon, and remove wells;

(iv)	construct, maintain and use roads, pipelines, communications lines, electric power lines, structures, plants, drips, tanks, stations, houses for machinery, gates, meters, regulators, tools, appliances, materials and other equipment used in exploring for and producing oil, gas and condensate, including data acquisition, compression and collection facilities for use in the production and transportation of oil, gas and condensate from said West Virginia Lands;

(v)	remove any and all property and improvements placed or located on said West Virginia Lands by MWV or its lessees or assigns;

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(vi)	construct ponds or impoundments for the purpose of temporarily storing fresh water or produced water for use in drilling, hydraulic fracturing and completion operations, construct pits to temporarily store cuttings, and use closed containers to temporarily store return fluids, “frack water,” or “produced water” or hydrocarbon fluids as reasonably necessary for drilling, hydraulically fracturing, and completing vertical or horizontal wells from a single drill pad;

(vii)	pool, unitize or combine any part or parts of the West Virginia Lands with other lands, whether contiguous or not contiguous, leased or un-leased, whether owned or owned by others, at a time before or after drilling to create drilling or spacing units either by contract right or governmental authorization, and to exercise all rights herein reserved in connection with such pooling unit;

(viii)	use facilities constructed under the rights herein reserved to transport oil, gas and condensate from neighboring lands across the West Virginia Lands;

(ix)	use water from the West Virginia Lands, including the right to drill, use and maintain water wells;

(x)	use all methods now known, hereafter known or hereafter discovered for the purpose of exploring for, operating, producing, saving and marketing oil, gas and condensate from the West Virginia Lands; and

(xi)	subject to any limitations herein set forth, exercise all other rights and privileges necessary, incidental to and convenient for operations for production and transportation of oil, gas and condensate, and the injection of gas, air, water, fluids or other substances for the recovery and production of oil, gas and condensate.

(c)	The Reserved Interests shall not include:

(i)	Coalbed Methane;

(ii)	any interests, rights and privileges to store gas or any other substance in any form above or below the surface or to produce such stored gas or any other substance in any form; or

(iii)	all property interests, rights and privileges not expressly reserved herein, which shall be conveyed to Purchaser.

“Retirement Plan” shall have the meaning ascribed thereto in Section 17.2(a) hereof.

“Rupert Lease” shall mean that certain amended and restated oil and gas lease dated March 24, 2011, effective February 4, 2008, between CDLM LLC, lessor, and BRC Rupert LLC and OXY USA Inc. lessees.

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“Rupert Lessee” shall have the meaning ascribed thereto in Section 10(g)(ii) hereof.

“Rupert Provisions” shall have the meaning ascribed thereto in Section 10(g)(i) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Health and Welfare Plans” shall have the meaning ascribed thereto in Section 17.3(b) hereof.

“Seller Indemnitees” shall have the meaning ascribed thereto in Section 15(c) hereof.

“Seller’s Closing Documents” shall mean those items listed in Section 6(b) hereof.

“Seller’s Disclosures” shall mean the disclosures made by Seller disclosed in Schedule 14 attached hereto.

“Seller’s Knowledge” shall have the meaning ascribed thereto in Section 14(a) hereof.

“Seller’s Response Period” shall have the meaning ascribed in Section 7(c) hereof.

“South Carolina Deed” means a special warranty deed to Timberlands III, LLC in the form of Exhibit 20 attached hereto.

“South Carolina Timberlands” means the Timberlands described on Exhibit 21.

“Specified West Virginia Timberlands” shall have the meaning ascribed thereto in Section 13.2(b) hereof.

“Subsidiary” of any Person means any other Person, an amount of the voting securities of which is sufficient to elect at least a majority of its board of directors or other similar governing body of such Person (or, if there are no such voting securities, fifty percent (50%) or more of the equity securities of such Person) of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Supporting Documentation” shall have the meaning ascribed thereto in Section 7(b) hereof.

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“Sustainable Forest Practice Standards” means practices in compliance with standards substantially similar to the Sustainable Forestry Initiative of SFI, Inc., or the American Tree Farm System of the American Forest Foundation (as either may be modified by such institution from time to time) or such other substantially similar standard as may be approved by Purchaser.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property taxes, windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add on minimum or other tax of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Tax Return” means any Tax return, payment voucher, declaration, report, claim for refund, affidavit or information return or statement.

“Termination Date” shall have the meaning ascribed thereto in Section 20(b) hereof.

“Third Party Claim” shall have the meaning ascribed thereto in Section 15(d)(i) hereof.

“Third Party Disclosures” shall have the meaning ascribed thereto in Section 7(a) hereof.

“Timber Deeds” shall have the meaning ascribed thereto in Section 6.1(b)(i) hereof.

“Timber Reservation” shall have the meaning ascribed thereto in Section 6.1(b)(i) hereof.

“Timberland Employees” shall mean those Seller employees who are employed primarily in the Timberlands resources business, including operations support employees, who are listed on a schedule provided to Purchaser by Seller on or prior to the date hereof.

“Timberlands” means collectively, (1) all right, title and interest in and to those certain tracts or parcels of land located in Buckingham, Nelson, Albemarle, Cumberland, Appomattox, Amherst, Bedford, Campbell, Franklin, Pittsylvania, Halifax, Charlotte Counties, Virginia; Charleston, Clarendon, Dorchester, Colleton, Hampton, Jasper, Berkeley, Williamsburg, Orangeburg, Georgetown, Bamberg, Barnwell, Allendale Counties, South Carolina; Barbour, Chambers, Lee, Russell and Tallapoosa Counties, Alabama and Chattahoochee, Clay, Harris, Marion, Meriwether, Quitman, Randolph, Stewart, Talbot, Taylor, Terrell Counties, Georgia, and (2) all right, title and interest in and to the surface only of those certain tracts or parcels of land located in Greenbrier, Nicholas, Fayette, and Randolph Counties, West Virginia, containing in total in all states approximately 500,616 acres, which tracts or parcels are more fully depicted within those certain GIS shape files made available to Purchaser

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on October 22, 2013 and identified as AL-GA Timberland Shapefiles 2013-10-17.zip”, “SC Timberland Shapefiles 2013-10-22.zip”, “VA Timberland Shapefiles 2013-10-17.zip” and “WV Timberland Shapefiles 2013-10-17.zip”, which correspond to the state, county, map names, tract ids and acreage set forth on Exhibit 22 and attached hereto (the “Land”), together with:

(i)	all buildings, structures, fixtures and other improvements which are affixed to and constitute part of the real property, if any, located thereon as of the Closing Date (collectively, “Improvements”);

(ii)	all timber growing, standing or lying thereon as of the Closing Date (“Timber”);

(iii)	wind rights;

(iv)	except with respect to the Land in West Virginia, all mineral interests and rights of Seller associated therewith;

(v)	and all orchards and nurseries; and

(vi)	all other tenements, hereditaments, easements, appurtenances and privileges thereunto belonging.

But expressly excluding:

(i)	those orchards and nurseries co-owned with or managed by ArborGen (“ArborGen Nurseries”) and identified on Exhibit 23 attached hereto; and

(ii)	the Mineral Rights in, on or under the Land in West Virginia.

And subject to the reservation by Seller of the Reserved Interests, the Rupert Lease and the EAEC Lease.

“Timberlands III Assets” shall have the meaning ascribed in Section 4(a)(ii) hereof.

“Timberlands III, LLC” shall have the meaning ascribed in Section 1.1 hereof.

“Timberlands III, LLC Interests” shall have the meaning ascribed in Section 1.1 hereof.

“Timberlands Contracts” shall mean Seller’s or its Affiliates’ rights, interests and obligations in and under those certain wind, field office leases, harvest contracts, harvest performance bonds, timber leases, hunting, fishing, grazing, access and other tenant leases, in each case, that are used primarily for operation of or in connection with the Timberlands and Personal Property, but not including the Limestone Lease, the Rupert Lease, the EAEC Lease, the Mineral Leases and items set forth on Exhibit 24 attached hereto.

“Timberlands Contracts Lease Assignment and Assumption Agreement” shall have the meaning ascribed in Section 4(a)(ii) hereof.

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“Title Commitment” or “Title Commitments” shall have the meaning ascribed in Section 7(b) hereof.

“Title Company” shall mean First American Title Insurance Company.

“Title Objection” shall have the meaning ascribed thereto in Section 7(b) hereof.

“Title Objection Carveout” shall have the meaning ascribed in Section 7(d) hereof.

“Title Objection Dispute” shall have the meaning ascribed thereto in Section 7(c) hereof.

“Title Objection Period” shall have the meaning ascribed in Section 7(b) hereof.

“Title Policy” and “Title Policies” shall have the meaning ascribed in Section 7(c).

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means any real property transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax, including the South Carolina deed recording fee (S.C. Code §12-24-10) but excluding the Virginia grantee/buyer Tax imposed pursuant to Va. Code Ann. Sec. 58.1.

“Transitioning Employees” shall have the meaning ascribed thereto in Section 17.1(b) hereof.

“UCC Search” and “UCC Searches” shall have the meanings ascribed thereto in Section 7(b) hereof.

“Value Table” shall have the meaning ascribed thereto in Section 13.1(b)(ii) hereof.

“Virginia Deed” means a special warranty deed to Timberlands III, LLC in the form of Exhibit 25 attached hereto.

“Virginia FSA” shall have the meaning ascribed thereto in Section 5(a) hereof.

“WARN” shall have the meaning ascribed thereto in Section 17.1(c) hereof.

“West Virginia Mineral Rights Deed” means a quit claim mineral deed to Highland Mineral in the form of Exhibit 26 attached hereto.

“West Virginia Mineral Rights Deeds” means all of the separate quit claim mineral deeds for each applicable county to Highland Mineral in the form of Exhibit 27 attached hereto, conveying the Mineral Rights under those tracts of land set forth on Exhibit 28 attached hereto, subject to the Mineral Leases, the Rupert Lease, the EAEC Lease and the Reserved Interests.

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“West Virginia Deed” means a special warranty deed to Timberlands III, LLC in the form of Exhibit 29 attached hereto, which shall except the Mineral Rights conveyed under the West Virginia Mineral Rights Deeds and reserve the Reserved Interests and shall be made subject to all rights under the Rupert Lease, the EAEC Lease and all oil and gas, coal, limestone and other mineral leases as set forth on Exhibit 13 attached hereto.

“West Virginia FSA” shall have the meaning ascribed thereto in Section 5(b) hereof.

“West Virginia Lands” shall mean the Timberlands and other mineral lands included within the Mineral Rights, all of which are located in Fayette, Greenbrier, Nicholas and Randolph Counties, West Virginia.

“West Virginia Paving Lease” shall mean that certain MeadWestvaco-West Virginia Paving Lease Agreement dated September 1, 2005 between MeadWestvaco Corporation, lessor, and West Virginia Paving, Inc., lessee, as amended.

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STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of $10.00 in hand paid by Purchaser to Seller, the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, at the Closing, Seller agrees to sell or assign the following to Purchaser:

1.1 Sale to PCT. Seller agrees to sell all of the outstanding membership interests (the “Timberlands III, LLC Interests”) of Timberlands III, LLC, a Delaware limited liability company and wholly-owned subsidiary of MWV (“Timberlands III, LLC”), and PCT agrees to purchase the Timberlands III, LLC Interests from Seller.

1.2 Transfer and Assignment to Marketing. MWV agrees to transfer and assign MWV’s rights, interests and obligations in the Kapstone FSA and in the Inbound Kapstone-Supporting FSAs to Marketing and Marketing agrees to accept the assignment and assume the Kapstone FSA and the Inbound Kapstone-Supporting FSAs from MWV.

1.3 Transfer and Assignment to Highland Mineral. Seller agrees to sell Seller’s rights, interests and obligations in the Mineral Rights to Highland Mineral and Highland Mineral agrees to purchase the Mineral Rights that are subject to the Mineral Leases pursuant to the terms of the West Virginia Mineral Rights Deeds, subject to the Reserved Interests.

2. Purchase Price and Allocation.

2.1 The aggregate purchase price (the “Purchase Price”) to be paid by Purchaser for the Timberlands, the Timber Reservations, the Timberlands Contracts, the Mineral Rights and the Personal Property shall be Nine Hundred Thirty-four Million One Hundred Two Thousand One Hundred Sixty-Three Dollars ($934,102,163.00), subject to adjustment as set forth in this Agreement, and shall be payable to MWV as follows:

a. In exchange for the Installment Sale Timberlands, delivery by PCT to MWV at Closing of an Installment Note (“Note”) in the amount of $860,000,000 that is substantially in the form attached hereto as Exhibit 30 with such changes (i) as are required to be made pursuant to Section 3.2(d) or (e), (ii) as the Parties may otherwise reasonably agree from time to time for the purpose of assisting MWV in any securitization or other financing of the Note that MWV may enter into post-Closing and (iii) to reflect any applicable amendment to the representations, warranties, covenants or events of default in the Existing Term Loan Agreement or Existing Revolving Credit Agreement as agreed between PCT and its lenders thereunder after the date hereof and prior to the Closing Date. PCT shall issue the Note on the Closing Date to

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MWV or, if MWV shall elect in its sole discretion, a designee that is a wholly-owned Subsidiary of MWV. The interest rate on the Note shall be the interest rate agreed to by PCT and MWV on or prior to the Closing Date (the “Parties Agreed Rate”); provided, however, that in the event MWV and PCT are unable to agree on the interest rate for any reason, such rate shall be the interest rate determined on or prior to the Closing Date by Bank of America Merrill Lynch and Goldman Sachs & Co., jointly, based on the all-in yield (consisting of the 10 year United States Treasury rate plus a new issue credit spread) equal to what PCT would be required to pay in a hypothetical $860,000,000 new issue debt offering of ten (10) year public unsecured bonds issued at par to large United States institutional investors (after giving effect on a pro forma basis to the transactions contemplated herein and capital structure of PCT on the Closing Date) (the “Banker Agreed Rate”). For the avoidance of doubt, irrespective of whether the Parties Agreed Rate is agreed by the Parties on the Closing Date, the Banker Agreed Rate will be determined and acknowledged by the Parties on or prior to the Closing Date.

b. $5,002,163 by wire transfer of immediately available funds by PCT to MWV at Closing to an account designated by MWV in exchange for certain Installment Sale Timberlands;

c. $4,100,000 by wire transfer of immediately available funds by PCT to MWV at Closing to an account designated by MWV in exchange for the Non-Installment Sale Timberlands;

d. $10,000,000 by wire transfer of immediately available funds by PCT to MWV at Closing to an account designated by MWV in exchange for the Timberlands Contracts; and

e. $55,000,000 by wire transfer of immediately available funds by Highland Mineral to MWV at the Closing to an account designated by MWV in exchange for the Mineral Rights.

Purchaser may, at its election, make the 2.1(b) through (e) wire transfers with one (1) wire transfer of immediately available funds equal to the aggregate amount of 2.1(b) through (e).

2.2 For the avoidance of doubt, the Parties acknowledge and agree that no portion of the Cash Consideration is exchanged for the Installment Sale Timberlands and no portion of the Note is exchanged for any Assets other than the Installment Sale Timberlands.

3. Note, Note Securitization and Cooperation.

3.1 On or before the date which is sixty (60) days following the Closing Date, Seller will provide Purchaser with (i) audited financial statements of the CDLM LLC business segment of which the Assets are a part (the “CDLM Business Segment”) consisting of balance sheets as of December 31, 2011 and December 31, 2012, statements of operations for the years ended December 31, 2011 and December 31, 2012, statements of cash

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flow for the years ended December 31, 2011 and December 31, 2012 and note disclosures thereto as required by GAAP, and (ii) unaudited financial statements of the CDLM Business Segment including a balance sheet as of June 30, 2013, and statements of operations and cash flow for the six months ended June 30, 2013 and June 30, 2012 and note disclosures thereto as required by GAAP. If the Closing Date is subsequent to November 11, 2013, the periods of the unaudited financial statements set forth in this Section 3 shall be adjusted as necessary to conform to the SEC reporting requirements of PCT. Seller shall promptly notify Purchaser of any significant accounting issues identified during the preparation of such financial statements. Seller will reasonably cooperate with PCT and provide such financial information and materials as PCT may reasonably request and that are customary prior to or after Closing for PCT’s accounting purposes.

3.2 (a) From the Effective Date until one hundred thirty-five (135) days following the Closing Date, PCT shall provide, shall cause its Affiliates and its and their respective officers and employees to provide, and shall use its reasonable best efforts to cause its and their directors, managers, lawyers, accountants, financial advisors and other advisors to provide, any and all cooperation that is reasonably requested by MWV to assist MWV or any of its Affiliates in connection with any securitization of the Note in the bond market or bank financing in connection with which the Note is pledged as collateral (each a “Note Financing”); provided, that no such cooperation shall be required to the extent it would (i) unreasonably interfere in the conduct of the business or operations of PCT, (ii) require PCT to pay any fees or incur any out-of-pocket expenses unless MWV shall reimburse PCT for the same or (iii) in connection with any Note Financing other than with lenders in the Farm Credit System result in the disclosure of, or compel PCT to disclose, any otherwise non-public PCT Information (as defined below) during any “black out” period instituted by PCT in accordance with policies and procedures established by it in the ordinary course of business and, to the extent applicable, consistent with past practice, provided that PCT shall not be obligated to make any such disclosures to any lender in the Farm Credit System that has not executed a customary confidentiality agreement on terms and conditions reasonably acceptable to PCT. Without limitation of the foregoing, such cooperation shall include, (w) participating in a reasonable number of meetings, presentations and due diligence sessions with any potential financing sources in connection with a Note Financing and rating agencies, (x) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents prepared in connection with any Note Financing and providing customary authorization and representation letters in connection with any PCT Information included in such materials, (y) making such changes to the Note after the Closing Date as the parties thereto shall reasonably agree from time to time for the purpose of assisting MWV in any Note Financing that MWV may enter into post-Closing (including, as applicable, to conform the representations, covenants and events of default contained in the Note to the Existing Revolving Credit Agreement or Existing Term Loan Agreement, as then in effect), and (z) providing customary legal opinions and, with respect to the Note Legal Opinions, related reliance letters, in each case, for the benefit of the financing sources in connection with any Note Financing. Notwithstanding anything in this Section to the contrary, PCT will not be required: (i) to provide any information other than (w) information included in its most recent 10-Q or 10-K

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and any subsequent 8-Ks, (x) additional information required to make such information not materially misleading or to eliminate any material omission, (y) information (A) of the type that PCT customarily provides in connection with its financings of a similar type, (B) that is reasonably requested by MWV to assist MWV or any of its Affiliates in connection with any potential Note Financing and (C) with respect to which the recipients thereof execute a customary confidentiality agreement, and (z) solely in connection with a bank financing, financial projections for the five (5) year period following the Closing Date, prepared by PCT in good faith based upon assumptions that it believes to be reasonable at the time such financial projections are furnished and giving effect on a pro forma basis to the transactions contemplated herein and capital structure of PCT on the Closing Date (collectively, the “PCT Information”); or (ii) to make any covenants, representations and warranties or indemnities to or for the benefit of any person except (x) any covenants, representations, warranties and indemnities made in the Note; provided that any such representations and warranties may be modified or qualified to the extent necessary to make such representations true and correct as of the date made or deemed to be made in connection with any Note Financing, and (y) in connection with any securitization of the Note in the bond market, customary indemnities for any losses under applicable securities laws incurred by MWV or its Affiliates directly resulting from any material misstatement or material omission in any PCT Information provided in writing by PCT to MWV and specifically designated by PCT for inclusion in any offering memoranda, prospectuses or similar disclosure documents.

(b) In consideration of the agreements made by PCT in Section 3.2(a) above, in the event MWV or any of its wholly-owned Subsidiaries (each, as applicable, in its capacity as holder of the Note, the “Holder”) enters into a Note Financing and thereafter PCT seeks an amendment or waiver under the Note, the Holder shall have the right in its sole discretion to agree to such amendment or waiver; provided, however, that if (i) such amendment or waiver, as applicable, would not reasonably be expected to have an adverse effect on MWV’s net recovery on the Note and (ii) the requisite majority of financing sources under the agreements governing the Note Financing agree in writing to such amendment or waiver, then the Holder shall also agree to such amendment or waiver. If the requisite majority of financing sources providing the Note Financing accept such amendment or waiver, as applicable, and MWV withholds its consent, PCT shall have the right to prepay the Note in accordance with the terms set forth in Section 4(b) thereof.

(c) Purchaser represents, warrants and covenants that the aggregate Farm Credit System exposure of PCT and its Affiliates (treating undrawn borrowing commitments as being fully drawn for purposes of this provision) is less than or equal to $226,000,000 on the Closing Date. Without the prior written consent of MWV (such consent to be given or withheld in MWV’s sole discretion), until the date that is one hundred thirty-five (135) days after the Closing Date PCT, for itself and on behalf of its Affiliates, hereby agrees that it shall not incur any indebtedness in, or obtain any commitments for indebtedness from, the Farm Credit System (other than the Existing Indebtedness) unless the Note shall have been financed prior to the date of determination (it being understood and agreed that Purchaser shall be permitted to draw down any of the Existing Borrowing Commitments during such period).

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(d) If MWV securitizes the Note in the bond market, prior to or concurrently with such securitization, MWV shall agree to modify the covenants and events of default contained in the Note to be consistent in all material respects with the covenants, events of default and other applicable provisions (excluding, for the avoidance of doubt, rate, maturity and prepayment terms) contained in PCT’s most-recently-issued bonds (and related indenture, as supplemented or amended) and, if the interest rate on the Note then equals the Parties Agreed Rate, MWV shall agree to modify the interest rate on the Note to be equal to the Banker Agreed Rate (such modified interest rate to be effective from and after the date of such modification). The Parties hereby acknowledge and agree that (i) the foregoing modifications shall be made in consideration of PCT’s cooperation with such securitization in accordance with Section 3.2(a) above and PC Parent’s agreeing to guarantee PCT’s obligations under the Note from and after the time such modifications are made and (ii) no securitization in the bond market shall be consummated until such modifications are in effect.

(e) To the extent MWV has not entered into a Note Financing within one hundred thirty-five (135) days of the Closing Date, MWV shall agree to modify the covenants and events of default contained in the Note to be consistent in all material respects with the covenants, events of default and other applicable provisions (excluding, for the avoidance of doubt, rate, maturity and prepayment terms) contained in PCT’s most-recently-issued bonds (and related indenture, as supplemented or amended), and, if the interest rate on the Note then equals the Parties Agreed Rate, MWV shall agree to modify the interest rate on the Note to be equal to the Banker Agreed Rate effective from and after the 136th day after the Closing Date. The Parties hereby acknowledge and agree that (i) the foregoing modifications shall be made in consideration of PC Parent’s agreeing to guarantee PCT’s obligations under the Note from and after the time such modifications are made and (ii) no Note Financing shall be consummated after the date that is one hundred thirty-five (135) days following the Closing Date until such modifications are in effect.

(f) In connection with any modification of the Note in accordance with Section 3.2(d) or Section 3.2(e), as applicable, PC Parent hereby agrees to absolutely, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, all obligations of PCT under the Note on terms consistent in all material respects with its guarantee of PCT’s most-recently-issued bonds (and related indenture, as supplemented or amended).

(g) Unless the interest rate on the Note equals the Banker Agreed Rate, neither MWV nor any of its wholly-owned Subsidiaries shall enter into any Note Financing if in connection therewith it would receive any patronage or profit sharing distribution from the lenders thereunder.

(h) Unless the interest rate on the Note is set at the Banker Agreed Rate, if MWV or any of its wholly-owned Subsidiaries, as applicable, enters into any Note Financing in the bank market and if patronage or profit sharing distributions are payable on account of the loans to be assigned as provided below, then the terms of the definitive

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documentation with respect to such financing shall prohibit the lenders thereunder from assigning their loans or commitments thereunder to any Person other than on terms (x) consistent in all material respects with those contained in the Existing Term Loan Agreement (as in effect on the date hereof) (it being understood that neither MWV nor any of its wholly-owned Subsidiaries shall, without PCT’s prior consent (such consent not to be unreasonably withheld or delayed), consent to any such assignment unless the assigning lender shall have certified to MWV or its wholly-owned Subsidiary, as applicable, that such lender has used commercially reasonable efforts to consummate the relevant assignment in a manner that would not result in a reduction in the amount of the patronage or profit sharing distributions payable on account of the loans and commitments to be assigned) or (y) with respect to which PCT shall otherwise have consented in writing (such consent not to be unreasonably withheld or delayed). MWV shall, or shall cause its wholly-owned Subsidiary (if applicable) to, deliver to PCT a copy of any certification referred to in clause (x) of the foregoing sentence.

4. Pre-Closing Restructuring. Prior to and as a condition to Closing, MWV, CDLM LLC, CDLM Inc. or its Affiliates shall:

(a) Timberlands III, LLC. Prior to and as a condition to Closing, Seller or its Affiliates shall contribute, transfer, convey, assign and deliver to Timberlands III, LLC (collectively, the “Timberlands III Assets”):

(i) the Timberlands by delivery of the applicable Deeds;

(ii) Seller’s obligations under the Timberlands Contracts (other than the Operational Timberlands Contracts) that are to be discharged, performed, satisfied or paid with respect to the period from and after the Closing Date pursuant to an assignment and assumption agreement in the form of Exhibit 31 attached hereto (the “Timberlands Contracts Lease Assignment and Assumption Agreement”); and

(iii) the Personal Property, pursuant to an executed Bill of Sale in the form attached hereto as Exhibit 32;

provided, that each such transfer shall be subject to all Permitted Encumbrances and all other terms, conditions, restrictions, disclaimers and qualifications set forth in this Agreement; it being the intention of the Parties that no such transfers shall expand any representations or warranties by Seller, or impose any greater liabilities on Seller, than otherwise expressly set forth herein.

(b) Joint Venture. Prior to and as a condition to Closing, Seller or its Affiliates shall:

(i) (A) Form a newly created wholly-owned limited liability company under the provisions of the DLLCA (“JV1”) and (B) execute and deliver the JV1 Limited Liability Company Agreement in the form attached hereto as Exhibit 33 (the “JV1 LLC Agreement”);

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(ii) (A) Contribute, transfer, convey, assign and deliver to MWV-East Edisto Summers Corner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CDLM (“MWV-EESC”), the JV1 Summers Corner Properties and (B) cause MWV-EESC and MWV-EED to enter into Partial Assignment and Assumption of Rights and Obligations Under Development Agreement in the form attached hereto as Exhibit 34 and to provide any required third party notices thereunder within the specified time periods;

(iii) Contribute, transfer, convey, assign and deliver to JV1 each of the entities set forth on Schedule 4(b) (collectively, the “JV1 Subsidiaries”), which collectively hold, and, as of the Closing will hold, all of the JV1 Properties, subject to (i) the Permitted Encumbrances set forth on Schedule 7(a) as applicable to the JV1 Properties and (ii) the Monetary Liens set forth in the Exhibits and Schedules to this Agreement or that are entered into prior to Closing in accordance with the terms of this Agreement. The Parties acknowledge and agree that, at Closing, the aggregate valuation of the JV1 Properties shall be Two Hundred Fifty One Million, Eight Hundred Eighty-eight Thousand and 00/100 Dollars ($251,888,000.00);

(iv) Contribute, transfer, convey, assign and deliver to MWV-EED each of the entities set forth on Schedule 4(b) (collectively, the “JV2 Subsidiaries”), so that, following such transfer, conveyance, assignment and delivery, MWV-EED collectively holds, and, as of the Closing will hold, all of the JV2 Properties, free and clear of all Monetary Liens except for and subject to the Permitted Encumbrances set forth on the Schedules and Exhibits to this Agreement, as applicable to the JV2 Properties. The Parties acknowledge and agree that, at Closing, the aggregate valuation of the JV2 Properties shall be Two Hundred Seventy-nine Million Four Hundred Forty-two Thousand Six Hundred Seventy Dollars ($279,442,670.00); and

(v) Prior to the transfers described in Sections 4(iii) and 4(iv), amend the operating agreements and other relevant organizational documents of the JV1 Subsidiaries and the JV2 Subsidiaries, to the extent the existing provisions are inconsistent with (A) the management and governance provisions, (B) the tax allocation and cash distribution provisions, and (C) the director/officer appointment provisions of the LLC Agreement or the JV1 LLC Agreement.

5. Agreement to Enter into FSAs.

(a) At Closing, MWV and Marketing shall execute the following fiber supply agreements:

(i) A Fiber Supply Agreement in the form attached hereto as Exhibit 35 to supply wood fiber to MWV from the Timberlands located in the Commonwealth of Virginia (the “Virginia FSA”); and

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(ii) A Fiber Supply Agreement in the form attached hereto as Exhibit 36 to supply wood fiber to MWV from the Timberlands located in the State of West Virginia (the “West Virginia FSA”).

(b) At Closing, MWV-EED and Marketing shall execute a Fiber Supply Agreement in the form attached hereto as Exhibit 37 (“JV FSA”).

6. Closing.

(a) The execution and delivery of the documents and instruments for the consummation of the Transactions (the “Closing”) shall take place on the later to occur of (i) the third (3rd) Business Day after which all of the conditions to closing set forth in Section 19 have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) ten (10) Business Days after the panel’s final decision with respect to all Disputed Matters (other than those related to the South Carolina Timberlands) pursuant to Section 35, or at such other time or place as may be mutually agreed to by the Parties, (the “Closing Date”), provided, however, that the Closing Date can be no later than the Outside Closing Date. To the extent reasonably practicable and if mutually agreed by the Parties, the Parties shall cause the Closing Date to occur on December 6, 2013 if, as of such date, all of the conditions to Closing set forth in Section 19 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at Closing but subject to the satisfaction or waiver of those conditions). The Closing shall be effective as of 11:59 p.m., Eastern Time, on the Closing Date.

(b) At the Closing, MWV, CDLM LLC and/or CDLM Inc., as the context requires, shall sign, deliver or cause to be delivered the following items:

(i) one executed West Virginia Deed with respect to each county in West Virginia in which the Timberlands are located excepting the Mineral Rights and reserving the Reserved Interests; one executed Virginia Deed with respect to each county in Virginia in which the Timberlands are located; one executed South Carolina Deed with respect to each county in South Carolina in which the Timberlands are located; one executed Georgia Deed with respect to each county in Georgia in which the Timberlands are located; and one executed Alabama Deed with respect to each county in Alabama in which the Timberlands are located; in each case conveying the Timberlands to Timberlands III, LLC, subject only to the Permitted Encumbrances (as defined below), and each containing the legal description of the portion of the Timberlands located in such county identical to the legal description of such portion of the Timberlands in such county set forth in the applicable Title Commitments (as defined below) or in each case which are not materially different from Seller’s GIS depictions as previously delivered to Purchaser, subject to the title objection and legal description resolution procedures set forth in Section 7, together with two (2) separate South Carolina quit claim deeds (the “Timber Deeds”) to those certain timber rights previously reserved by Seller pursuant to reservations contained in those certain deeds referred to on Exhibit 38 attached hereto (“Timber Reservations”); it being understood that if there are multiple owners of separate Timberlands in any county, each such owner shall execute and deliver a separate Deed with respect to the Timberlands owned by it in such County;

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(ii) an executed counterpart of an assignment and assumption agreement in the form of Exhibit 39 attached hereto (the “Marketing Assignment and Assumption Agreement”), by which MWV shall assign its interest in, and Marketing shall assume, MWV’s obligations under the Operational Timberlands Contracts, Kapstone FSA and the Inbound Kapstone-Supporting FSAs that are to be discharged, performed, satisfied or paid with respect to the period from and after the Closing Date. Except as specifically provided in the Marketing Assignment and Assumption Agreement, Marketing is not assuming, and shall not be liable for, any liabilities or obligations of MWV with respect to the Operational Timberlands Contracts, Kapstone FSA or the Inbound Kapstone-Supporting FSAs;

(iii) one executed West Virginia Mineral Rights Deed with respect to each of Fayette, Greenbrier, Nicholas and Randolph Counties, West Virginia in which Seller has an interest in the Mineral Rights conveying Seller’s interests in the Mineral Rights to Highland Mineral, and reserving to Seller the Reserved Interests;

(iv) an executed affidavit as to the non-foreign status of Seller;

(v) an executed affidavit as to Seller’s residency for each of the states of West Virginia, Virginia, South Carolina, Alabama and Georgia, to the extent required by applicable law;

(vi) an executed counterpart of a closing statement consistent with this Agreement and otherwise in form mutually agreeable to Seller and Purchaser in their reasonable discretion (the “Closing Statement”);

(vii) a reliance letter in a form reasonably acceptable to Purchaser and Purchaser’s environmental consultant in favor of Purchaser and executed by Seller’s environmental consultant producing each Phase I Report (as defined below)with respect to the Phase I Report;

(viii) such other certificates, affidavits, evidence of authority and instruments as may be required to consummate the Transactions contemplated hereby, including any additional assignment and assumption agreements, and to enable Purchaser to obtain a title insurance policy insuring title to the Timberlands and the JV2 Properties, subject to the Permitted Encumbrances, provided that none of the foregoing shall expand or increase or diminish or decrease any representations, warranties or other liabilities of Seller expressly provided under this Agreement, nor further decrease or increase any limitations, restrictions or disclaimers for the benefit of Seller, as expressly provided under this Agreement;

(ix) an owner’s affidavit and gap indemnity in a reasonable and customary form, but sufficient to delete the preprinted exceptions to the Title Policy which are usually and customarily removed in the ordinary course pursuant to such affidavit (excluding any

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exceptions for or related to: survey or related exceptions, any water or riparian rights, or mineral rights or similar exceptions, and Taxes not yet due and payable, or unrecorded easements or rights of way) and insure the gap between the Closing Date and the date that the Deeds (other than in West Virginia Mineral Rights Deeds) are recorded for intervening Liens caused by Seller;

(x) the Access Affidavit;

(xi) an executed counterpart of the LLC Agreement;

(xii) transfer, assign and deliver, directly or indirectly, to MWV-EED, as a capital contribution to MWV-EED, all of the outstanding membership interests of JV1, free and clear of all Liens, other than Liens created pursuant to this Agreement and the Transactions, and in consideration therefor, MWV-EED shall issue ninety-five percent (95%) of the Class A Membership Interests to MWV;

(xiii) transfer, assign and deliver, directly or indirectly, to MWV-EED, as a capital contribution to MWV-EED, all of the outstanding membership interests of the JV2 Subsidiaries, free and clear of all Liens, other than Liens created pursuant to this Agreement and the Transactions, MWV-EED shall issue fifty percent (50%) of the Class B Membership Interests to MWV;

(xiv) an executed counterpart of each of the Virginia FSA and the West Virginia FSA;

(xv) an executed counterpart of each Carveout Access Easement (if any);

(xvi) an executed counterpart of an assignment and assumption agreement in the form of Exhibit 40 attached hereto (the “Highland Mineral Assignment and Assumption Agreement”), by which Seller shall assign its interest in, and Highland Mineral shall assume, Seller’s obligations, responsibilities or liabilities under the Mineral Leases that are to be discharged, performed, satisfied or paid with respect to the period from and after the Closing Date; and

(xvii) an executed counterpart of the JV FSA;

(xviii) all executed Tax Returns to the extent required in connection with any Transfer Taxes;

(xix) all Operational Records; and

(xx) a non-imputation affidavit or affidavits in reasonable and customary form and such other reasonable and customary documentation required by the Title Company for Purchaser to obtain ALTA 15 and ALTA 15.1 endorsements to the Title Policies insuring interest in the Timberlands and the appropriate title-holding entity’s interest in the JV2 Properties;

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(xxi) an executed counterpart of the Plum Payment Guaranty; and

(xxii) an executed counterpart of the MWV Payment Guaranty.

(c) At the Closing, Purchaser shall deliver the following items:

(i) the Purchase Price, including the Note, to MWV or, if MWV shall elect in its sole discretion, a Subsidiary of MWV appointed as its designee, and legal opinions in respect of the Note in form and substance, and by counsel, reasonably acceptable to MWV (it being agreed that such counsel may be the general counsel or assistant general counsel of PCT) and addressing such customary matters as may be requested by MWV with respect to the Note, including existence, good standing, power, authority, execution of the Note, enforceability of the Note, no conflict with PCT’s organizational documents, contracts or applicable law and such other matters as are customary for financing transactions of PCT, including the Existing Term Loan Agreement, subject to usual and customary exceptions and qualifications (collectively, the “Note Legal Opinions”);

(ii) an executed counterpart of the PCT Assignment and Assumption Agreement;

(iii) an executed counterpart of the Closing Statement;

(iv) such other certificates, affidavits, evidence of authority and instruments as may be required to consummate the purchase and sale contemplated hereby, including any additional assignment and assumption agreements, and to enable Purchaser to obtain a title insurance policy insuring Purchaser’s title to the Timberlands, subject to the Permitted Encumbrances; provided that none of the foregoing shall expand or increase or diminish or decrease any representations, warranties or other liabilities made or incurred by Purchaser, nor further decrease or increase any limitations, restrictions or disclaimers for the benefit of Purchaser, as expressly provided under this Agreement;

(v) an executed counterpart of the LLC Agreement;

(vi) an executed counterpart of each of the Virginia FSA and the West Virginia FSA;

(vii) all executed Tax Returns to the extent required in connection with any Transfer Taxes;

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(viii) a capital contribution to MWV-EED through the delivery of Twelve Million Five Hundred Ninety-four Thousand Four Hundred and 00/100 Dollars ($12,594,400.00) (the “PCL JV1 Contribution”) by wire transfer of immediately available funds to an account established for MWV-EED, and in consideration therefor, MWV-EED shall issue five percent (5%) of the Class A Membership Interests to PCL;

(ix) a capital contribution to MWV-EED through the delivery of One Hundred Thirty-nine Million Seven Hundred Twenty-one Thousand Three Hundred Thirty-five Dollars ($139,721,335.00) (the “PCL JV2 Contribution”) by wire transfer of immediately available funds to an account established for MWV-EED, and in consideration therefor, MWV-EED shall issue fifty percent (50%) of the Class B Membership Interests to PCL;

(x) an executed counterpart of each of the Virginia FSA and the West Virginia FSA;

(xi) an executed counterpart of each Carveout Access Easement (if any);

(xii) an executed counterpart of the Marketing Assignment and Assumption Agreement;

(xiii) an executed counterpart of the Highland Mineral Assignment and Assumption Agreement;

(xiv) an executed counterpart of the JV FSA;

(xv) if required under applicable law, an executed counterpart of all Deeds;

(xvi) the Borrowing Capacity Evidence;

(xvii) an executed counterpart of the Plum Payment Guaranty;

(xviii) an executed counterpart of the MWV Payment Guaranty; and

(xix) a certificate of the general counsel or assistant general counsel of PCT to the effect that, as of the Closing Date, (x) PCT has no Subsidiaries other than those specifically disclosed on the schedule attached thereto, (y) PCT has no equity investments in any other corporation or entity other than those specifically disclosed on the schedule attached thereto and (z) PCT owns 100% of the ownership interests of its Subsidiaries.

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7. Title.

(a) Subject to Section 10, CDLM LLC agree to convey or cause to be conveyed to Timberlands III, LLC (i) good and valid fee simple title to the Land and Improvements comprising the Timberlands (except where Seller’s rights are limited to surface rights only or are subject to reservations or restrictions with respect to subsurface rights, and without warranty or representation of any kind as to any wind, coal, oil and gas or minerals rights), good and valid title to the Timber, and good and valid title to the Personal Property, in each case free and clear of all Liens, encumbrances, assessments, agreements, options and covenants, except for those matters set forth on Schedule 7(a) attached hereto (the “Permitted Encumbrances”) as applicable to the Timberlands, further subject to and except, in the case of Personal Property, any leases thereof which are identified in the Timberlands Contracts, and (ii) the Mineral Rights. Without limiting the foregoing or any other provision of this Agreement, nothing contained in the Deeds (including any attached list of “Permitted Exceptions” therein) shall limit or otherwise affect the Permitted Encumbrances, and as between Seller and Purchaser, all Deeds shall be construed as conveying title subject to all Permitted Encumbrances as if fully set forth therein.

(b) Seller, at Seller’s expense, shall cause the Title Company to provide access to Purchaser to title commitments with respect to the real property it being understood and agreed that Seller shall have no obligation to deliver title searches or commitments with respect to any subsurface rights or the mineral estate, mineral interests or any riparian, water, or wind rights), and UCC searches (each, a “UCC Search” and collectively, “UCC Searches”) with respect to the Personal Property, such title commitments (each a “Title Commitment” and collectively, “Title Commitments”) to be issued by the Title Company, as title insurer, covering all of the Land, Improvements and Timber comprising the Timberlands, and the JV1 Properties and JV2 Properties together with copies of all deeds, surveys, plats, Tax maps and other documents referred to in the legal descriptions or the exception documents included in or referred to in such Title Commitments to the extent locatable in the public or Seller’s records (“Supporting Documentation”), which Title Commitments shall be particularly identified on Schedule 7(b) to be attached hereto upon access being provided by the Title Company. Purchaser shall have, as to each separate Title Commitment, until the later of (i) fifteen (15) days following the Effective Date, or (ii) forty (40) days following the date that Purchaser is granted access to such Title Commitment on the Title Company – hosted “ShareFile” electronic data room (the “Title Objection Period”), to deliver to Seller written notice of any matter reflected in such Title Commitment or UCC Search which is (w) an uninsurable or missing legal description, (x) with respect to the Timberlands, is a matter which, as to the tract or parcel of the Timberlands which is encumbered by such matter, would materially impair the value of such tract or parcel of Timberlands as commercial timberland or materially interfere with the operation and management of such tract or parcel of Timberlands as commercial timberland and is not a Permitted Encumbrance, (y) with respect to the JV1 Properties and JV2 Properties, a matter which would have a material adverse effect on the entitlement, operation, management or future value of any particular named development community (taken as a whole) within the applicable JV1 Property or JV2 Property and is not a Permitted Encumbrance, or (z) with respect to the

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Personal Property, a matter which would have a material adverse effect on the value of the Personal Property as a whole as currently used in connection with the operation and management of the Timberlands (each, a “Title Objection” and collectively, the “Title Objections”). Failure of Purchaser to deliver Title Objections within such time period shall be deemed a waiver by Purchaser of its right to make such Title Objections and acceptance of all exceptions and matters set forth in the respective Title Commitment or UCC Search. A Title Commitment or UCC Search shall be deemed to have been made available to, and received by, Purchaser when it is posted to the online data repository established and maintained by the Title Company for such purpose, together with all Supporting Documentation. Notwithstanding the foregoing, and without either party’s waiving its rights to assert any Title Objections or to object to or to attempt to resolve the same or agreeing to incur any cost or expense, Purchaser agrees to use its reasonable efforts to raise any objections solely with respect to legal descriptions as soon as reasonably practicable during the Title Objection Period, and Purchaser and Seller agree to cooperate to try to resolve such objections with the Title Company as soon as reasonably practicable thereafter.

(c) Upon receipt of any Title Objection, Seller may (i) dispute the propriety of such Title Objection in accordance with Section 35 (“Title Objection Dispute”) or (ii) elect (but shall not be obligated) to attempt to cure or cause to be cured any such Title Objection at any time prior to the date which is five (5) Business Days prior to the Closing (subject to post-closing cure rights as provided herein), and Seller shall notify Purchaser in writing whether Seller is asserting a Title Objection Dispute or elects to attempt to cure the same by the date that is fifteen (15) Business Days after receipt of such Title Objection (which may be reasonably extended by Seller for an additional period of up to ten (10) days depending on the volume of Title Objections which are received at the same time), but in any event, prior to Closing (“Seller’s Response Period”), if Seller asserts a Title Objection Dispute, it shall reserve all of its rights to cure the subject Title Objection at or within 90 days after the Closing. Failure of Seller to respond in writing within Seller’s Response Period shall be deemed an election by Seller not to assert a Title Objection Dispute or cure such Title Objections. Any Title Objection shall be deemed to be cured for purposes of this Section 7 if Seller causes the Title Company to commit to issue a title insurance policy (each, a “Title Policy” and collectively, “Title Policies”) to Purchaser for the affected property (A) over which Title Objection the Title Company is willing to insure (without more than nominal additional cost to Purchaser or where Seller elects to pay such cost in excess of a nominal cost for Purchaser’s account), (B) against which the Title Company is willing to provide affirmative insurance (without more than nominal additional cost to Purchaser or where Seller elects to pay such cost in excess of a nominal cost for Purchaser’s account), (C) which will be extinguished upon the transfer of the property or (D) without raising such Title Objection as an exception to the title policy. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Monetary Liens (other than those that (x) have been incurred in connection with the JV1 Properties and are set forth in the Exhibits and Schedules to this Agreement, or (y) are entered into prior to Closing in accordance with the terms of this Agreement).

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(d) If (i) Seller does not elect to attempt to cure a Title Objection and does not assert a Title Objection Dispute by written notice to Purchaser within Seller’s Response Period, or (ii) Seller elects to attempt to cure a Title Objection but does not do so at the Closing or the Title Objection Dispute is resolved in favor of Purchaser, then Purchaser must elect by delivering written notice to Seller within five (5) Business Days after the expiration of (A) Seller’s Response Period as to clause (i) or (B) within five (5) Business Days prior to the Closing as to clause (ii), either (x) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Timberlands or to such JV1 and JV2 Properties that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price pursuant to Section 13.2 hereof or (y) to exclude from the Timberlands only those portions of the Timberlands that are subject to such uncured Title Objection or Title Objections (subject to the procedures set forth in Section 13), and such Excluded Property otherwise complies with all of the provisions of Section 13 (a “Title Objection Carveout”) and proceed pursuant to Section 13 and Section 35 (if applicable) herein. Failure of Purchaser to deliver to Seller such written notice within the applicable five (5) Business Day period above shall be deemed an election of clause (x). Except for any applicable Title Objection Carveout, and the rights herein of Purchaser with respect to Title Objections to the JV1 Properties and JV2 Properties, Seller shall have no liability for electing to attempt to, but failing to cure, any Title Objection.

(e) In the event any title matter to which Purchaser has a right to object, first arises after the expiration of the Title Objection Period which was not reflected on the Title Commitments, then the following provisions will apply:

(i) Purchaser shall notify Seller of such matter in writing within ten (10) days of the earlier Purchaser’s discovery of such matter or such matter being brought to its attention by the Title Company (each, a “New Title Objection”), and failure by Purchaser to deliver such notice within such time period shall be deemed a waiver of any objection right with respect to such matter, which shall become a Permitted Encumbrance. With respect to each such New Title Objection, the same procedures for Seller to dispute the same or elect to attempt to cure the same shall apply as in subsections (c) and (d) above, except each of Seller’s periods in which to give notice or make an election shall be reduced to five (5) Business Days. Thereafter, the time periods for Purchaser to make the elections to waive the New Title Objection or to assert a Title Objection Carveout shall each be reduced to five (5) Business Days.

(ii) If such New Title Objection is a Monetary Lien, Seller shall be obligated to cure such New Title Objection on or before the Closing Date.

(f) (i) If any Title Objection with respect to any JV1 or JV2 Properties (as to which Seller does not assert a Title Objection Dispute or elect to cure the same) constitutes or results in a material adverse effect with respect to any particular named development community or project (taken as a whole) within the applicable JV1 Property or JV2 Property, as applicable, then the Title Objection Carveout shall consist of the entire named development community which contains the property subject to the Title Objection, and the parties shall proceed as provided in Section 13 and Section 35 (as applicable).

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(ii) If any Title Objection with respect to any Personal Property (as to which Seller does not assert a Title Objection Dispute or elect to cure the same) constitutes or results in a material adverse effect with respect to the affected Personal Property then the Title Objection Carveout shall consist of the particular Personal Property which is subject to the Title Objection so long as it can reasonably be removed or severed from the remainder of the Personal Property without material expense; provided that Seller shall have the option to include the subject personal property within the sale to Purchaser but subject to any applicable reduction in the Purchase Price, and the parties shall proceed as provided in Section 13 and Section 35.

(g) So long as this Agreement remains in force, Seller shall not, without the prior written consent of Purchaser, which consent not to be unreasonably withheld, (i) enter into any new lease, or first encumber or convey all or part of the Assets or any interest therein (provided, however, that Purchaser acknowledges the existence of the Timberlands Contracts and that Seller may from time to time execute timber sale agreements, service contracts and other similar agreements necessary to continue operations in the ordinary course of business), or (ii) enter into any new agreement, including stumpage sale contracts, granting to any Person any right with respect to the Timberlands, the JV1 or JV2 Properties or Mineral Rights or any portion thereof. Notwithstanding the foregoing, Seller shall have the right, in the ordinary course of business without Purchaser’s consent (provided that Seller shall provide updates no less often than every two (2) weeks), (1) to enter into lease, license and concession agreements that are terminable without cause on or before the Closing, (2) to renew the Timberlands Contracts or to enter into new recreational leases substantially in the form of the existing Timberlands Contracts, provided that any such renewal or new recreational lease (A) shall be for a term of not more than twelve (12) months after the Closing, and (B) shall be terminable by the lessor thereunder upon not less than sixty (60) days prior notice, (3) to continue to manage, operate and harvest the Timberlands in the ordinary course of business in accordance with the Forecasted Harvesting Plan and in accordance with Sustainable Forest Practice Standards, including entering into new contracts and agreements therefor, and road maintenance, silvicultural operations and planting, (4) in the ordinary course of business in accordance with the Forecasted Harvesting Plan, enter into any new harvest contracts or extend any existing harvest contracts, in each case, having a term that expires on or before February 28, 2014, (5) to comply with all terms, conditions and provisions of, and otherwise perform, all Timberlands Contracts and Permitted Encumbrances in existence or for which application has been made or which Governmental Authorities have granted permission on the Effective Date, including all terms, conditions and requirements of development agreements, permits, entitlements and other agreements in respect of the JV1 and JV2 Properties that have been disclosed in the Exhibits and Schedules to this Agreement, and (6) continue to manage, operate, develop, lease and sell (consistent with Seller’s Disclosures) the JV1 Properties and JV2 Properties in the ordinary course of business and, with respect to the JV2 Properties, in accordance with the JV2 Strategic Plans (as such term is defined in the LLC Agreement). To avoid any doubt, prior to the Closing Date, Seller shall not incur any debt or place any Monetary

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Lien on or with respect to MWV-EED or the JV2 Subsidiaries, or the JV2 Properties without Purchaser’s consent, which may be granted or denied in Purchaser’s sole discretion. Purchaser acknowledges that Purchaser is aware that after Closing, Purchaser shall have the obligation to reforest such harvested areas pursuant to applicable laws, rules and regulations.

(h) Notwithstanding anything to the contrary in this Section 7, if within ninety (90) days after the Closing, Seller elects to undertake and completes the curing of any Title Objection with respect to any Title Objection Carveout and notifies Purchaser thereof in writing, Purchaser shall purchase the Excluded Property in question from Seller (or such property shall be contributed by Seller to MWV-EED or JV1, as applicable) for cash at a price (or amount of capital contribution by Purchaser) equal to the value by which the Purchase Price was reduced (or the amount by which Purchaser’s capital contribution was reduced) because of the Title Objection Carveout (and otherwise on the terms set forth in this Agreement), provided that the Excluded Property is in substantially the same physical condition, reasonable wear and tear excluded, as it was as of the date of Closing. Subject to the continued satisfaction of the conditions set forth in Section 19 (with the term “Closing Date” construed to mean the date of closing on the Excluded Property) solely to the extent such conditions remain applicable to the Excluded Property, the parties shall close the purchase and sale (or contribution) of any such Excluded Property on a date that is on or about thirty (30) days after Seller so notifies Purchaser that the cure has been completed (or on such other date as Purchaser and Seller may agree), and at such closing the parties shall take the actions (and bear the costs) with respect to the purchase and sale of such Excluded Property that would have been taken (or borne) by such party under this Agreement had the Excluded Property been included in the original Closing, and such closing thereafter shall be considered the “Closing” with respect to such Excluded Property for all purposes of this Agreement.

(i) The Parties agree that the measurement of “acre” and “acreage” as used in this Agreement for any and all purposes has been, and shall be, calculated in accordance with the GIS method, absent manifest error.

8. Inspection.

(a) Generally. Purchaser and its agents, representatives, employees, engineers and contractors shall have the right during the term of this Agreement prior to the Closing, upon reasonable advance notice to Seller and the opportunity for Seller to have a representative present and accompany Purchaser and its representatives, in Seller’s sole discretion, to enter upon the Assets to inspect, examine, survey and make test borings, soil bearing tests, timber cruises, soil percolation tests and other review, engineering tests or surveys which it may deem necessary or advisable and to verify the accuracy of all data and information, if any, provided by Seller to Purchaser in connection with the Assets, all to be done in a prudent and professional manner (“Purchaser’s Environmental Review”); provided, however, that Purchaser shall obtain the written consent of Seller, which shall not be unreasonably withheld, prior to conducting any core sampling, test borings, ground water sampling, soil sampling, surface water sampling or other invasive testing. Purchaser’s request for such written consent

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shall describe with reasonable specificity the Assets to be entered and the testing to be undertaken. Seller shall have the right, in its sole discretion and expense, to obtain split samples of any test borings, soil bearing tests, soil percolation tests and other engineering tests, surveys or invasive testing which is performed. Purchaser shall share the results of any such testing, upon request from Seller. Purchaser and all contractors, representatives and agents of Purchaser who enter upon the Assets shall maintain (i) commercial general liability insurance, naming Seller as an additional insured, in an amount not less than $2,000,000, (ii) workers’ compensation insurance providing statutory benefits, (iii) employer’s liability in an amount not less than $1,000,000 per accident, $1,000,000 per employee by disease and $1,000,000 disease policy limit, (iv) auto liability insurance in an amount not less than $1,000,000 combined single limit and (v) excess umbrella liability insurance in an amount not less than $1,000,000, in each case with respect to each separate contractor, representative or agent, and, prior to any such entry upon the Assets, Purchaser shall provide Seller with written evidence of such insurance, the limits of which can be satisfied by a combination of primary and excess/umbrella coverage. Purchaser hereby agrees to and shall indemnify and hold Seller harmless for any and all costs, expenses, liabilities, claims, actions, proceedings, and damages whether arising out of personal injuries or property damage to the subject Asset or any other land or property (including reasonable attorneys’ fees) resulting from or arising out of said access, entry, inspections, examinations and tests; provided, however, that Purchaser shall not be responsible for the discovery of pre-existing conditions on the Assets, but shall be solely responsible for and indemnify and hold harmless Seller against the exacerbation of any pre-existing conditions on the Assets to the extent contributed to by the negligent or intentional act or omission of Purchaser. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing.

(b) Environmental Review. Subject to the provisions and limitations set forth in Section 8(a) above, (x) with respect to the portion of the Assets (other than the South Carolina Timberlands) covered in each Phase I Report, Purchaser will have the right at any time on or before the later of (i) thirty (30) days following receipt of each Phase I Report or (ii) fifteen (15) days following the Effective Date and (y) with respect to the South Carolina Timberlands and Specified West Virginia Timberlands, Purchaser shall have the right at any time on or before November 22, 2013 (the “Environmental Review Period”) to review and verify the information contained in those certain Phase I Environmental Site Assessments described on Schedule 8(b) (collectively, the “Phase I Reports”), which Phase I Reports have been commissioned by Seller. In the event that the Phase I Reports, Purchaser’s Environmental Review or Seller’s Disclosures attached hereto as Schedule 14 disclose the existence of an environmental matter to which Purchaser objects and which (i) would ordinarily constitute a “recognized environmental condition” under applicable ASTM environmental practices, or (ii) indicates the presence of any Hazardous Substance that presents a material risk of harm to public health or the environment, or (iii) indicates the presence of any Hazardous Substance that would be the subject of an enforcement action if brought to the attention of the appropriate Governmental Authorities and reasonably likely to result in material monetary liability or remediation costs to Purchaser (hereinafter collectively referred to as an “Environmental Condition”), Purchaser shall so notify Seller of its objections, if any, on or before expiration of the Environmental Review Period.

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Purchaser may, at its sole discretion, provide Seller a prioritized schedule of sites where Purchaser has identified a possible or actual Environmental Condition and further investigation is requested or required prior to Purchaser making any decision to notify Seller of an objection regarding such sites. Seller will reasonable cooperate with Purchaser to coordinate site visits to such priority sites and Seller or Seller’s environmental consultant will accompany Purchaser or Purchaser’s environmental consultant, when practicable. If after the Environmental Review Period but before Closing Purchaser becomes aware of an Environmental Condition not disclosed by the Phase I Reports, the Purchaser’s Environmental Review or Seller’s Disclosures, Purchaser shall so notify Seller within ten (10) days of discovery of the undisclosed Environmental Condition. If Purchaser fails to give such notice to Seller within the time specified, the objection(s) shall be deemed waived by Purchaser. Seller shall have the right, but not the obligation, to attempt to cure and remove any or all such Environmental Conditions prior to Closing, or dispute the existence of the Environmental Condition by notice to Purchaser (“Environmental Objection Dispute”) within fifteen (15) days after receipt of Purchaser’s notice of an Environmental Condition, and submit the matter to resolution in accordance with Section 35. If Seller is unwilling or fails to cure any such Environmental Condition by Closing, and has not asserted any Environmental Objection Dispute Purchaser may in its sole discretion: (x) waive its objection and proceed with Closing, or (y) (1) with respect to any of the Assets (specifically excluding any of the JV1 or JV2 Properties), elect to delete the portion or portions of the property affected by such Environmental Condition from the Assets conveyed by Seller or (2) with respect to the JV1 or JV2 Properties, if the Environmental Condition results in a material adverse effect with respect to the entire named development community (taken as a whole) within the applicable JV1 Property or JV2 Property, as applicable, elect to delete the entire named development community only (“Environmental Carveout”) and proceed pursuant to Section 13 and Section 35 herein. In the event Purchaser fails to provide notice of any Environmental Conditions during the Environmental Review Period, Purchaser shall be deemed to have waived objection to such Environmental Conditions. Without limiting Purchaser’s other rights under this Agreement, Purchaser agrees and confirms that, subsequent to the Closing, it will not make any claims under any warranty in the Deeds with respect to any Environmental Conditions or any other environmental matters disclosed in or pursuant to this Agreement.

(c) Notwithstanding anything to the contrary in this Section 8, if (i) within ninety (90) days after the Closing, Seller completes the remediation of any Environmental Condition with respect to an Environmental Carveout in a manner reasonably acceptable to Purchaser, and notifies Purchaser thereof in writing and (ii) Purchaser has not previously elected to permanently exclude the Environmental Carveout pursuant to Section 35 herein, Purchaser shall purchase the Excluded Property in question from Seller (or such property shall be contributed by Seller to MWV-EED or JV1, as applicable) for cash at a price (or amount of capital contribution by Purchaser) equal to the value by which the Purchase Price was reduced (or the amount by which Purchaser’s capital contribution was reduced) because of the Environmental Carveout (and otherwise on the terms set forth in this Agreement), provided that the Excluded Property is in substantially the same condition, reasonable wear and tear excluded and Environmental Condition remediated, as it was as of the date of Closing. Subject to the continued satisfaction of the conditions set forth in Section 19 (with the term “Closing Date”

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construed to mean the date of closing on the Excluded Property) solely to the extent such conditions remain applicable to the Excluded Property, the parties shall close the purchase and sale (or contribution) of any such Excluded Property on a date that is on or about thirty (30) days after Seller so notifies Purchaser that the remediation has been completed (or on such other date as Purchaser and Seller may agree), and at such closing the parties shall take the actions (and bear the costs) with respect to the purchase and sale of such Excluded Property that would have been taken (or borne) by such party under this Agreement had the Excluded Property been included in the original Closing, and such closing thereafter shall be considered the “Closing” with respect to such Excluded Property for all purposes of this Agreement.

(d) Access. Seller shall deliver to Purchaser and the Title Company at the Closing an affidavit in the general form set forth on Exhibit 2, certifying to Purchaser and Title Company any Historical Access information provided by Seller (the “Access Affidavit”), with respect to any tracts of land as to which the Title Company has noted a lack of legal access according to the public records. Seller and Purchaser shall work collaboratively in good faith with the Title Company to seek insured legal or Historical Access on as many of the acres as is practicable, with only nominal cost or expense to Seller.

9. HSR Act. The Parties have mutually determined in good faith that filings are not required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its implementing rules and regulations (together, the “HSR Act and Rules”), based on the current terms of the Transactions and the current application of the HSR Act and Rules. In the event that there are changes in the terms of the Transactions, the application of the HSR Act and Rules or other circumstances such that filings will be required, the Purchaser and Seller will cooperate and coordinate to submit their respective filings and will use their respective reasonable best efforts to cause the expiration or termination of any applicable waiting period.

10. Reserved Interests; Dominant Estate and Surface Damage Provisions.

(a) At the Closing, the Deeds delivered to Timberlands III, LLC and Highland Mineral shall reserve and except in the name of Seller, its successors and assignees and designated licensees the Reserved Interests and all ArborGen Nurseries, together with all easements and rights of way provided under the Rupert Lease and the EAEC Lease (except with respect to the partial assignment thereof to Highland Mineral as provided herein) for the continued operation, management, use and exploitation thereof.

(b) At the Closing, Purchaser shall grant to Seller or its Affiliates, MWV-EED and/or JV1 certain road, drainage and other easements as are more particularly described on Schedule 10(b). At or after the Closing, Purchaser shall, following good faith negotiations by Purchaser and Seller, grant to Seller or its Affiliates, MWV-EED and/or JV1, as applicable, such other or additional easements across such of the Timberlands as are adjacent to the property which may be owned or retained by Seller or its Affiliates, or the JV1 Properties or the JV2 Properties, as applicable, as are reasonable and subject to commercially reasonable terms, taking into account location, width, allowed uses, maintenance, construction, compensation and other customary issues arising out of a proposed grant of easement rights over adjoining property.

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(c) Notwithstanding anything contained in this Agreement to the contrary, the West Virginia Deeds and the West Virginia Mineral Rights Deeds shall provide, as covenants running with the land, that coal is the Dominant Estate vis-à-vis the Reserved Interests.

(d) “Dominant Estate” shall mean:

(i) The coal rights may be developed by any technology, process, practice or means of mining, drilling or development now known or hereafter invented or developed.

(ii) The coal owner and its coal rights lessees, in the development of the coal rights, shall have no duty to provide subjacent and lateral support for wells, pipelines and other surface facilities.

(iii) The coal owner and its coal rights lessees shall have drainage rights, dumping rights for refuse and overburden and easements and rights of way for roadways granted by the surface owner, provided there shall be no drainage, dumping or refuse permitted in areas constructed for such purposes by the Hydrocarbon owner or lessee (“Operator”) in the development of the Hydrocarbons or at existing drill sites, pipelines or surface facilities.

(iv) In the event the coal owner, acting in a commercially reasonable manner, determines that development of the Reserved Interests (1) will directly and adversely affect any active or planned underground coal operation within a marketable coal reserve with a seam exceeding twenty-four inches (24”) in height in which pillars cannot be planned in coordination with the development of the Reserved Interests, or (2) will directly and adversely impact any active surface mining operation or a planned surface mining operation for which a permit application has been filed, or (3) any surface facilities associated with such underground or surface mining operation, the coal owner shall have the following rights:

A. Within thirty (30) days of receipt of Operator’s notification of a proposed well location, to prohibit drilling of such well at such location; provided, however, that the coal owner shall provide and approve another acceptable location for such proposed well as close in proximity as possible to, but no more than one thousand five hundred feet (1,500’) from, the prohibited location. Upon failure of the coal owner to notify Operator that the drilling of the well is prohibited, and providing an acceptable location of the proposed well, within said 30-day period, Operator shall have the right to assume that the proposed location is acceptable to the coal owner;

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B. Within thirty (30) days of receipt of Operator’s notification of a proposed pipeline location or other surface facilities such as compressor stations, meters, or other surface equipment, to prohibit installation of such pipeline or other surface facilities at such location; provided, however, that coal owner shall provide and approve another acceptable location for such proposed pipeline or other surface facilities as close in proximity as possible to the prohibited location and such alternate location shall not directly and adversely affect the Hydrocarbon operations. Upon failure of the coal owner to provide notice to Operator that the installation of the pipeline or other surface facility is prohibited, or failure to provide an acceptable location of the proposed pipeline or other surface facilities within said 30-day period, Operator shall have the right to assume that the proposed location is acceptable to coal owner.

C. To require Operator, at coal owner’s expense, to move any of its pipelines or related surface facilities which Operator constructs or places on the property herein conveyed to another location reasonably designated by coal owner as close in proximity as possible to, but no more than one thousand five hundred feet (1,500’) from, the current location.

(v) The Operator shall consult with the surface owner prior to using existing access roads owned by surface owner. The Operator shall repair any damages it causes to roads it uses on the West Virginia Lands that it did not construct. The surface owner, coal owner and other minerals owner shall have the right to use roads constructed by the Operator and shall repair any damages they cause to such roads.

(vi) The surface owner shall be entitled to damages for surface disturbance on account of Hydrocarbon operations, based solely upon the formula, and its sole remedy for surface damages, with the exception of damages arising out of violation of Environmental Laws, shall be, as set forth in subsection 10(d)(vii) below.

(vii) The Operator shall stack all timber cut for its well locations, pipelines, road right-of-ways and other operations at sites mutually agreed upon by the Operator and surface owner which timber may be subsequently removed by surface owner or its contractors and shall remain the property of surface owner. The Operator shall pay damages for all areas disturbed by well locations, pipelines, well roads and other operations according to one of the two following formulas, as applicable, such payments to be made within sixty (60) days following completion of the work:

A. Where timber stand is less than twenty-six (26) years old, Damages equals [Regeneration Stand Value] + [Lost Income]; or

B. Where timber stand is twenty-six (26) years old or older, damages equals [Lost Income] + [Actual Value of Merchantable Timber].

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Where:

“Regeneration Stand Value” shall be $15 per acre multiplied by the age of the timber stand in years (Example: Two acres of 20 year-old timber = $15 x 2 x 20 = $600).

“Lost Income” shall be $3,000.00 per acre (Example: Two and one quarter acres disturbed: 2.25 acres x $3,000.00/acre = $6,750.00).

“Actual Value of Merchantable Timber” shall be determined on the basis of the board footage and species of timber cut multiplied by the price then being paid to surface owner (or other local timber operator if surface owner is not in the timber business) for timber of like kind and character. Actual Value of Merchantable Timber shall not exceed Three Thousand ($3,000) Dollars per acre (Timber Damages Cap). All values for calculating damages for cut timber and surface use, including the Timber Damages Cap, shall be adjusted on February 1, 2024, and every ten years thereafter, to reflect the cumulative annual change up or down in the Producers Price Index for Hardwood Lumber (08-12) as published by the U.S. Department of Labor, Bureau of Labor Statistics for each January to January annual period during the ten years prior; provided, that, in no event shall any such ten year adjustment increase or decrease exceed twenty-four (24%) percent. In the event that the Producers Price Index for Hardwood Lumber is discontinued, all subsequent adjustments shall be made on the nearest comparable commodity price index that is then available as mutually agreed to by the Operator and surface owner.

(viii) Where coal is required by law to be left for protection of a well or wells and/or a coal mine or mines in coal seams in the lands included herein, the Operator shall pay to the coal owner a coal royalty of One Dollar ($1.00) per net ton or five percent (5%) of the average gross selling price of similar quality coal sold in the area, whichever is greater, for the estimated quantity of mineable and merchantable coal required by law to be left as a pillar for the protection of any such well, royalty to be paid at the time said pillar coal is located and by-passed by the coal mining operations; provided however, that, if any well is abandoned prior to the time that coal mining operations reach such well and the well is so plugged as to allow the mining recovery of said pillar of coal in compliance with the applicable laws and regulations of the United States Government and the State of West Virginia, then Seller shall not be obligated to pay the coal royalty herein provided on account of the drilling of such well. For the purpose of this Section, the seams of coal which shall be considered as “mineable” shall be those seams which are twenty-four inches (24”) or more in thickness.

(e) Section 10(d) shall not be interpreted to provide any rights or obligations other than those specifically set forth therein.

(f) Seller shall make any future Hydrocarbon lease subject to payment of damages to the surface owner according to the foregoing formula, and damages measured by that formula shall constitute all damages to which the surface owner shall be entitled for surface

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damages on account of Hydrocarbon operations, it being understood and agreed that the surface owner requested the foregoing formula and accepts the same for itself, its successors and assigns as full compensation for such surface damages for reasonable surface use, in lieu of and in full satisfaction of any statutory or common law entitlement to damages.

(g) Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that, in lieu of the rights set forth in Sections 10(d) through (f), they shall be governed by the provisions of this Section 10(g) during (1) the term of the Rupert Lease and (2) with respect to the West Virginia Lands then covered by the Rupert Lease (except to the extent any lands thereunder are also subject at that time to the EAEC Lease). The provisions of Sections 10(d) through10(f) shall apply to any part or portion of the West Virginia Lands only when the Rupert Lease no longer applies to such lands by virtue of lease termination; surrender of acreage; pursuant to the provisions of this section for failure to assign; or for any other reason. The Parties agree that the provisions of this Section 10(g) shall not be included in the West Virginia Deeds and West Virginia Mineral Deeds, but that this Section 10(g) shall continue in full force and effect for the time specified and with respect to the lands covered and shall not be deemed terminated by the doctrine of merger or otherwise by virtue of its absence from the West Virginia Deeds or the West Virginia Mineral Deeds. PCT and Highland shall make any subsequent conveyance of the West Virginia Lands then covered by the Rupert Lease subject to the terms of this Section 10(g). If PCT or Highland does not make any subsequent conveyance subject hereto, the West Virginia Lands or portion thereof so conveyed shall be subject only to the provisions regarding Dominant Estate set forth in the West Virginia Deeds and the West Virginia Mineral Deeds.

(i) Seller shall reserve and continue to exercise all rights and privileges of the Lessor under the Rupert Lease, provided, however, that Seller shall permit Highland Mineral (1) to direct Seller’s actions with respect to rights of both the surface owner and the coal owner under Sections 1(C) (3) – (7), 6, 7 and 8 of the Rupert Lease, as modified and clarified in subsections 10(g)(viii)(A) – (D) below (the “Rupert Provisions”) and (2) Highland Mineral shall comply with all obligations of both the surface owner and the coal owner under the Rupert Lease, as modified and clarified in the Rupert Provisions. PCT hereby appoints Highland as its irrevocable agent and attorney-in-fact to exercise such rights and waives any claim for Losses it may accrue attributable to Seller’s reliance on Highland’s directions, acts or omissions as such agent.

(ii) If the lessee or lessees under the Rupert Lease (“Rupert Lessee”) breaches any of the Rupert Provisions and Rupert Lessee or its insurers do not pay PCT’s or Highland Mineral’s, as applicable, Losses for Rupert Lessee’s breach of those provisions, Seller shall pay such Losses (or amounts not paid by Lessee or its insurers) to PCT or Highland Mineral, as their interests appear, and Seller shall have full rights of subrogation with respect to any amounts paid to PCT or Highland Mineral. Seller shall have no responsibility for tortious acts or omissions of Lessee and shall have no responsibility for punitive damages, and Purchaser hereby waives any claim for punitive damages against Seller under any theory of tort, breach of contract, or otherwise arising out of the acts or omissions of its Lessee provided that PCT or Highland Mineral shall retain the rights to pursue such damages directly from Lessee.

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(iii) Seller shall enforce the Rupert Provisions at the written request of Highland Mineral and at Highland Mineral’s expense, provided that, subject to the remaining provisions of this subsection, Highland Mineral shall have full control of any such legal actions and reserves at all times the right to choose the attorney or attorneys to perform the professional services involved in such actions. Seller shall in no event seek any relief from Rupert Lessee on behalf of Highland other than monetary damages, specific performance, injunctive relief, a declaratory judgment action, or any combination thereof, but such relief shall not interfere with continuing operations in accordance with the terms of the Rupert Lease. In no event may Highland or PCT seek to terminate or cancel the Rupert Lease or in any manner seek to obtain any relief that would interfere with continuing operations under the Rupert Lease or any portion thereof. Seller shall retain all rights under the Rupert Lease as the owner of the Hydrocarbons, and neither PCT nor Highland shall be entitled to diminish any of the rights or obligations of Seller or Rupert Lessee under the Rupert Lease.

(iv) Highland Mineral shall promptly respond to all requests for consent by Rupert Lessee and shall not unreasonably withhold any response. Both Seller and Highland Mineral shall have the duty to act in good faith and fair dealing in exercising their rights and obligations. If Highland breaches any of the obligations of the surface owner or coal owner with which it has agreed to comply under subsection (i) above, Seller may pursue any remedies it may have for such breach. In the event the Rupert Lessee makes a claim or files a civil action claiming that Seller breached its obligations under the Rupert Lease based upon direction provided by Highland Mineral, Highland Mineral shall indemnify and defend Seller against all Losses arising from such claim.

(v) PCT hereby guarantees payment of Highland Mineral’s financial obligations under the Rupert Provisions and under subsections 10(g)(iii) and (iv).

(vi) In the event there is litigation or a binding alternate dispute resolution proceeding between Seller and Rupert Lessee relating to an alleged breach of the Rupert Provisions, PCT and Highland Mineral shall be bound by the outcome of that litigation or alternate dispute resolution proceeding, provided, that PCT or Highland Mineral, as applicable, may, at its own cost and expense, seek to intervene in the litigation or alternate dispute resolution proceeding to protect its rights and Seller will not oppose such intervention. PCT or Highland Mineral shall provide full cooperation and support in any litigation Seller might institute to recover amounts paid for breach of the Rupert Provisions. If PCT or Highland Mineral settles a claim for Losses directly with the Rupert Lessee or its insurers, it may not seek further compensation from Seller.

(vii) Notwithstanding the foregoing, only PCT shall have the right to surface damages and PCT shall, with the exception of damages arising out of the violation of Environmental Laws, be bound by the formula for such damages as established in Section 6.B.2.

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(viii) The Rupert Provisions are clarified and modified only for purposes of implementing this subsection 10(g) between the Parties hereto as follows, but shall have no effect on the rights of the Lessee:

A. The provisions of Sections 6.C.1, 6.D.2 and 8.B.2 are hereby modified to provide that Seller shall provide notice to Highland Mineral within five (5) days of receipt of any requests or notices from Rupert Lessee regarding location of surface facilities, use of roads and well location proposals received from Rupert Lessee. Highland Mineral shall respond to Seller at least five (5) days prior to the date on which any response is due to Lessee.

B. The provisions of Sections 8.A., 8.A.1, 8.A.2, 8.A.3, 8A.4 and 8A.6 shall be disregarded. The language in Section 8.A.5 shall be modified and interpreted to provide that Operator shall cooperate with coal lessees to reduce, to the maximum extent practicable, the unmined coal barrier that must be left around Operator’s well bores. Operator shall provide, at no cost, as-drilled surveys of well bores for depths beginning one hundred feet (100’) above the shallowest coal formation and ending one hundred feet (100’) below the deepest coal formation. Operator also shall not unreasonably withhold any consent required or needed by a coal lessee for any governmental agency with respect to minimizing the unmined coal barrier. Operator shall not be required to waive any causes of action it may have against a coal lessee for damages to a well on account of such cooperation.

C. The language in Section 8.B.1 that “All wells shall be located so as not to interfere with the Coal Estate leases” shall be disregarded as an ambiguous reference to the specific rights set forth in the Lease.

D. The provisions of Section 8.B.1 regarding the Coal Operations Acreage Map shall be modified and interpreted to provide that Highland Mineral shall from time to time, but no later than February 1, 2018, and thereafter on each fifth (5th) anniversary of that date (but in no event more frequently than once during any twelve (12) month period), provide Seller and Lessee a map depicting the boundaries of tracts (as defined by Highland Mineral) designated as Coal Operations Acreage, provided, that the Coal Operations Acreage designated on any such map shall never exceed one-tenth (1/10) of the Leased Premises acreage excluding Earned Acreage (as defined in the Rupert Lease) and surrendered acreage. Seller shall provide Highland Mineral with a report of Earned Acreage and surrendered acreage upon request. Highland Mineral shall cooperate in good faith to remove acreage from the map where tracts have already been mined or it has no plans to mine in the future. If Highland Mineral fails to provide an updated Coal Operations Acreage Map, Seller and its Lessee shall have no obligation to avoid drilling in a particular area except as provided in Section 8.B.2. The remainder of Section 8.B.1 are not modified by the subsection.

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11. Deliveries; No Contact. Purchaser acknowledges that Seller has delivered to Purchaser, and Purchaser is in receipt of, (i) Seller’s current compartment maps for each tract within the Timberlands and JV2 Property (which maps shall include aerial imagery, topographical imagery and timber type), (ii) copies of the Material Timberlands Contracts, Material JV1 Contracts, and Material JV2 Contracts (it being understood that Seller shall deliver to Purchaser copies of all Timberlands Contracts at least twenty (20) days prior to the Closing Date), (iii) copies of the Limestone Lease, (iv) partially redacted copies of the Rupert Lease, the EAEC Lease and the West Virginia Paving Lease, and (v) copies of other material items related to the ownership, development and management of the Assets and those requested by Purchaser, to the extent the same are in Seller’s possession or control and are reasonably available to Seller. Prior to the Closing, Purchaser shall not contact or communicate with any counterparty to any Timberlands Contract, Material JV1 Contract, Material JV2 Contract, the Limestone Lease, the Rupert Lease, the EAEC Lease, the West Virginia Paving Lease or joint venture agreement with respect to the Transactions without the prior written consent of Seller as to each prospective contact, which shall not be unreasonably withheld. Seller hereby consents to Purchaser, in cooperation with Seller if Seller desires to participate, contacting logging contractors after the Effective Date for the purpose of introducing Purchaser as a potential buyer of the Timberlands and as a potential assignee of the logging contracts. If this Agreement is terminated or if Closing does not occur, Purchaser shall promptly return to Seller all information delivered to Purchaser (in whatever form) pursuant to this Agreement, provided that, to the extent such information is in electronic format, Purchaser shall delete or destroy all such information, except as may be required to comply with applicable laws and regulations or a pre-existing formal document retention policy, and promptly deliver to Seller written certification of such destruction. Purchaser shall also hold as confidential and not disclose any information learned from the Phase I Reports, the Purchaser Environmental Review, or Seller’s Disclosures.

12. Condition of Timberlands; Damage; Condemnation.

(a) Subject to the ongoing harvesting operations described in Section 12(b) below, usual and customary timberland operations, natural wear and tear, the Permitted Encumbrances, condemnation, casualty, weather and other circumstances beyond Seller’s control, Seller represents that at the Closing, the Timberlands shall be in substantially the same condition as exists on the Effective Date. Additionally, other than as described in Section 12(b) below, between the Effective Date and Closing, Seller shall not harvest or remove any timber from the Timberlands. Subject to the provisions of this Section 12, all risk of loss to the Timberlands or any part thereof prior to the Closing shall be borne by Seller.

(b) Purchaser acknowledges and agrees that Seller is conducting ongoing timber harvesting operations pursuant to the Forecasted Harvesting Plan, subject to variations as a result of weather or necessary substitutions so long as volume levels are consistent with the Forecasted Harvesting Plan. Seller shall use its reasonable best efforts to

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assign any Forecasted Harvesting Plan contracts that are not completed by the Closing to Purchaser. Further, Purchaser acknowledges that Purchaser is aware that after Closing, Purchaser shall have obligation to reforest such harvested areas pursuant to applicable laws, rules and regulations.

(c) If at any time prior to the Closing, any material portion of the Assets (including any timber thereon) is destroyed or damaged by fire, earthquake, flood, or other casualty, Seller shall deliver to Purchaser prompt written notice of such damage along with the amount of such damage (calculated as the value of the destroyed or damaged Assets plus any costs of restoration and replanting less the salvage value of such destroyed or damaged Assets) (the “Casualty Damage Value”). If Purchaser, by delivering written notice to Seller within ten (10) days following Seller’s delivery of written notice of the damage, disputes the Casualty Damage Value reported by Seller, Purchaser and Seller shall attempt in good faith to resolve such dispute and agree upon the Casualty Damage Value. If Purchaser and Seller are unable to agree as to the Casualty Damage Value on or before ten (10) days after Purchaser delivers to Seller written notice of its dispute, then such dispute shall be resolved in accordance with Section 35. Any amounts in dispute shall be excluded from the Purchase Price upon the Closing and shall be distributed immediately upon resolution of any dispute in accordance with Section 35. Upon determination of the Casualty Damage Value the Parties shall proceed pursuant to Section 13.

(d) If at any time prior to the Closing, any action or proceeding is filed or threatened under which any portion of the Assets may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, Seller shall deliver to Purchaser prompt written notice thereof. In such event, Purchaser and Seller shall be required to consummate the Transactions and Purchaser shall receive a credit against the Purchase Price (or in the case of the JV1 and JV2 Properties, the agreed aggregate valuation of the JV1 Properties and JV2 Properties described in Section 4 hereof and PCL JV1 Contribution or PCL JV2 Contribution, as applicable, shall be adjusted) in the amount of all proceeds of any awards payable with respect to the applicable Assets. If the amount of such awards is not known or paid at the Closing, Purchaser will promptly pay over to Seller (or increase the applicable PCL JV1 or PCL JV2 Contribution) the amount of the award after the Closing.

13. Carveouts; Purchase Price Adjustments.

13.1

(a) If Seller has asserted a Title Objection Dispute or an Environmental Objection Dispute, such Disputes shall be reasonably aggregated in order to efficiently resolve the Dispute(s) pursuant to Section 35.

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(b) Subject to Seller’s post-closing cure rights as provided herein, (i) upon the resolution of all Disputes referred to Section 13.1(a) (if there are any Disputes which are resolved in the favor of Purchaser), or (ii) if there are no such Disputes and Purchaser is entitled to and elects to exclude any portion of the Assets pursuant to a Title Objection Carveout (Sections 7(d) and 7(e)) or an Environmental Carveout (Section 8(b)), each of the same being referred to as a “Carveout”)), the Parties shall proceed as follows:

(i) With respect to all Assets other than the JV1 Properties, the JV2 Properties or the Personal Property, the Parties shall determine the boundaries of the Carveout so that each Carveout shall be an economically feasible and marketable parcel of commercially sufficient size and configuration, comprising not less than 40 contiguous acres (or such lesser number of acres as Seller may determine in its sole discretion), and which is legally divisible or separable from the remaining parcel or tract of which it is a part under all applicable subdivision and other laws, and (A) has access to a public road or (B) will be granted access by recordable easement or right of way from Purchaser at the Closing, in each case reasonably acceptable to Seller, in accordance with the Carveout Access Easement as provided in Section 13.1(c) below. With respect to the JV1 Properties and JV2 Properties, the Carveout shall consist of the entire named development community or project which contains the parcel or tract of land affected by the Environmental Condition or Title Objection. With respect to the Personal Property, the Carveout shall consist of the specific property affected by the Title Objection.

(ii) The Parties shall determine the value of each Carveout, which shall (A) for Assets (other than the JV1 and JV2 Properties and the Personal Property), be equal to the product of the number of acres contained within such Carveout multiplied by the per acre value of excluded property as shown on the value table attached hereto as Exhibit 41 (the “Value Table”) (provided that any disputes regarding the value of any Carveout shall be resolved in accordance with Section 35), and (B) for the JV1 and JV2 Properties, be equal to the valuations for the same set forth in the LLC Agreement (“JV Valuation Schedule”), and (C) for the Personal Property, shall be $0.

(c) At Closing, each Party shall reserve or grant, or assign or license, to the other, its successors and assigns as appropriate, such non-exclusive easements, rights of way, licenses and other rights for pedestrian, vehicular and commercial access, ingress, egress and utilities as may be required by the requesting party to access or cross any excluded portion of the Assets (including assignment or license of rights granted pursuant to existing access rights) upon such terms and conditions and in such form as are reasonably agreeable to the parties that are usual and customary in timberland transactions, but without any cost or charge therefor (other than for an equitable allocation of expenses for repair or maintenance in connection with such use) (as to each such Carveout, “Carveout Access Easement”). Without limiting the foregoing, each Carveout Access Easement with respect to an Environmental Condition (including Environmental Carveouts which are excluded from the purchase pursuant to the last sentence of Section 35) shall contain such reasonable rights of access, transportation, inspection, testing, monitoring and remediation in connection with such Environmental Carveout as are usual and customary with respect to such parcels. The Parties shall grant or reserve, or assign or

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license, as the case may be, all of the same easements, rights of way, licenses and other rights (including for environmental purposes) as are applicable to Carveouts determined prior to the Closing, with respect to all Carveouts determined after the Closing, and all of the same shall be included within the term “Carveout Access Easements.”

13.2

(a) Subject to Purchaser’s termination rights under Section 20 herein, in the event the aggregate value of the Carveouts (Section 13.1(b)(ii)(A) and 13.1(b)(ii)(C)), including Carveouts resulting from the resolution of any Environmental Objection Dispute in accordance with Section 35 in favor of Purchaser) and the Casualty Damage Value (Section 12(c)) for Assets other than the JV1 Properties and JV2 Properties exceeds Five Million Dollars ($5,000,000), the Purchase Price shall be reduced by such aggregate value and the Purchase Price reduction under this Section 13.2 shall be applied against the consideration paid for the affected Asset; provided that, with respect to the South Carolina Timberlands, the Five Million Dollar ($5,000,000) threshold shall not apply to the South Carolina Timberlands until the aggregate number of acres of South Carolina Timberlands excluded pursuant to an Environmental Carveout exceeds one thousand (1,000) acres. For the avoidance of doubt, the Parties acknowledge and agree that there shall be no adjustment to the Purchase Price in the event that an Asset is excluded from the Assets being purchased in accordance with the last sentence of Section 35. Any Carveout for the Assets shall not be conveyed to Purchaser (or MWV-EED or JV1, as applicable) and shall be retained by Seller. Any Carveout for the JV1 Properties or the JV2 Properties shall result in (a) the corresponding JV1 Subsidiary or JV2 Subsidiary not being contributed pursuant to this Agreement (or the corresponding JV2 East Edisto Dorchester Property being transferred out of MWV-EED) and (b) a reduction in the PCL JV1 Contribution or PCL JV2 Contribution, as applicable, in an amount equal to the value of such excluded JV1 Property or JV2 Property as set forth in the JV Valuation Schedule. For the avoidance of doubt, no Carveouts shall be considered in determining any Losses pursuant to Section 15.

(b) Notwithstanding anything herein to the contrary, on or before November 22, 2013, Purchaser shall have the right in its sole discretion to exclude from the Timberlands all of the Timberlands described on Exhibit 42 (“Specified West Virginia Timberlands”) as a result of Purchaser determining that there are or may be any environmental problems related to the Specified West Virginia Timberlands; it being understood that Seller shall not have the right to object to any such exclusion pursuant to Section 8(b) or otherwise. Upon such exclusion, the Purchase Price for the Timberlands shall be reduced by the aggregate value of the excluded Specific West Virginia Timberlands (calculated in accordance with Section 13.1(b)(ii)(A)); it being understood that the Five Million Dollar ($5,000,000) threshold set forth in Section 13.2(a) shall not be applicable. Each Party shall comply with the provisions of Section 13.1(c) with respect to any excluded Specified West Virginia Timberlands.

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13.3 Post-Closing Payment. Within ten (10) Business Days of the Closing, Seller shall pay PCT an aggregate amount (the “Post-Closing Payment Amount”) of cash equal to (a) the sum of (i) Two Million Dollars ($2,000,000.00) plus (ii) the product of (x) Seventy-five Thousand Dollars ($75,000) and (y) the number of Business Days from December 2, 2013 (exclusive) to the Closing Date (inclusive), less (b) an amount equal to (i) One Million Dollars ($1,000,000.00) if on the Closing Date the interest rate on the Note is set at the Parties Agreed Rate or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000.00) if on the Closing Date the interest rate on the Note is set at the Banker Agreed Rate; provided that if the Post-Closing Payment Amount is a negative amount, PCT shall pay Seller an amount of cash equal to the absolute value of the Post-Closing Payment Amount. By way of example and not limitation, if the Closing Date is December 6, 2013 and the interest rate on the Note is set at the Parties Agreed Rate, the amount of the payment pursuant to this Section 13.3 shall be One Million Three Hundred Thousand Dollars ($1,300,000) ($2,000,000.00 + ($75,000.00 x 4) - $1,000,000.00).

13.4 Land Sales Adjustment. Exhibit 43 attached hereto lists all land sales from the Timberlands (including the applicable number of acres in each “Forest”) that have occurred or will occur between the date hereof and the Closing Date (such acres of Timberlands, the “Divested Timberlands”). The Purchase Price will be reduced at Closing by an amount equal to the acreage of the Divested Timberlands multiplied by the per acre value set forth on the Value Table for the applicable forest management unit or “Forest” in which the Divested Timberlands are located. Seller shall make no other land sales except for the Divested Timberlands.

14. Warranties, Representations, and Disclaimers.

(a) Except as otherwise disclosed in (x) the schedules attached hereto (“Seller’s Disclosures”) (for avoidance of doubt, each of the following representations and warranties is subject to and excepted by the disclosures made by Seller under Schedule 14 attached hereto) or (y) any report, schedule, form or other document filed with, or furnished to, the SEC by Seller prior to the date hereof and on or after the date on which Seller filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2012 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), MWV, CDLM LLC and CDLM Inc., as the context requires, hereby warrant and represent to Purchaser, as of the Effective Date and as of the Closing Date (except in the case of any representations and warranties that speak as of a specific date, in which case as of such specific date or time), that:

(i) MWV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified, directly or through one of its Subsidiaries, to do business in the states of West Virginia, Virginia, South Carolina, Alabama and Georgia, and has all requisite corporate power and authority to: (A) own, lease and operate the Assets, and to carry on its business as now being conducted; (B) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the Transactions; and (C) perform its obligations and consummate the Transactions. CDLM LLC and CDLM, Inc. are wholly-owned subsidiaries of MWV.

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(ii) CDLM.

A. CDLM LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to: (x) own, lease and operate the Timberlands titled in its name and to carry on its business as now being conducted; and (y) perform its obligations and consummate the Transactions.

B. CDLM Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to: (x) own, lease and operate the Assets titled in its name and to carry on its business as now being conducted; (y) own, lease and operate, directly or through one of its Affiliates, MWV-EED, the JV1 Properties, the JV1 Subsidiaries, the JV2 Properties, and the JV2 Subsidiaries; and (z) perform its obligations and consummate the Transactions.

(iii) Schedule 14(a)(iii) lists each one of MWV’s Subsidiaries, CDLM LLC’s Subsidiaries and CDLM Inc.’s Subsidiaries that owns or operates the Assets, the particular Asset(s) each owns, their respective jurisdictions of organization and the jurisdictions in which they are authorized to do business as foreign entities. Each such Subsidiary is duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization and has the corporate or limited liability company power, as applicable, to own, lease and operate the Assets which it owns, leases and operates. None of MWV’s Subsidiaries, CDLM LLC’s Subsidiaries or CDLM Inc.’s Subsidiaries is a foreign person within the meaning of Section 1445(f)(3) of the Code.

(iv) The execution, delivery and performance of this Agreement and the consummation of Transactions by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “General Equity Principles”).

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(v) The execution, delivery or performance of this Agreement by Seller will not result in a breach or violation of, or default under, (A) the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (B) any material term, condition or provision of any Inbound Kapstone-Supporting FSAs or Kapstone FSA; (C) any law applicable to Seller or any portion of the Assets or (D) any material term of any permit, license, order, judgment, entitlement, approval, or decree of any Governmental Authority by which Seller or the Assets is or may be bound.

(vi) There are no rights of first refusal or similar agreements affecting the Assets.

(vii) Subject to Section 19(a)(i), there are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Seller of this Agreement, or the consummation of the Transactions, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby.

(viii) There is no pending or, to Seller’s Knowledge, threatened action or proceeding (including any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which would, be reasonably likely to reduce the value of the affected Asset by Five Million Dollars ($5,000,000).

(ix) Seller (which for this purpose includes Seller’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(x) Contracts.

A. Exhibit 44 is a true, complete and accurate list of all of the Material Timberlands Contracts including any amendments or modifications thereto. Each of the Material Timberlands Contracts is in full force and effect, and is enforceable in accordance with its terms, subject to General Equity Principles. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in default in the observance or performance in any material respect of any of its material obligations thereunder, nor will the Transactions result in a default under

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any of the Material Contracts. Except as set forth on Schedule 14(a)(x)(A), there are no other material unrecorded documents, leases, licenses, concessions or occupancy agreements affecting the Timberlands, Mineral Rights and Personal Property other than the Material Timberlands Contracts and Inbound Kapstone-Supporting FSAs and Kapstone FSA.

B. Exhibit 12 is a true, complete and accurate list of all of the Material JV2 Contracts including any amendments or modifications thereto. Each of the Material JV2 Contracts is in full force and effect, and is enforceable in accordance with its terms, subject to General Equity Principles. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in default in the observance or performance in any material respect of any of its material obligations thereunder, nor will the Transactions result in a default under any of the Material JV2 Contracts.

C. Exhibit 11 is a true, complete and accurate list of all of the Material JV1 Contracts including any amendments or modifications. Each of the Material JV1 Contracts is in full force and effect, and is enforceable in accordance with its terms, subject to General Equity Principles. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in default in the observance or performance in any material respect of any of its material obligations thereunder, nor will the Transactions result in a default under any of the Material JV1 Contracts.

D. Exhibit 13 is a true, complete and accurate list of the Mineral Leases including any amendments or modifications. Each of the Mineral Leases is in full force and effect, is enforceable in accordance with its terms, subject to General Equity Principles. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in default in the observance or performance in any material respect of any of its material obligations thereunder, nor will the Transactions result in a default under the Mineral Leases. There are no other material unrecorded documents, notices of idling or closure, lease cancellations, amendments, leases, royalty agreements or licenses affecting the Mineral Leases. Except for the Mineral Leases and any instruments listed on Exhibit 13, Seller has not leased, sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Mineral Rights. Except as set forth on Schedule 14(a)(viii) there are no legal proceedings or to Seller’s Knowledge claims challenging Seller’s title to the Coals Rights except for claims that would be considered de minimis (having an estimated value of less than $100,000).

E. Schedule 14(a)(x)(E) sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any Material Timberlands Contract, Material JV1 Contract, Material JV2 Contract or Mineral Lease to which Seller or any Affiliate of Seller is a party or by which Seller or any

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Affiliate of Seller is bound that are required thereunder in connection with the Transactions, or for any Material Timberlands Contract, Material JV1 Contract, Material JV2 Contract or Mineral Lease to remain in full force and effect without limitation, modification or alteration (including the payment of additional amounts or consideration) after the Closing and assignment to Purchaser (in the case of the Material Timberlands Contracts and Mineral Leases).

F. Exhibit 6 is a true, complete and accurate list of the Inbound Kapstone-Supporting FSAs including any amendments or modifications. Each of the Inbound Kapstone-Supporting FSAs and Kapstone FSAs is in full force and effect, and is enforceable in accordance with its terms, subject to General Equity Principles. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in default in the observance or performance in any material respect of any of its material obligations thereunder except as set forth in this Agreement.

(xi) To Seller’s Knowledge, use of the Assets is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal and local authorities and any other governmental entity having jurisdiction. Since January 1, 2000, Seller has not received any written notice from any Governmental Authority or any third party of any material violation of any statutes, ordinances, rules, regulations, orders or requirements applicable to the Assets, which material violation remains uncured.

(xii) To Seller’s Knowledge, the Timberlands, the JV1 Properties and the JV2 Properties have not (except with respect to herbicides and pesticides customarily used in silviculture (in compliance with laws then in effect) and with respect to petroleum products that may have been used during silvicultural activities and may have been spilled during equipment fueling and maintenance activities) at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission, disposal, release or deposit of any Hazardous Substances or fill or other material containing Hazardous Substances in violation of levels allowed under applicable Environmental Laws.

(xiii) To Seller’s Knowledge, there are no underground storage tanks on the Assets and there are no releases of Hazardous Substances from any underground storage tanks on the Assets in violation of levels allowed under applicable Environmental Laws.

(xiv) To Seller’s Knowledge, Seller has made available to Purchaser true and complete copies of all material reports, studies and data that are dated after January 1, 2008 and that are in the possession or control of Seller, related to the past or present environmental condition or compliance status of the Assets.

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(xv) None of the Assets are listed or proposed for listing on the National Priority List or any similar state list of sites of environmental contamination.

(xvi) The Timberlands do not constitute an asset of an employee benefit plan, as defined in Section 3(3) of Employee Retirement and Income Security Act of 1974, as amended (“ERISA”), affiliated with Seller.

(xvii) Other than the Material Timberlands Contracts or Material JV2 Contracts, there are no outstanding unrecorded contracts or agreements pursuant to which any party (other than Seller or one of their Affiliates) has the right to cut or remove timber from the Timberlands or the JV1 or JV2 Properties after February 28, 2014.

(xviii) Except as set forth on Schedule 14(a)(xviii), in the JV2 Strategic Plans (as such term is defined in the LLC Agreement) or in any of the Exhibits to the LLC Agreement, Seller has not made any commitments to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to the Assets which would impose an obligation upon the Purchaser or upon any of the JV2 Properties to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Assets.

(xix) All Personal Property is in good operating condition and repair, normal wear and tear excepted. Except as disclosed in the UCC Searches or the Timberlands Contracts related to the Personal Property, there are no Liens against the Personal Property except as included as a Permitted Encumbrance.

(xx) Seller has obtained all material permits, licenses, and permissions as necessary or appropriate for Seller to operate the Assets as currently conducted in the ordinary course of business, and all such permits, licenses, and permissions shall be in full force and effect as of Closing Date.

(xxi) Immediately prior to Closing, each of MWV-EED and JV1, and their respective Subsidiaries that own or control the JV1 Properties and the JV2 Properties shall (A) be a limited liability company duly organized, validly existing and in good standing under applicable law, (B) have all requisite corporate or comparable power and authority to own, lease and operate the JV1 Properties and the JV2 Properties and to carry on their businesses as will be conducted as of the Closing Date, and (C) shall be duly qualified and in good standing as foreign entities authorized to transact business in each jurisdiction where the conduct of its business or the ownership of the JV1 Properties and the JV2 Properties requires such qualification. Immediately prior to the Closing, (x) other than with respect to operations related to the JV2 East Edisto Dorchester Properties, MWV-EED and JV1 will not have conducted any operations other than as set forth in, and, from the Effective Date through the Closing Date, in accordance with the terms of, this Agreement, (y) the sole assets of MWV-EED and JV1 shall be the assets related to the JV2 East Edisto Dorchester Properties and the interests in the JV1 Properties and the JV2 Properties and (z) the only liabilities of MWV-EED and JV1 at Closing, if any, shall be those that relate to the JV1 Properties and the JV2 Properties.

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(xxii) Timberlands III, LLC is a wholly-owned subsidiary of MWV. Timberlands III, LLC (A) is a limited liability company duly organized, validly existing and in good standing under applicable law, (B) has all requisite corporate or comparable power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (C) is duly qualified and in good standing as a foreign entity authorized to transact business in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. Immediately prior to the Closing, (x) Timberlands III, LLC will not have conducted any operations other than acquiring the Timberlands III Assets, (y) the sole assets of Timberlands III, LLC shall be the Timberlands III Assets and (z) the only liabilities of Timberlands III, LLC shall be those that relate to the Timberlands III Assets that Purchaser is assuming pursuant to the terms of this Agreement.

For purposes of this Section 14, “Seller’s Knowledge” shall mean the actual knowledge without any duty of inquiry or investigation on the part of those individuals listed on Exhibit 45 attached hereto. Seller may supplement or amend the information contained in the Seller’s Disclosures delivered to the Purchaser to reflect events occurring or conditions first existing after the date of this Agreement that if existing on the date of this Agreement would have been required to be set forth in one of more of such Seller’s Disclosures. Such supplements or amendments shall be given effect and shall be deemed to amend and supplement the appropriate disclosure schedules delivered on the date hereof for purposes of determining whether the condition to Closing contained in Section 19(b)(i) has been satisfied. For the purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification under Section 15 herein, the Seller’s Disclosures shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement or amendment thereto. Notwithstanding the foregoing, the information contained in any supplement or amendment to the Seller’s Disclosures made by Seller pursuant to this Section 14 to disclose any contract or other binding obligation incurred by Seller in the ordinary course of business after the date of this Agreement and not in violation of any term or provision of this Agreement will be deemed included in the Seller’s Disclosures as of the date of this Agreement for purposes of the preceding sentence.

(b) PCT, PCL, Marketing, Highland Mineral and PC Parent, as the context requires, hereby warrant and represent to Seller, as of the Effective Date and as of the Closing Date, that:

(i) PCT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to: (A) own, lease and operate the Timberlands and to carry on its business as now being conducted; (B) execute this Agreement; and (C) perform its obligations and consummate the Transactions.

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(ii) PCL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to: (A) execute the LLC Agreement; and (B) perform its obligations and consummate the Transactions.

(iii) Marketing is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to: (A) accept assignment of and assume the Kapstone FSA; (B) enter into the JV FSA; and (C) perform its obligations and consummate the Transactions.

(iv) Highland Mineral is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to: (A) own, lease and operate the Mineral Rights; and (B) perform its obligations and consummate the Transactions.

(v) PC Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute this Agreement and comply with the terms of the Guaranty.

(vi) The execution, delivery and performance of this Agreement and the consummation of Transactions by PCT have been duly and validly authorized by all necessary partnership action, and no other company proceedings on the part of PCT are necessary for it to authorize this Agreement or to consummate the Transactions. The execution, delivery, and performance by PCT of this Agreement will not result in a breach or violation of, or default under, the terms, conditions or provisions of its certificate of limited partnership, partnership agreement or any standing resolution of its partners (as the case may be) or any other partnership document.

(vii) The execution, delivery and performance of this Agreement and the consummation of Transactions by PCL and Marketing have been duly and validly authorized by all necessary corporate action, and no other company proceedings on their part is necessary for them to authorize this Agreement or to consummate the Transactions. The execution, delivery, and performance by PCL and Marketing of this Agreement will not result in a breach or violation of, or default under, the terms, conditions or provisions of its articles of incorporation, bylaws, or any standing resolution of its shareholders (as the case may be) or any other corporate document.

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(viii) The execution, delivery and performance of this Agreement and the consummation of Transactions by Highland Mineral have been duly and validly authorized by all necessary limited liability company action, and no other company proceedings on its part is necessary for it to authorize this Agreement or to consummate the Transactions. The execution, delivery, and performance by Highland Mineral will not result in a breach or violation of, or default under, the terms, conditions or provisions of its certificate of limited liability company, limited liability agreement or any standing resolution of its members or any other limited liability company document.

(ix) The Guaranty has been duly and validly authorized by all necessary corporate action, and no other company proceedings on its part is necessary. The Guaranty will not result in a breach or violation of, or default under, the terms, conditions or provisions of its articles of incorporation, bylaws, or any standing resolution of its shareholders (as the case may be) or any other corporate document or material contract to which it is party.

(x) This Agreement has been duly and validly executed and delivered by PCT, PCL, Marketing, Highland Mineral and PC Parent, and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of PCT, PCL, Marketing, Highland Mineral and PC Parent, enforceable against them in accordance with its terms, subject to the General Equity Principles.

(xi) Subject to section 19(a)(i), there are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by PCT, PCL, Marketing or Highland Mineral of this Agreement, or the consummation of the Transactions, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect on their ability to perform its obligations under this Agreement.

(xii) There is no pending or, to their knowledge, threatened action or proceeding before any court, governmental agency or arbitrator which may materially adversely affect their ability to perform this Agreement.

(xiii) For purposes of Section 3(14) of ERISA, none of PCT, PCL, Marketing, Highland Mineral and PC Parent is a party in interest with Seller. PCT is not acquiring the Timberlands with the assets of an employee benefit plan as defined in Section 3(3) of ERISA, and PCT is not aware of any facts or circumstances that would cause the Transactions to be a “prohibited transaction” within the meaning of ERISA.

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(xiv) PCT, PCL, Marketing, Highland Mineral and PC Parent (which for this purpose includes their partners, members, principal stockholders and any other constituent entities) (y) have not been designated as a “specifically designated national and blocked persons” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (z) are currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 23, 2001, Executive Order 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(xv) Purchaser will have on the Closing Date sufficient funds available to pay the PCL JV1 Contribution, the PCL JV2 Contribution and the fees, expenses and other payment obligations that are the responsibility of Purchaser under the terms of this Agreement. Purchaser does not know of any circumstance or condition as of the date of this Agreement that would reasonably be expected to prevent or materially delay the availability of such funds at the Closing.

(c) PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT THE CLOSING: (i) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE ASSETS, INCLUDING WITH RESPECT TO THE PHYSICAL OR ENVIRONMENTAL CONDITION; QUANTITY OR QUALITY OF TIMBER OR TIMBERLANDS, INCLUDING PROFITABILITY, AGE, CLASSES, SPECIES, MERCHANTABILITY, YIELDS, ACREAGE, AVAILABILITY, QUALITY OR QUALITY OF WATER, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE PROPERTY OR FROM THE SALE OF THE PROPERTY; PROSPECTS FOR FUTURE IMPROVEMENTS OR FUTURE DEVELOPMENT; ECONOMIC FEASIBILITY, MARKETABILITY OR ANY OTHER MATTER RELATING TO ANY REAL PROPERTY OR PERSONAL PROPERTY, OR WITH RESPECT TO MINERAL ESTATES OR MINERAL RIGHTS OR INTERESTS OR RESERVATIONS THEREOF (AS TO WHICH NO WARRANTIES AS TO TITLE ARE MADE), MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, RELATING TO ANY OF THE FOREGOING MATTERS, AND (ii) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT THE CLOSING, INCLUDING SELLER’S OBLIGATION TO INDEMNIFY PURCHASER AS DESCRIBED IN SECTION 15 HEREIN, PURCHASER SHALL TAKE THE ASSETS IN AN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE.

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(d) UPON THE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, OR PURSUANT TO THE PHASE I REPORTS, AND UPON THE CLOSING, EXCEPT WITH RESPECT TO A BREACH OF ANY OF SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, NOW OR HEREAFTER EXISTING, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED OR MIGHT IN THE FUTURE ALLEGE AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL OR ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE ASSETS.

15. Indemnification.

(a) (i) All representations and warranties made by any party in this Agreement shall survive for eighteen (18) months after the Closing Date, subject to the further provisions hereof. All covenants and agreements made by any party in this Agreement shall survive until performed in full or the obligation to so perform shall have expired. No claim may be asserted nor may any action be commenced against any Indemnifying Party for any inaccuracy of any representation or warranty contained herein, unless a Claim Notice is received by such Indemnifying Party prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in this Section 15; provided, that any claim made by the Indemnifying Party in accordance with this Section 15 seeking to be indemnified within the time periods set forth in this Section 15 shall survive until such claim is finally and fully resolved.

    (ii) Notwithstanding the foregoing, except as set forth in the Deeds, the owner’s affidavit or the Access Affidavit or any other document delivered at Closing, all representations and warranties made by Seller or any Affiliates with respect to the ownership, title, or access of the Assets shall terminate as of the Closing Date with respect to all such Assets as to which Purchaser has received (A) a Title Commitment for a Title Policy that meets the conditions set forth in this Agreement, the issuance of which Title Policy is subject only to Purchaser’s payment of the premium therefor and Purchaser’s satisfaction of the Title Company’s other customary conditions to be satisfied by Purchaser, as to which Title Commitment Purchaser has not raised a Title Objection (or has raised a Title Objection which

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has not been upheld pursuant to Section 35 or has been cured) or (B) a credit against the Purchase Price or a credit against the PCL JV1 Contribution or the PCL JV2 Contribution, as the case may be. Notwithstanding any other provision of this Section 15, with respect to any Loss in respect of any Asset which is or may be the subject of any Title Policy, the Indemnified Party shall first diligently pursue to resolution all rights and remedies thereunder (including applicable law) before it shall be entitled to obtain seek indemnity for such Loss under this Agreement or any Deed (which for the purposes of this Section 15 only shall include all deeds with respect to conveyances to Timberlands III, LLC, MWV-EED and JV1, and all other prior deeds in the chain of title with respect to any subject property executed by Seller or any Affiliate). In the event resolution has not, despite such diligent pursuit, been obtained at least three (3) months prior to expiration of the applicable Statute of Limitations the non-Indemnified Party shall enter into a standstill agreement in form and substance reasonably satisfactory to the Indemnified Party. All payments under any Title Policy with respect to such Loss shall reduce the amount of such Loss from the first dollar.

(b) Obligation of Seller. If the Closing occurs, Seller shall indemnify, defend and hold the Purchaser and their directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) harmless for any Loss incurred or suffered by any of them to the extent as a result of or in connection with or involving a:

(i) breach of a representation or warranty by the Seller in this Agreement, either (1) as made as of the date hereof or (2) if the Closing occurs, as hereby expressly re-made as of the Closing, including any “Closing” for an Excluded Asset, but in such event, solely with respect to, and only to the extent such representation or warranty is applicable to such Excluded Asset, (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); or

(ii) breach or nonperformance of any of the covenants or agreements of Seller contained in this Agreement.

(c) Obligation of Purchaser. If the Closing occurs, Purchaser shall indemnify, defend and hold the Seller and their directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) harmless for any Loss incurred or suffered by any of them to the extent as a result of or in connection with or involving a:

(i) breach of a representation or warranty by the Purchaser in this Agreement either (1) as made as of the date hereof or (2) if the Closing occurs, as hereby expressly re-made as of the Closing, including any “Closing” for an Excluded Asset, but in such event solely with respect to, and only to the extent such representation or warranty is applicable to such Excluded Asset, (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

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(ii) breach or nonperformance of any of the covenants or agreements of Purchaser contained in this Agreement; or

(iii) breach or nonperformance of any of Purchaser’s or Timberlands III, LLC’s obligations under the Timberlands Contracts, the Mineral Leases, the Kapstone FSA and the Inbound Kapstone-Supporting FSAs after the Closing, except to the extent Seller’s acts or omissions caused such breach or nonperformance.

(d) Notice of Loss; Third Party Claims.

(i) If (A) any third party institutes or asserts any proceeding that may give rise to Losses for which an Indemnifying Party may be liable for indemnification under this Section 15 (a “Third Party Claim”) or (B) any Indemnified Party shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim” and, together with a Third Party Claim, a “Claim”), then, in each case, the Indemnified Parties shall promptly, and in any event (x) within thirty (30) days after becoming aware of such Claim and (y) at all times within the survival period provided in Section 15(a), send the Indemnifying Parties a written notice specifying in reasonable detail the nature of such Claim, the facts and circumstances on which the asserted Claim is based, and a good faith estimate of the related actual or potential Losses (a “Claim Notice”); provided, however, that, subject to the last sentence of 15(a), the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 15, except to the extent that such Indemnifying Party is prejudiced as a result thereof.

(ii) In the case of a Third Party Claim, except pursuant to the last sentence of this Section 15(d)(ii), the Indemnifying Parties shall have the right at any time upon written notice to the Indemnified Parties to conduct and control at its expense and through counsel of its own choosing the defense against such Third Party Claim. In the event that the Indemnifying Parties elect to conduct the defense of such Third Party Claim, (A) the Indemnified Parties will cooperate in all reasonable respects with the Indemnifying Parties and its attorneys in such defense and (B) the Indemnifying Parties will not be liable to the Indemnified Parties for legal expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof. In any such Third Party Claim, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (x) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel, or (y) the Indemnifying Party and the Indemnified Party have actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then in all such cases of clauses (x) and (y), the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party; provided, that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel (plus one separate local counsel in each applicable jurisdiction) for the Indemnified Parties. Without the prior written consent of the Indemnified Parties (such consent not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim,

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if pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief could be imposed against the Indemnified Parties (or in the case of the Purchaser Indemnitees, MWV-EED or any of its Subsidiaries), (B) such settlement or cessation would (or would reasonably be likely to) lead to liability or create any financial or other obligation on the part of the Indemnified Party (or in the case of the Purchaser Indemnitees, MWV-EED or any of its Subsidiaries) for which the Indemnified Parties are not entitled to indemnification hereunder, or (C) such settlement or cessation could include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. Provided that an Indemnified Party has given the Indemnifying Party a Claim Notice of a Third Party Claim as required hereunder, unless an Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate, and the Indemnifying Party shall be bound by any final determination with respect to such Third Party Claim prior to such assumption; provided, however, that the Indemnified Party may not agree to any settlement without the consent of the Indemnifying Person (which consent will not be unreasonably withheld, conditioned or delayed). Each Party shall reasonably cooperate with the other Parties by providing records and information on a timely basis that are reasonably relevant to any Third Party Claim, and shall in good faith regularly consult with counsel for the other Parties and include such counsel in relevant conferences and proceedings to the extent requested by such counsel.

(e) If, following the date hereof but prior to the Closing Date, Purchaser obtains actual knowledge of any fact, circumstance or information that would cause one or more of the representations and warranties made by Seller to be inaccurate as of the date made or as of the Closing Date, to the extent that Purchaser, upon actually determining the presence of such inaccuracy, does not, within five (5) Business Days, provide Seller with notice of such fact, circumstance or information, the Purchaser Indemnitees shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof. Provided, however, that this Paragraph shall be inoperable as to any changes or updates to Seller’s Disclosures, whether or not Purchaser had actual, imputed or implied knowledge of such changes or updates.

(f) Each of the indemnification obligations of Seller and Purchaser under this Section 15 is subject to the following limitations:

(i) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 15(b)(i) or Section 15(c)(i), unless and until the aggregate amount of all Losses which may be recovered from the applicable Indemnifying Parties under this Agreement equals or exceeds Five Million Dollars ($5,000,000) and then only for the amount of such Losses with respect to such matters in excess of such amount, up to an aggregate maximum amount equal to ten percent (10%) of the Purchase Price; provided that the limitations set forth in this subclause shall not apply to a breach of the representations and warranties set forth in Section 3.2(c).

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(ii) The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage (including any Title Policy) or from any other person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Section 15 shall use commercially reasonable efforts, at the Indemnifying Party’s cost and expense, to collect any amount available under any such insurance coverage and from any such other person alleged to have responsibility. If an Indemnified Party (or an affiliate) receives an amount under insurance coverage or from such other person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Section 15, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, net of any expense incurred by the Indemnified Party in collecting such amount.

(g) Except as otherwise set forth in this Agreement or any document to be delivered at Closing, including the Deeds, from and after the Closing each Party hereby acknowledges and agrees that its respective sole and exclusive remedy with respect to any and all Claims against the other Parties and their Affiliates with respect to any and all matters arising under or by reason of this Agreement shall be pursuant to the indemnification provisions contained in this Section 15 and shall be in lieu of any rights the Parties may have under applicable law with respect thereto, except in the case of any Loss suffered as a result of or in connection with a Party’s fraud or intentional, knowing or willful misstatement or breach. Without limiting the generality of the foregoing and for the avoidance of doubt, a Loss suffered by Party as a result of another Party’s fraud or intentional, knowing or willful misstatement or breach of a representation or warranty by Seller set forth in Section 14 shall not be subject to the limitations set forth in Section 15(f) herein.

16. No Brokerage Commission. Other than with respect to the services of Merrill Lynch Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co., Seller warrants and represents to Purchaser that Seller has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions, and the payment of Merrill Lynch Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co., shall be the sole obligation of Seller. Purchaser warrants and represents to Seller that Purchaser has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions. Seller and Purchaser each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including reasonable attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party. This Section 16 shall survive the termination, cancellation or expiration of this Agreement.

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17. Employees and Benefit Plans.

17.1. Employee Offers and Related Matters.

(a) As soon as reasonably practicable following the Closing Date, Seller shall pay to each Transitioning Employee all accrued compensation due to them through the close of business on the Closing Date.

(b) Seller shall cooperate with Purchaser to make the Timberland Employees available for interview with Purchaser at mutually agreeable times and locations; provided that Purchaser agrees that such interviews shall not interfere unreasonably with the operation of Seller’s business. In addition to those positions that Purchaser establishes to oversee the Assets, Purchaser agrees to consider Seller’s Timberland Employees for any open positions within the company, and to offer employees the same relocation benefits it would offer to any new hire of Purchaser. Purchaser shall extend written offers of employment not less than fifteen (15) days before Closing to each of the Timberland Employees it intends to hire. Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that the aggregate number of Timberland Employees to whom Purchaser shall extend offers of employment under this Section 17.1(b) shall be no less than twenty-three (23) Timberland Employees. Each offer of employment contemplated by this Section 17.1(b) shall: (i) be contingent upon such Timberland Employee’s passing Purchaser’s mandatory applicant substance abuse test and background check, (ii) be effective subject to and as of the Closing, (iii) provide for a base salary or wage no less favorable than the base salary or wage provided to such Timberland Employee immediately prior to the Closing, and (iv) provide for employee benefits that are substantially comparable to the employee benefits provided to other similarly situated employees of Purchaser. Those Timberland Employees who accept an offer of employment with Purchaser and who subsequently pass Purchaser’s mandatory applicant substance abuse test are referred to as “Transitioning Employees.” Those Timberland Employees who do not accept such offers of employment, or who accept such offers but who subsequently fail Purchaser’s mandatory applicant substance abuse test, are referred to as “Nontransitioning Employees.” Purchaser agrees that it will conduct all mandatory applicant substance abuse tests and background checks and determine whether any tested employees fail prior to the Closing Date. Purchaser further agrees that, during the twelve (12) month period following the Closing, each Transitioning Employee who remains employed by Purchaser or its Subsidiaries shall be provided with a base salary or wage no less favorable than the base salary or wage provided to such Timberland Employee immediately prior to Closing and employee benefits that are substantially comparable to the employee benefits provided to similarly situated employees of Purchaser.

(c) Effective from and after the first day after Closing, Purchaser shall assume and become solely responsible for any and all liabilities with respect to the employment or termination of employment of Transitioning Employees, including any liabilities relating to or arising in connection with any actual or constructive termination of any such Transitioning Employee’s employment by Purchaser or its Subsidiaries after the Closing. Purchaser agrees

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that it will not take any action with respect to Transitioning Employees that would cause Seller to incur any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) or any similar applicable federal or state law or regulation. From and after the Closing, Seller shall remain solely responsible for any and all liabilities for: (i) accrued but unpaid salaries, wages, vacation or sick pay, deferred compensation or other similar payroll items arising as a result of services rendered by any Timberland Employee to Seller at any time prior to the Closing; and (ii) for any actions taken by Seller at any time prior to the Closing with respect to any Timberland Employee or with respect to any employee benefits plans sponsored, maintained or contributed to by Seller in respect of such Timberland Employee. Each Transitioning Employee will be credited with his or her years of employment service with Seller for purposes of determining eligibility, vesting and benefit accrual under the applicable employee benefit plans of Purchaser and its Subsidiaries; provided that such service shall not be credited for purposes of benefit accrual under any final average pay defined benefit pension plan or where such credit would result in a duplication of benefits. In addition, during the twelve-month period following the Closing, each Transitioning Employee who suffers a termination of employment shall receive severance benefits from Purchaser or its Subsidiaries that are no less favorable than those provided to such Transitioning Employee immediately prior to the Closing, taking into account service with Seller and its Affiliates prior to the Closing and Purchaser and its Affiliates following the Closing.

(d) From and after the Closing, Seller shall remain solely responsible for any and all liabilities with respect to the Nontransitioning Employees for all claims arising under WARN, the Consolidated Omnibus Budget Reorganization Act, as amended (“COBRA”), disability plans sponsored, maintained or contributed to by Seller in respect of such Nontransitioning Employees, the Family and Medical Leave Act of 1993, as amended, or retirement plans sponsored, maintained or contributed to by Seller in respect of such Nontransitioning Employees. From and after the Closing, Seller also shall remain solely responsible for: (i) disability benefits payable under any disability benefit plan sponsored, maintained or contributed to by Seller to those Timberland Employees who, on the Closing Date, are on long or short-term disability status and are entitled to benefits under such plans; and (ii) post-retirement health and life insurance benefits payable under the terms of any plan sponsored, maintained or contributed to by Seller that provides such post-retirement benefits to former employees of Seller and their eligible spouses and dependents who, on the Closing Date, are receiving such post-retirement benefits under such plan.

(e) For two (2) years after the date hereof, Seller shall not directly or indirectly, without the prior written consent of Purchaser, recruit, offer employment to, employ (including employment as a consultant), lure or entice away or in any other manner persuade or attempt to persuade any Transitioning Employee or an employee of Purchaser or any Subsidiary of Purchaser to leave the employ of Purchaser unless such person’s employment has been terminated by the Purchaser or the applicable Subsidiary thereof; provided, however, that Seller and their Subsidiaries shall not be prohibited from: (i) soliciting or hiring any Transitioning Employee whose employment with Purchaser or its applicable Subsidiary has been terminated at

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least thirty (30) days prior to the initiation of such employment discussions; or (ii) from hiring a Transitioning Employee who responds to a public job announcement, including through a bona fide search firm (but only so long as not specifically directed at such individuals), it being agreed that any such public job announcement shall not violate the terms of this Section 17.1(e).

17.2. Retirement Plans.

(a) Pre-Closing/Post-Closing Allocation. Subject to the balance of this Section 17, Seller will retain all liability and responsibility for the disposition of interests under the Seller 401(k) Plan (“Investment Plan”) and the Seller pension plan (“Retirement Plan”) with respect to those Transitioning Employees or their beneficiaries who, as of the Closing Date, are participants in the Investment Plan or Retirement Plan, as applicable. Effective as of the Closing, Transitioning Employees shall cease to be active participants in the Investment Plan and the Retirement Plan and no Transitioning Employee will be eligible to make any contributions to the Investment Plan or accrue benefits under the Retirement Plan and Seller will not be obligated to make any contribution with respect to any such participant in the Investment Plan on or after the Closing Date.

(b) Purchaser’s Plans.

        (i) Defined Benefit Retirement Plans. Purchaser agrees that, (A) effective as of the first day after the Closing Date, Transitioning Employees shall be eligible to participate in Purchaser’s defined benefit plan(s) on the same basis as the Purchaser’s similarly situated employees are then eligible to participate, and (B) Purchaser shall recognize under each of Purchaser’s defined benefit plans all the Transitioning Employee’s service with Seller completed prior to the Closing for purposes of eligibility to participate and vesting under each such plan, but not for purposes of determining the amount of benefit accrual under the plan.

        (ii) Defined Contribution Plans. Purchaser agrees that, effective as of the first day of the month after their hire, Transitioning Employees shall be eligible to participate in Purchaser’s existing Purchaser defined contribution plans on the same basis as Purchaser’s similarly situated employees are then eligible to participate.

17.3. Welfare Plans.

(a) Seller’s Plans. Seller shall remain solely responsible for liabilities for any claims incurred under the health insurance plans of Seller and its Affiliates by any Transitioning Employees and his or her eligible dependents through the end of the month in which the Closing occurs, and, if the Closing occurs in November 2013, Seller shall continue, through December 31, 2013, to provide health insurance under the health insurance plans of Seller and its Affiliates to the Transitioning Employees and their eligible dependents and, no later than five Business Days following receipt of a written invoice therefor, Purchaser shall reimburse Seller for 102% of the December 2013 health insurance premiums corresponding to

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such Transitioning Employees. From and after the Closing, Seller shall remain solely responsible for liabilities for claims of the Transitioning Employees and their eligible dependents incurred prior to the Closing under those plans that are disability, accident or life insurance plans, and Purchaser shall be solely responsible for all such liabilities for claims incurred by any Transitioning Employee or his or her eligible dependents after the Closing, except as noted in the immediately preceding sentence. If (i) the Closing occurs in a month other than November, 2013, then from and after the first day of the month following the month in which the Closing occurs, Purchaser shall be solely responsible for all liabilities for any claims incurred under the health insurance plans of Purchaser and its Affiliates incurred by any Transitioning Employee or his or her eligible dependents on or after the first day of the month following the month in which the Closing occurs. If Closing occurs in November 2013, then, from and after January 1, 2014, Purchaser shall be solely responsible for all liabilities for any claims incurred under the health insurance plans of Purchaser and its Affiliates incurred by any Transitioning Employee or his or her eligible dependents on or after January 1, 2014. For the purposes of this Section 17.3, a claim for health benefits shall be deemed to have been incurred when the services that are the subject of such claim are rendered and a claim for disability, accident or life insurance shall be deemed to have been incurred when the last event giving rise to such claim occurs. This Section 17.3(a) shall not be construed to require Purchaser to provide health, disability, accident or life insurance plans that are the same or similar to plans that Seller currently provides to the Timberland Employees.

(b) Purchaser’s Plans. Effective from and after the Closing (or, in the case of health insurance plans, the first day of the month following the month in which the Closing occurs if the Closing occurs in a month other than November 2013, or if the Closing occurs in November 2013, from and after January 1, 2014), Purchaser shall cause each Transitioning Employee and his or her eligible dependents to become eligible to participate immediately in each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries and each other benefit arrangement sponsored, maintained or contributed to by Purchaser for the benefit of similarly situated employees of Purchaser (“Purchaser Health and Welfare Plans”). For purposes of each Purchaser Health and Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transitioning Employee, Purchaser shall use its commercially reasonable efforts to cause all pre-existing condition exclusions, other than the pre-existing condition exclusion for transplants, and actively-at-work requirements of such plan to be waived for such employee and his or her covered dependents (“Seller Health and Welfare Plans”) in which such employee participated immediately prior to the Closing, and Purchaser shall use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Seller Health and Welfare Plans ending on the date such employee’s participation in the corresponding Purchaser Health and Welfare Plan begins to be taken into account under such Purchaser Health and Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Health and Welfare Plan. In

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addition, provided that Seller currently provides long term disability to the Timberland Employees, Purchaser agrees to ensure that Purchaser’s Long Term Disability Plan recognizes each Transitioning Employee’s years of employment service with Seller to the extent permitted by such Long Term Disability Plan.

(c) Cooperation of Parties to Ensure Coverage. Purchaser and Seller shall cooperate in ensuring that welfare benefit coverage for Transitioning Employees and their eligible dependents on and prior to the Closing is coordinated with such coverage provided after the Closing.

17.4. Amendment and Modification of Plans. Except as expressly provided in Sections 17.2 and 17.3, nothing contained in this Section 17 or any other provision of this Agreement shall limit the rights of Purchaser or Seller to amend, modify or terminate from time to time or at any time any of their respective benefit plans, or confer on any third party, including, but not limited to, any Transitioning Employee, any rights as a third-party beneficiary of the provisions herein.

17.5. Worker’s Compensation. From and after the Closing: (a) Seller shall remain solely responsible for all workers’ compensation claims of any Nontransitioning Employees and for workers’ compensation claims of any Transitioning Employees that are based on any accident that occurred or injury that was documented prior to Closing, and (b) Purchaser shall be solely responsible for all workers’ compensation claims of any Transitioning Employees that are based on any accident that occurred or injury that occurred on or after Closing.

18. Taxes; Expenses; Prorations.

(a) Ad valorem real property Taxes on the Assets and special assessments, as well as revenue, rents, royalties, prepaid royalties/minimum royalties, and deposits under the Timberlands Contracts, Mineral Leases and Kapstone FSAs to the extent such Timberlands Contracts, Mineral Leases and Kapstone FSAs affect the Assets, shall be prorated as of the Closing Date, credited to Purchaser, or, with respect to those items set forth on Exhibit 46, credit to Seller, as appropriate. If actual Tax bills for the Taxable year of the Closing are not available, said Taxes shall be prorated based on Tax bills for the previous Taxable year and the Parties agree to cause a re-proration of said Taxes upon the receipt of Tax bills for the taxable year of the Closing. If any portion of the Assets is not designated by a separate Tax parcel, said Taxes shall be adjusted to an amount bearing the same relationship to the total Tax bill which the acreage contained within the applicable portion of the Assets bears to the acreage contained within the property included within said Tax bill. Purchaser and Seller shall reasonably cooperate in good faith to cause all real property Taxes on the Assets to be paid (and to reimburse the appropriate Party making such payments, as applicable), to the extent subdivisions or changes of ownership are not reflected on future real property Tax bills. Any “rollback” Taxes assessed against the Assets as a result of Purchaser’s change in the use of the Assets or failure to maintain the Timberlands in any property Tax reduction program shall be paid by Purchaser within thirty (30) days of final determination thereof.

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(b) Purchaser shall pay (or, to the extent required to be paid by Seller, shall promptly reimburse Seller) (i) one-half (1/2) of all costs in connection with the recording of the Deeds (other than the South Carolina deed recording fee, if any, imposed pursuant to Title 12 Section 24 of the South Carolina Code that may be applicable to the Transactions, which shall be Seller’s responsibility), (ii) one-half (1/2) of the Virginia grantee/buyer Tax imposed pursuant to Va. Code Ann. Sec. 58.1, (iii) all costs of purchasing any Title Policy and any endorsements thereto, including any coordination fees of the Title Company in connection therewith, (iv) all costs of Purchaser’s due diligence, (v) all costs of Purchaser’s legal representation, and (vi) one-half (1/2) of any other Transfer Taxes (including any Transfer Taxes imposed in respect of the transactions described in Section 4 hereof).

(c) Seller shall pay (or, to the extent required to be paid by Purchaser, shall promptly reimburse Purchaser) (i) one-half (1/2) of all costs in connection with the recording of the Deeds (other than the South Carolina deed recording fee, if any, imposed pursuant to Title 12 Section 24 of the South Carolina Code that may be applicable to the Transactions, which shall be Seller’s responsibility), (ii) all costs of searching title and producing the Title Commitments, (iii) one-half (1/2) of the Virginia grantee/buyer Tax imposed pursuant to Va. Code Ann. Sec. 58.1, (iv) one-half (1/2) of any other Transfer Taxes (including any Transfer Taxes imposed in respect of the transactions described in Section 4 hereof), (iv) all costs of the Phase I Reports (including the cost of relevant portions of previous reports that were updated to produce the Phase I Reports), (v) all costs of Seller’s legal representation, and (vi) any “rollback” Taxes that may be due on transfer of the Timberlands except those that are Purchaser’s responsibility under Section 18(a) above.

(d) Except as set forth in this Agreement, all other costs shall be borne by the Party incurring them.

19. Closing Conditions.

(a) The obligations of each of Seller and Purchaser to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following condition:

(i) There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the Transactions.

(ii) In the event that a Governmental Authority having jurisdiction notifies the Parties in writing that it has determined that filings are required under the HSR Act and Rules with respect to the Transactions, (A) the Parties shall promptly (but in any event no later than five (5) Business Days after receipt of such notice) submit their respective filings (including a notification and report form under the HSR Act and Rules with respect to the Transactions) in accordance with Section 9, (B) each of the Parties shall seek early termination of the waiting period under the HSR Act

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and (C) the Parties shall use their respective reasonable best efforts to respond to any request for additional information or documentary material made by any such Governmental Authority and to cause all waiting periods applicable under the HSR Act and Rules to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the Transactions constitute a violation of any antitrust laws, all to the end of expediting consummation of the Transactions. Each of Purchaser and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority, to the extent permitted by such Governmental Authority, and each of Purchaser and Seller shall have the right to have a representative present at any such meeting. In the event any waiting period applicable under the HSR Act and Rules has not expired or been terminated by the Closing Date, the Closing Date shall be five (5) days following expiration or termination of the applicable waiting period under the HSR Act and Rules, but no later than the Outside Closing Date.

(b) Unless waived by Purchaser, the obligations of Purchaser to consummate the Transactions shall be further subject to the fulfillment in all respects, on or before the Closing Date, of the following conditions precedent:

(i) the truth and accuracy as of the Closing Date (except to the extent such warranty and representation expressly relates to an earlier date, in which case as of such earlier date), in all material respects, of each and every warranty and representation herein made by Seller (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect set forth therein); provided that no such representation or warranty of Seller will be deemed untrue or incorrect for the purposes of this Section 19(b)(i) as a consequence of the existence of any fact, event, change, condition, development, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, condition, development, circumstance or effect, individually or taken together with all other facts, events, changes, conditions, developments, circumstances or effects inconsistent with any representation or warranty of Seller, would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;

(ii) Seller’s timely performance of and compliance with, in all material respects, each and every term, condition, covenant, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement, including the delivery of the Seller’s Closing Documents;

(iii) Seller shall have delivered to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser dated as of the Closing Date and signed by a duly authorized officer of Seller to the effect that the conditions set forth in Sections 19(b)(i) and 19(b)(ii) have been satisfied; and

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(iv) Purchaser’s receipt of a binding Title Commitment from the Title Company to issue Title Policies, endorsed with forms ALTA 15 and ALTA 15.1 (Non-Imputation), as appropriate, (subject only to Purchaser’s payment of the premiums therefor and satisfaction of any Purchaser obligations under the Title Commitment) insuring (A) Purchaser’s title to the Timberlands, and (B) the appropriate title-holding entity’s title to the JV1 and JV2 Properties, in each case following the Closing, subject only to the Permitted Encumbrances (and excluding in all events insurance as to the Reserved Interests, Mineral Rights, riparian and water rights or similar rights or interests in connection therewith).

(c) Unless waived by Seller, the obligations of Seller to consummate the Transactions shall be further subject to the fulfillment in all respects, on or before the Closing Date, of the following conditions precedent:

(i) the truth and accuracy as of the Closing Date (except to the extent such warranty and representation expressly relates to an earlier date, in which case as of such earlier date), in all material respects, of each and every warranty and representation herein made by Purchaser (other than the those set forth in Section 14(b)(xiii)). The warranties and representations of Purchaser that are set forth in Section 14(b)(xiii) shall be true and correct in all respects as of the Closing Date as if made as of such date;

(ii) Purchaser’s timely performance of and compliance with, in all material respects, each and every term, condition, agreement, restriction and obligation to be performed and complied with by Purchaser under this Agreement, including the delivery of the Purchaser’s Closing Documents;

(iii) Purchaser shall have delivered to Seller a certificate in form and substance reasonably satisfactory to Seller dated as of the Closing Date and signed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Sections 19(c)(i) and 19(c)(ii) have been satisfied; and

(iv) Purchaser shall have delivered to Seller a fully executed copy of a letter consistent in all material respects with Exhibit 47 attached hereto (the “Borrowing Capacity Evidence”), which letter shall state that the aggregate amount of Purchaser’s and its Affiliates’ outstanding borrowings in the Farm Credit System (the “Existing Funded Indebtedness”) and undrawn revolving borrowing commitments in the Farm Credit System (treating all such commitments to borrow as being fully drawn for purposes of this provision) (the “Existing Borrowing Commitments” and together with the Existing Funded Indebtedness, the “Existing Indebtedness”) is not in excess of $226,000,000.

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20. Default; Remedies; Termination.

(a) The Parties agree that monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is agreed that the Parties shall be entitled to seek equitable relief including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, except as otherwise specifically provided in this Agreement. Each Party hereby waives any requirement of any posting of bond.

(b) This Agreement and the Transactions may be terminated, at any time prior to the Closing Date (the date of any such termination, the “Termination Date”), at the terminating Party’s option and, except as otherwise set forth in this Agreement, as its sole remedy, in the following circumstances:

(i) by the mutual written consent of Purchaser and Seller;

(ii) by Purchaser, if the Transactions have not been consummated on or before the Outside Closing Date; provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 20(b)(ii) if Purchaser’s breach of any obligation, representation or warranty under this Agreement has prevented the consummation of the Transactions on or prior to such date;

(iii) by Seller, if the Transactions have not been consummated on or before Outside Closing Date; provided that Seller shall not be entitled to terminate this Agreement pursuant to this Section 20(b)(ii) if Seller’s breach of any obligation, representation or warranty under this Agreement has prevented the consummation of the Transactions on or prior to such date;

(iv) by Purchaser, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Seller has become untrue, in each case, such that the conditions set forth in Section 19(a) or Section 19(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 20(b)(iv) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Purchaser to Seller informing Seller of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Closing Date; and, provided, further that Purchaser may not terminate this Agreement pursuant to this Section 20(b)(iv) if Purchaser is then in breach of this Agreement in any material respect;

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(v) by Seller, if Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Purchaser has become untrue, in each case, such that the conditions set forth in Section 19(a) or Section 19(c), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 20(b)(v) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Seller to Purchaser informing Purchaser of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Closing Date; and, provided, further that Seller may not terminate this Agreement pursuant to this Section 20(b)(v) if Seller is then in breach of this Agreement in any material respect;

(vi) by Purchaser, if there has been a Material Adverse Effect;

(vii) by Purchaser or Seller, if the aggregate total of Title Carveouts, Environmental Carveouts and Casualty Damage Value exceeds the Loss Threshold; or

(viii) by Purchaser or Seller, if any Governmental Authority shall have issued an order or decree or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or decree or other action shall have become final and non-appealable.

(c) If this Agreement is terminated pursuant to Section 20(b), such termination shall be without liability to any Party to this Agreement or any Affiliate, shareholder, member, director, manager or representative of such Party, except that (i) Sections 9(a), 11, 15, 16, this Section 20(c), 22-34, 36, 38-39 shall survive in accordance with their terms and (ii) nothing herein shall relieve any Party for liability for willful misconduct, fraud or any intentional breach of this Agreement

(d) Notwithstanding anything contained in this Section 20, no Party shall be liable to the other Parties for any indirect, incidental, consequential or special damages suffered by such other Parties, including lost revenues or lost profits, whether arising in contract, tort, negligence, strict liability, breach of statutory duty or otherwise, and regardless of any notice of the possibility of such damages.

21. No Solicitation. From the date hereof until the earlier of the Closing or the termination of this Agreement for any reason Seller, except as permitted under the terms of this Agreement (including Section 7(g)), shall not, directly or indirectly: (a) initiate, solicit or encourage any proposal or offer from any person (other than Purchaser or its Affiliates) relating to the sale or transfer of any Assets, whether in a single transaction or in a series of related transactions, except for the sales and dispositions expressly set forth on Schedules 12(b) or 14; (b) participate in any discussions or negotiations or enter into any agreement with any person (other than Purchaser or its Affiliates) relating to any sale or transfer of any Assets, whether in a single transaction or in a series of related transactions, except for the sales and dispositions expressly set forth on Schedules 12(b) or 14; (c) accept any proposal or offer from any person

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(other than Purchaser or its Affiliates) to sell or transfer any of the Assets, whether in a single transaction or in a series of related transactions, except for the sales and dispositions expressly set forth on Schedules 12(b) or 14; or (d) direct any of the officers, directors, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives or agents of Seller, or any of their Subsidiaries to do any of the things prohibited by this Section 21.

22. Assignment. Except as otherwise expressly contemplated by this Agreement, neither Party shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party, given or withheld in its sole discretion. Notwithstanding the foregoing, Seller or Purchaser shall have the right to assign their respective rights and obligations under this Agreement to any party controlling, controlled by, or under common control with Seller or Purchaser, provided that no such assignment shall relieve Seller or Purchaser of any liability hereunder or be reasonably likely to prevent, delay or impede Closing; provided that, without the prior consent of Seller, PCT shall not have the right to assign to any Person (including any Affiliate of PCT) its obligation hereunder to issue the Note.

23. No Waiver. Except as specifically set forth herein, no action or failure to act by any Party shall constitute a waiver of any right or duty afforded to such Party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

24. Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Delaware without giving effect to its principles or rules of conflicts of law to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each Party irrevocably submits to the jurisdiction of (a) the state courts of the State of Delaware and (b) the United States District Court for the District of Delaware in connection with any proceeding arising out of or relating hereto or the Transactions, and hereby irrevocably agrees that all claims in respect of such proceeding shall be heard and determined in such state or federal court. Each Party hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any proceeding arising out of or relating hereto or the Transactions in the (A) the state courts of the State of Delaware, or (B) the United States District Court for the District of Delaware, and the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties hereto further agree, to the fullest extent permitted by law, that final and non-appealable judgment against any of them in any proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each Party agrees that service of process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 25 shall be effective service of process for any proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 24. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations hereunder.

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25. Notice. Any and all notices required or permitted under this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by facsimile or e-mail, to the other Party at the addresses set forth below, and such address as may be furnished by notice in accordance with this Section 25; provided, however, if any delivery is made by facsimile or e-mail, such delivery shall be deemed delivered only if the Party giving such notice obtains a confirmation of receipt or also delivers such notice by hand delivery, United States mail or recognized overnight carrier for next day delivery. All notices shall be deemed given and effective upon the earliest to occur of: (i) the confirmed facsimile or e-mail transmission or hand delivery of such notice to the address for notices; (ii) one Business Day after the deposit of such notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices; or (iii) three Business Days after depositing the notice in the United States mail.

Seller:	MeadWestvaco Corporation 501 South 5th Street Richmond, Virginia 23219-0501 Attention: General Counsel Phone: (804) 444-1000 Fax: (804) 444-1973

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Gregory E. Ostling Phone: (212) 403-1000 Fax: (212) 403-2000 Email: GEOstling@wlrk.com

Purchaser:	Plum Creek Timberlands, L.P. 601 Union Street, Suite 3100 Seattle, WA 98101 Attention: Russell Hagen Phone: (206) 467-3624 Fax: (206) 467-3799 Email: russell.hagen@plumcreek.com

with a copy to:	Plum Creek Timberlands, L.P. 601 Union Street, Suite 3100 Seattle, WA 98101 Attention: James Kraft Phone: (206) 467-3604 Fax: (206) 467-3799 Email: jim.kraft@plumcreek.com

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26. Entire Agreement. This Agreement, all Exhibits attached hereto and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by the Parties.

27. Captions. The captions of sections in this Agreement are for convenience and reference only and are not part of the substance hereof.

28. Severability. In the event that any one or more of the provisions, sections, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, section, word, clause, phrase or sentence in every other respect and of the remaining provisions, sections, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the Parties that this Agreement shall be enforceable to the fullest extent permitted by law.

29. Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. This Agreement may be executed by each Party upon a separate copy and attached to another copy in order to form on or more counterparts.

30. Binding Effect. This Agreement shall bind the Parties and their respective heirs, legal representatives, successors and assigns.

31. Time of Essence. Time is of the essence of this Agreement.

32. Survival. Except and to the extent as may otherwise expressly be provided herein, the provisions of this Agreement shall survive the Closing and shall not be merged into the delivery of the Deeds and other documents and the payment of all monies pursuant hereto at the Closing.

33. Incorporation of Exhibits. All exhibits referred to in this Agreement are hereby incorporated herein by this reference.

34. Confidentiality; Public Announcements. Purchaser and Seller agree that the terms and conditions of the Transactions are to remain confidential, except that either Party and its Affiliates may disclose the terms and provisions of this Agreement (i) to the extent that such Party or any of its Affiliates is required by applicable law (including the rules and regulations promulgated by the SEC or any stock exchange) to make public disclosure, or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, provided that, in either case, the disclosing Party shall provide the other Party with

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prior notice of such disclosure and the content thereof. No press releases or public statements concerning this Agreement or the Transactions will be made by any party without the prior written approval of all parties. This Section 34 shall survive any termination, cancellation or expiration of this Agreement or the Closing.

35. Dispute Resolution. If Seller asserts a Title Objection Dispute or an Environmental Objection Dispute, or if Purchaser and Seller are unable to agree as to size, configuration and other parameters of the Carveout, or any Carveout with respect to the Personal Property, the values of the Value Table, the value of a Title Objection Carveout under Section 7, the value of an Environmental Carveout under Section 8(b), the Casualty Damage Value under Section 12(b), or the value of a material adverse effect with respect to determination of a Title Objection Carveout with respect to a JV1 Property or a JV2 Property or the Personal Property (collectively, “Disputed Matter”), then either of Seller or Purchaser shall have the right to invoke the procedures of this Section 35 by delivering written notice to the other Party promptly after the event giving rise to such dispute or disagreement. Seller and Purchaser each shall appoint an independent forestry consultant (who shall be an independent appraiser with experience in commercial timberlands, minerals and forestland development property) within five (5) Business Days following the delivery of such written notice, each of which may be a consultant previously engaged by the appointing Party so long as the appointing Party or the appraiser discloses to the other Party, with such notice of appointment, all material relationships, affiliations and business dealings that such proposed forestry consultant currently has or has had during the three (3) year period prior to the date hereof with Purchaser, Seller and each of their respective Affiliates, and such two consultants will in turn select a third independent forestry consultant (subject to the same qualification and disclosure requirements) within five (5) Business Days to act with them in a panel to determine whether the Title Objection or Environmental Condition has merit, and/or the disposition of any other Disputed Matter; provided, however, if prior to the rendition of the determination by the panel, if (a) with respect to any Title Objection, the Title Company has removed any matter which is the subject of the Title Objection, and/or (b) with respect to any Environmental Condition, the Environmental Condition has been remediated to Purchaser’s reasonable satisfaction and the environmental consultant responsible for the Phase I which disclosed such Environmental Condition has certified as to such remediation, in any such event such Dispute shall not be subject to the review or determination of the panel. The panel shall make its determination based on the particular relevant provisions of this Agreement, the applicable Title Commitment and/or Phase I, the materials submitted by the parties hereunder and such other materials that the panel may deem to be relevant to its determination as described above. A majority of the panel of consultants will reach a binding decision within thirty (30) days following the selection of the third consultant, and the decision of the panel of consultants will be binding on the Parties and final and non-appealable. Seller and Purchaser will each bear the cost of its respective consultant and one-half (1/2) of the cost of the third consultant, and shall otherwise bear their own costs and expenses of dispute resolution. In accordance with Section 6(a), unless the Parties mutually agree otherwise the Closing shall not take place until at least ten (10) Business Days after the panel’s final determination of all Disputed Matters (other than those related to the South Carolina Timberlands) before the panel or the Outside Date, whichever is earlier. If there are any Disputed Matters which are not finally resolved at the

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Closing, the Parties shall work diligently and in good faith to pursue such Disputed Matters to a final resolution as promptly as possible after the Closing, and after such resolution, the Parties shall promptly make all adjustments, payments, contributions or take such other action in good faith as is provided herein or as may be necessary to implement such resolution; provided, however, that if such disputed matter pertains to a Carveout, such Carveout, as reasonably proposed by Purchaser, shall be excluded from the Assets conveyed at Closing until such Disputed Matter is finally resolved. In the event the Disputed Matter involves an Environmental Carveout, upon resolution of the Disputed Matter in favor of Seller, Purchaser shall have the election, within five (5) Business Days, to either (a) include the Environmental Carveout in the Assets being purchased or (b) exclude the Environmental Carveout (as determined (including the configuration of the parcel) in such final resolution) from the Assets being purchased (and from the applicable Deed), but in such event the Purchase Price shall not be reduced and the value of the Environmental Carveout shall not be counted as a Loss for the purposes of Paragraph 15(f)(i); provided that, in the event Purchaser fails to make the election within said five (5) Business Days, Purchaser shall be deemed to have elected subclause (b).

36. Business Days. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should occur on a non-Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next Business Day.

37. Tax Allocation. The Purchase Price shall be allocated in accordance with Section 1060 of the Code among the Timberlands, minerals, Timberlands Contracts, and the Personal Property using the methodology mutually approved by Seller and Purchaser in the manner set forth in this Section 37, provided that such allocation methodology shall incorporate, reflect and be consistent with (a) the allocation set forth in Section 2.1, (b) the Value Table (other than the per acre values set forth therein) and (c) Exhibit 48 (the “Allocation Framework”). No later than sixty (60) days after the Closing Date, Seller shall deliver to Purchaser an allocation of the Purchase Price among the Timberlands, minerals, Timberlands Contracts, and Personal Property, which allocation shall be reasonable, based on fair market values, consistent with the Code, shall incorporate, reflect and be consistent with the Allocation Framework and to the extent relating to the portion of the Purchase Price paid for the Timberlands, set forth an allocation between the Installment Sale Timberlands and the Non-Installment Sale Timberlands (the “Proposed Allocation”). No later than one hundred twenty (120) days after the Closing Date, Seller and Purchaser shall endeavor to agree on the Proposed Allocation. In the event that Seller and Purchaser have not so agreed by such date Purchaser and Seller shall negotiate in good faith to resolve the dispute. If Purchaser and Seller fail to agree on such allocation before the date that is one hundred fifty (150) days following the Closing Date, such allocation shall be determined, within a reasonable time and in a manner that incorporates, reflects and is consistent with the Allocation Framework, by an independent, nationally recognized firm of accountants mutually selected by the Parties. The allocation of the total consideration, as agreed upon by Purchaser and Seller or determined by a firm of accountants under this Section 37, (the “Final Allocation”) shall be final and binding upon the Parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the

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determination of the allocation of the total consideration, except that the Parties shall each pay fifty percent (50%) of the fees and expenses of such accounting firm. Except to the extent otherwise required by applicable law, (a) Seller and Purchaser agree to prepare and file an IRS Form 8594 for or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income Tax form, in a manner consistent with the Final Allocation, (b) Seller and Purchaser shall adhere to the Final Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by Seller of Taxable gain or loss on the sale and the determination by Purchaser of its Tax basis with respect to same, and (c) neither Purchaser nor Seller shall file any Tax Return or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Final Allocation agreed to in accordance with this Agreement.

38. Interpretation. Seller and Purchaser have reviewed this Agreement and each party has had the opportunity to consult with independent counsel with respect to the terms hereof and has done so to the extent that such party desired. No stricter construction or interpretation of the terms hereof shall be applied against either party as the drafter hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “$” shall mean U.S. dollars.

39. Third Party Rights. Except as expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or the successor or permitted assignee of a Party.

40. Consents; Releases.

(a) Seller and Purchaser agree to use commercially reasonable efforts to obtain from the applicable counterparties under the Timberlands Contracts and the Mineral Leases any required consents to such assignment or transfer to Timberlands III, LLC or Purchaser, as applicable, on or before the Closing Date; provided that neither Seller, Purchaser nor any of their respective Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that neither Seller, Purchaser nor any of their respective Affiliates shall be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its commercially reasonable efforts to obtain any such required consents.

(b) If any consent contemplated by Section 40(a) is not obtained as of the Closing notwithstanding the Parties’ use of commercially reasonable efforts as required thereunder, (i) Seller or its applicable Affiliate shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by law, Purchaser shall, as agent or subcontractor for Seller or such applicable Affiliate, as applicable, pay, perform and discharge fully all the obligations under the applicable Timberlands Contract or Mineral Lease that

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Purchaser would have been responsible for if such Timberlands Contract or Mineral Lease would have been assigned to Timberlands III, LLC or Purchaser, as applicable, as of the Closing, and (ii) Seller and each of its applicable Affiliates, without further consideration, shall pay and remit to Purchaser, promptly all money, rights and other consideration received by it in respect of Purchaser’s performance as agent or subcontractor for Seller or its applicable Subsidiary.

(c) If any consent contemplated by Section 40(a) is not obtained as of the Closing notwithstanding the Parties’ use of commercially reasonable efforts as required hereunder, the Parties shall continue for up to one (1) year after the Closing to exercise commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Timberlands III, LLC or Purchaser, as applicable, and Timberlands III, LLC or Purchaser, as applicable, shall assume, the applicable Timberlands Contract or Mineral Lease pursuant to the terms of this Agreement.

(d) Each of Seller and Purchaser, at the request of the other Party, from the date hereof through the first (1st) anniversary of the Closing, shall reasonably cooperate with the requesting Party’s efforts to obtain, or cause to be obtained, in writing the unconditional release of Seller and its applicable Subsidiaries that are parties to any Timberlands Contracts, so that, from and after the Closing, neither Seller nor any of its Subsidiaries shall be responsible for any liabilities or obligations under the Timberlands Contracts that Timberlands III, LLC or Purchaser, as applicable, has assumed pursuant this Agreement; provided, however, that neither Seller nor Purchaser (nor any of their respective Subsidiaries) shall be obligated to pay any consideration or grant any concession or agree to any material amendment to any such Timberlands Contracts in order to obtain any such release. Subject to the immediately preceding sentence, the requesting Party shall pay all reasonable out of pocket costs by the Purchaser, and all costs of Seller, incurred in obtaining any such release, including all reasonable attorneys’ fees.

41. Further Assurances. From time to time following the Closing Date, as and when requested by any Party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions contemplated by this Agreement; provided that none of the foregoing shall expand or increase or diminish or decrease any representations, warranties or other liabilities of the requested Party expressly provided under this Agreement, nor further decrease or increase any limitations, restrictions or disclaimers for the benefit of the requested Party, as expressly provided under this Agreement.

42. Post-Closing Deeds. The Parties acknowledge that certain title clean-up efforts and activities may be necessary after consummation of the Transactions to correct, supplement, and provide missing or incomplete legal descriptions in the Deeds. The Parties agree as follows:

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42.1. New Legal Descriptions. Purchaser will have a period of twelve (12) months after the Closing (the “Clean-Up Period”) within which to:

(a) Identify (i) scriveners’ errors in the legal descriptions which were attached to the Deeds delivered by Seller at the Closing, (ii) circumstances where such legal descriptions contain text previously determined to be illegible (but now the Purchaser has access to a legible version), or (iii) circumstances where legal descriptions could not be tied to any currently existing boundaries or natural features (but now Purchaser has access to a legal that can be tied to existing boundaries or natural features), and draft corrected legal descriptions and prepare quitclaim deeds for execution by the appropriate Seller.

(b) Locate surveys and/or plats (provided such surveys and/or plats were prepared by a licensed surveyor in accordance with applicable ALTA/ACSM standards for land surveys or are otherwise mutually acceptable to Purchaser and Seller), or prepare new surveys (provided such new surveys are prepared by a licensed surveyor in accordance with the applicable ALTA/ACSM standards for land surveys and are certified to the appropriate Seller), which more clearly describe and/or delineate portions of Timberlands conveyed or intended to be conveyed (depicted within those certain GIS shape files made available to Purchaser on October 22, 2013 and identified as “AL-GA Timberland Shapefile Acres 2013-10-17.pdf”, “SC Timberland Shapefile Acres 2013-10-22.pdf”, “VA Timberland Shapefile Acres 2013-10-17.pdf” and “WV Timberland Shapefile Acres 2013-10-22.pdf” on Exhibit 22) and attached hereto by the Deeds, prepare legal descriptions based on such plats or surveys and prepare quitclaim deeds for execution by the appropriate Seller; and

(c) Prepare legal descriptions which describe portions of the Timberlands depicted on the GIS shape files described in Section 42.1(b) as to which no legal description was included within any Deed, and quitclaim deeds for execution by the appropriate Seller.

42.2. Instruments of Conveyance. Seller agrees promptly to execute and deliver to Purchaser all of the deeds contemplated by Section 42.1, subject to Seller’s reasonable review and approval of the form of the deeds and the legal descriptions attached to such deeds (and at Seller’s request, Purchaser agrees to provide all surveys, legal descriptions and other title property materials in Purchaser’s possession if Seller wishes to review the same). If a dispute arises with respect to either the right of Purchaser to request any such deed, the form of any proposed deed or the accuracy of any proposed legal description, then such dispute will be resolved in accordance with the provisions of Section 35 herein. For the avoidance of doubt, all deeds shall be quitclaim deeds given without additional consideration and without warranty or representation of any kind by Seller.

42.3. Recordation Fees and Transfer Taxes and All Other Expenses. Purchaser will be solely responsible for preparation and recording of all of the deeds contemplated by Section 42.1 following delivery by Seller. The Purchaser and Seller will each pay one-half of all Transfer Taxes (if any) which may be payable in connection with the recordation of such deeds, it being acknowledged and agreed that all deeds shall be given without additional consideration.

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42.4. Further Cooperation. Each Party agrees to reasonably cooperate in good faith with the other Parties to facilitate the investigation and research which may be reasonably necessary in connection with the preparation and execution of the legal descriptions contemplated by Section 43.1 hereof, which cooperation will include, without limitation, making then-current employees of such Party with relevant knowledge and/or experience reasonably available and to provide the other Parties with access to such Party’s relevant records supporting documentation and files, to the extent then in such Parties’ possession, to the extent related to the subject matter of this Section 42. Except for sharing of Transfer Taxes (if any) as provided in Section 42.3, Purchaser shall be solely responsible for all costs, fees and expenses incurred in connection with Sections 42.1 and 42.2 and this Section 42.4 (other than Seller’s costs incurred in the review of any requested title materials and the quitclaim deeds), and shall promptly reimburse Seller for all copying costs and other expenses incurred by Seller in Purchaser’s review of Seller’s records.

42.5. Limitations. For the avoidance of doubt, none of the provisions of this Section 42 shall modify, waive or otherwise affect (a)the closing of any of the Transactions, or (b) any of the provisions of Section 7, including without limitation any waiver of any Purchaser’s Title Objections or any Disputed Matters resolved pursuant to Section 35, and Purchaser shall not have the right to make any claim under or with respect to any of the Deeds based on any matters referred to or contemplated in this Section 42, including the quitclaim deeds.

43. Guaranty.

(a) PC Parent, as primary obligor and not merely a surety, hereby absolutely, unconditionally and irrevocably guarantees the following payment obligations of the Purchaser arising under this Agreement (collectively, the “Guaranteed Obligations”):

(i) The obligation to pay the Purchase Price at Closing;

(ii) The indemnification obligations, including for breaches of representations and warranties contained in Section 14(b), and for Losses suffered as a result of or in connection any Purchaser’s fraud or knowing, willful or intentional misstatements or breaches;

(iii) The payment of taxes, expenses and prorations pursuant to Section 18; and

(iv) PCL’s obligation to make the capital contributions to MWV-EED pursuant to Sections 6(c)(viii) and (ix).

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(b) PC Parent hereby waives promptness, diligence, notice of acceptance of the guaranty set forth in this Section 43 (the “Guaranty”) and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, and all suretyship defenses. The liability of PC Parent hereunder shall not be affected by (i) the release or discharge of the Purchaser in any creditors’, receivership, bankruptcy, or other proceedings, (ii) the impairment, limitation, or modification of the liability of the Purchaser in bankruptcy, (iii) any disability or other defense of the Purchaser, (iv) the cessation from any cause whatsoever of the liability of the Purchaser, (v) the existence of any claim, set off or other right that PC Parent may have at any time against MWV, CDLM LLC or CDLM Inc., whether in connection with any Guaranteed Obligation or otherwise, (vi) the failure or delay on the part of MWV to assert any claim or demand or to enforce any right or remedy against the Purchaser; (vii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or conditions of this Agreement; (viii) any change in the corporate existence, structure or ownership of PC Parent or the Purchaser; or (ix) the adequacy of any other means MWV may have of obtaining payment related to any of the Guaranteed Obligations. To the fullest extent permitted by law, PC Parent hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by MWV. MWV shall not have any obligation first to exhaust or pursue its remedies against the Purchaser before having the right to proceed against PC Parent hereunder.

(c) The Guaranty is a guarantee of payment and not of collectability. The Guaranty is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of all the Guaranteed Obligations. If at any time payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned by Seller upon the insolvency, bankruptcy or reorganization of PC Parent, any of its Subsidiaries or otherwise, PC Parent’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Seller, all as though such payment had not been made. PC Parent acknowledges that it will receive substantial direct and indirect benefits from the Transactions. Subject to the restrictions on assignment in Section 43(d) the Guaranty shall bind and shall inure to the benefit of the Parties’ respective successors and assigns.

(d) PC Parent may not assign any right or delegate any obligation under this Section 43 without the express prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, that assignment or delegation by PC Parent to one or more of its controlled affiliates is permissible, so long as PC Parent remains obligated under the Guaranty to Seller. For purposes of this Section 43(d), an entity is a “controlled affiliate” of PC Parent if PC Parent owns, directly or indirectly, more than fifty percent (50%) of the voting securities of, or other ownership interest in, such entity. The foregoing notwithstanding, PC Parent shall cause any entity that merges or consolidates with or into PC Parent, or that acquires all or substantially all of the assets of PC Parent, to assume all liabilities and obligations of PC Parent under the Guaranty.

85

(e) The Guaranty may not be changed, modified, discharged or terminated in any manner other than by an agreement in writing signed by Seller. Any waiver by Seller, or the giving of any consent or the granting of any indulgences or extensions of time to the Purchaser, to all of which PC Parent hereby consents, may be done without notice to PC Parent and without releasing the obligations of PC Parent hereunder.

(f) Without limiting the foregoing, PC Parent shall not have the right hereunder to, and waives and relinquishes any right which it might otherwise have, to offset or credit against any Guaranteed Obligations, the amount of any Losses or any other obligation, claim, payment or other liability of Seller or any Affiliates to Purchaser under this Agreement or otherwise.

[remainder of page intentionally left blank; signatures appear on following pages]

86

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the Parties as of the Effective Date.

MWV:

MEADWESTVACO CORPORATION, a Delaware corporation

By:	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Its:	Senior Vice President & Chief Financial Officer

CDLM LLC:

MWV COMMUNITY DEVELOPMENT AND LAND MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Kenneth T. Seeger
Name:	Kenneth T. Seeger
Its:	President

CDLM INC.:

MWV COMMUNITY DEVELOPMENT, INC., a Delaware corporation

By:	/s/ Kenneth T. Seeger
Name:	Kenneth T. Seeger
Its:	President

[Signatures Continue on Following Pages]

(Purchaser’s and PC Parent’s Signature Page to Master Purchase and Sale Agreement)

PURCHASER: PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	/s/ Rick R. Holley
Name:	Rick R. Holley
Title:	CEO

PLUM CREEK LAND COMPANY, a Delaware corporation

By:	/s/ Rick R. Holley
Name:	Rick R. Holley
Title:	CEO

PLUM CREEK MARKETING, INC., a Delaware corporation

By:	/s/ Rick R. Holley
Name:	Rick R. Holley
Title:	CEO

HIGHLAND MINERAL RESOURCES, LLC, a Delaware limited liability company

By:	/s/ Rick R. Holley
Name:	Rick R. Holley
Title:	CEO

PC PARENT: PLUM CREEK TIMBER COMPANY, INC., a Delaware corporation (for the sole purpose set forth in Section 43 herein)

By:	/s/ Rick R. Holley
Name:	Rick R. Holley
Title:	CEO

INDEX OF OMITTED EXHIBITS AND SCHEDULES

TO MASTER PURCHASE AND SALE AGREEMENT

Exhibit 2	Access Affidavit
Exhibit 3	Alabama Deed
Exhibit 4	Forecasted Harvesting Plan
Exhibit 5	Georgia Deed
Exhibit 6	Inbound Kapstone-Supporting FSAs
Exhibit 7	JV1 Properties
Exhibit 8	JV1 Summers Corners Properties
Exhibit 9	JV2 Properties
Exhibit 10	JV2 East Edisto Dorchester Properties
Exhibit 11	Material JV1 Contracts
Exhibit 12	Material JV2 Contracts
Exhibit 13	Mineral Leases
Exhibit 14	MWV Payment Guaranty
Exhibit 15	Non-Installment Sale Timberlands
Exhibit 16	Personal Property (Located on Timberlands)
Exhibit 17	Personal Property (Used Primarily for Timberlands)
Exhibit 18	Excluded Personal Property
Exhibit 19	Plum Payment Guaranty
Exhibit 20	South Carolina Deed
Exhibit 21	South Carolina Timberlands
Exhibit 22	Timberlands
Exhibit 23	ArborGen Nurseries
Exhibit 24	Excluded Timberland Contracts
Exhibit 25	Virginia Deed
Exhibit 26	West Virginia Mineral Rights Deed
Exhibit 27	West Virginia Mineral Rights Deeds
Exhibit 28	Tracts of Land with Mineral Rights (Conveyed to Highland Mineral)
Exhibit 29	West Virginia Deed
Exhibit 31	Timberlands Contracts Lease Assignment and Assumption Agreement
Exhibit 32	Bill of Sale
Exhibit 33	JV1 LLC Agreement
Exhibit 34	Partial Assignment and Assumption of Rights and Obligations Under Development Agreement
Exhibit 35	Virginia FSA
Exhibit 36	West Virginia FSA
Exhibit 37	JV FSA
Exhibit 38	Timber Reservations (Conveyed by SC Quit Claim Deed)
Exhibit 39	Marketing Assignment and Assumption Agreement
Exhibit 40	Highland Mineral Assignment and Assumption Agreement
Exhibit 41	Value Table
Exhibit 42	Specified West Virginia Timberlands
Exhibit 43	Divested Timberlands
Exhibit 44	Material Timberlands Contracts

Exhibit 45	Seller’s Knowledge
Exhibit 46	WV Managed Timberland Tax Credit
Exhibit 47	Borrowing Capacity Evidence
Exhibit 48	Allocation Framework

Schedules

Schedule 4(b)	JV1 Subsidiaries and JV2 Subsidiaries

Schedule 7(a)	Permitted Encumbrances

Schedule 7(b)	Title Commitments

Schedule 8(b)	Phase I Reports

Schedule 10(b)	Road Drainage and other Easements

Schedule 14	Seller Disclosures

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.

Exhibit 1

[LLC Agreement]

See Attached.

Exhibit 1

LIMITED LIABILITY COMPANY AGREEMENT

of

[—] LLC

(AMENDED AND RESTATED)

Dated as of [—], 2013

THE MEMBERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH MEMBERSHIP INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF MEMBERSHIP INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

-i-

-ii-

-iii-

LIST OF EXHIBITS

Exhibit A	List of Members together with Members’ (i) Notice Information, (ii) Membership and Percentage Interests, (iii) Initial Capital Contributions and (iv) Beginning Capital Account Balances
Exhibit A-1 (JV1)	List and Valuation of JV1 Projects
Exhibit A-1 (JV2)	List and Valuation of JV2 Projects
Exhibit A-2	JV2 Strategic Plan
Exhibit A-3	Forestry Management – JV2 Properties
Exhibit A-4-A	Base Management Fees
Exhibit A-4-B (JV1)	JV1 Incentive Management Fees
Exhibit A-4-B (JV2)	JV2 Incentive Management Fees
Exhibit A-5	Indebtedness
Exhibit A-6	JV2 Project Subsidiaries
Exhibit A-7	JV2 East Edisto Dorchester Projects
Exhibit B	List of JV1 and JV2 Directors
Exhibit C	JV2 Management Obligations
Exhibit D	Tax Matters
Exhibit E-1	Charleston County Development Agreement Parameters
Exhibit E-2	East Edisto/Watson Hill Density Agreements and Conservation Agreements
Exhibit E-3	Dorchester County Density Restriction Map
Exhibit E-4	Approved Conservation Easement Parameters
Exhibit E-5	Charleston County Development Agreement
Exhibit E-6	Ducks Unlimited Financial Offer
Exhibit F	Sale Thresholds
Exhibit G	Insurance Requirements
Exhibit H	Financial Reporting
Exhibit I	Joinder Agreement
Exhibit J	Designated Map Area

-iv-

LIMITED LIABILITY COMPANY AGREEMENT

of

[—] LLC

(AMENDED AND RESTATED AS OF [—], 2013)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of [—] LLC (the “Company”) is made and effective as of [—], 2013, by and among MWV Community Development, Inc., a Delaware corporation (“CDLM”), Plum Creek Land Company, a Delaware corporation (“Plum”), each as members of the Company (each of such parties, for so long as they remain members, and any other Person that may hereafter become a member of the Company in accordance with the provisions of this Agreement, a “Member” and collectively, the “Members”) and, solely for purposes of Sections 4.6, 4.7, 4.8 and 13.7, Article 14 and Article 15, MeadWestvaco Corporation, a Delaware corporation (“MWV”).

R E C I T A L S

A. The Members are parties to that certain Master Purchase and Sale Agreement, dated as of [—], 2013 (the “Master Agreement”).

B. In connection with the transactions contemplated by the Master Agreement, the Members wish to amend and restate the Agreement in the manner set forth herein.

C. The Members intend this Agreement to govern the business and affairs of the Company commencing as of the date hereof and to constitute the “limited liability company agreement” of the Company within the meaning of the Act commencing as of the date hereof. This Agreement supersedes and cancels any prior limited liability company agreement(s) of the Company.

D. Concurrently with the execution and delivery hereof, the closing of the transactions contemplated by the Master Agreement has been consummated.

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. In this Agreement, capitalized terms will have the following meanings, except where the context otherwise requires (or, if such capitalized terms do not appear in this Section 1.1, as such terms are defined in the Master Agreement):

“Accelerated Expense Notice” means a notice from the Managing Member to Plum as described in Section 3.2(c)(iv).

“Accelerated Expense” shall have the meaning ascribed to such term in Section 3.2(c)(iv).

“Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, §§ 18-101, as the same may be amended from time to time.

“Accounting Firm” has the meaning set forth in Section 10.3(g)(ii).

“Additional Capital Contribution” means any Capital Contribution made by a Member after its Initial Capital Contribution.

“Additional Class A Capital Contributions” has the meaning set forth in Section 3.2(b)(i).

“Additional Class B Capital Contributions” has the meaning set forth in Section 3.2(c)(i).

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member’s Capital Account, after giving effect to the following adjustments: (i) debit to such Capital Account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) credit to such Capital Account (x) any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (y) any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Amount” means (a) the aggregate amount of any Project Indebtedness less (b) the aggregate amount of any Prepaid Expenses.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, voting interests, by contract or otherwise. “Controlled” and “controlling” shall be construed accordingly.

“Aggregate Capital Account” has the meaning set forth in Section 3.3(c).

“Agreement” means this Amended and Restated Limited Liability Company Agreement of [—] LLC, as amended, modified, supplemented or restated from time to time.

“Alternative JV1 Directors” has the meaning set forth in Section 4.8(a).

“Alternative JV2 Annual Plan” has the meaning set forth in Section 4.8(b)(i).

“Alternative JV2 Directors” has the meaning set forth in Section 4.8(a).

“Alternative JV2 Strategic Plan” has the meaning set forth in Section 4.8(b)(iii).

“Annual Planning Meeting” has the meaning set forth in Section 4.8(b)(i).

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local statute, law, ordinance, rule, regulation, order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Appraiser” has the meaning set forth in Section 12.1(c)(ii).

“Arbitration” has the meaning set forth in Section 14.2(a).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blended JV1 Asset Interest” has the meaning set forth in the definition of “JV2 Profit” or “JV2 Loss”.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (i) the Book Value of any asset contributed or deemed contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution as determined by the Members; (ii) the Book Value of any asset distributed or deemed distributed by the Company to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as determined by the Members; (iii) the Book Values of all JV1 Assets and JV2 Assets may be adjusted in the discretion of the Managing Member with the prior written consent of the Members (which consent shall not be unreasonably withheld) to equal their respective gross fair market values, as determined by the Members of (1) the date of the acquisition of an additional interest in the Company by any new or existing Member in exchange for a contribution to the capital of the Company; or (2) upon the liquidation of the Company (including upon interim liquidating distributions), or the distribution by the Company to a retiring or continuing Member of money or other Company property in reduction of such Member’s interest in the Company; (iv) any adjustments to the adjusted basis of any asset of the Company pursuant to Sections 734 or 743 of the Code shall be taken into account in determining such asset’s Book Value in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(m); and (v) if the Book Value of an asset has been determined pursuant to clause (i) or adjusted pursuant to clauses (iii) or (iv) above, to the extent and in the manner permitted in the Treasury Regulations, adjustments to such Book Value for depreciation and amortization with respect to such asset shall be calculated by reference to Book Value, instead of tax basis. Any dispute in respect of a determination required to be made by the Members pursuant to this definition shall be subject to Section 10.3(g).

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which is not a Saturday or a Sunday.

“Buy Offer” has the meaning set forth in Section 14.1(c)(i).

“Buy/Sell Intent Notice” has the meaning set forth in Section 14.1(a).

“Buy/Sell Notice” has the meaning set forth in Section 14.1(c)(i).

“Buy/Sell Purchase Price” has the meaning set forth in Section 14.1(c)(i).

“Buy/Sell Transfer Date” has the meaning set forth in Section 14.1(d)(ii).

“Buy/Sell Trigger Event” has the meaning set forth in Section 14.1(a).

“Calendar Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2013, and (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, or (iii) with respect to any JV1 Project or JV2 Project with respect to which the remaining acreage thereof is sold or conveyed in total during any portion of the period described in clause (ii) of this sentence, the portion of said period described in clause (ii) ending on the date of said sale or conveyance.

“Capital Account” means the accounts maintained for a Member in accordance with the provisions of Section 3.3.

“Capital Contributions” means, collectively, the Class A Capital Contributions and the Class B Capital Contributions.

“Carryover Expenses” means, as to any line item for any Calendar Year in a JV2 Strategic Plan budget for a JV2 Project, any unexpended budgeted amount for said Calendar Year, which shall be deemed to carry forward to the same line item in the JV2 Strategic Plan budget for said Project for the immediately following Calendar Year.

“Carryover Revenues” means, as to a JV2 Project for a particular Calendar Year, any excess of (i) Gross Revenues received from said JV2 Project in the immediately preceding Calendar Year, over (ii) the Gross Revenues set forth in the JV2 Strategic Plan for the applicable JV2 Project for said immediately preceding Calendar Year.

“Cash” means all cash and cash equivalents, but excluding any cash and cash equivalents designated as restricted cash in accordance with GAAP or that is otherwise held for the benefit of any other Person, any cash securing rent, lease or other similar deposits or obligations, or any other cash held as collateral in respect of Indebtedness or other obligations or liabilities to any other Person.

“CDLM” has the meaning set forth in the preamble to this Agreement.

“CDLM Class A Selling Parties” has the meaning set forth in Section 11.1(b)(i).

“Certificate” means a certificate evidencing Membership Interests thereon held by a Member stamped or imprinted with legends as set forth in Section 6.3 and otherwise in a form approved by the Managing Member from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company, dated [—], 2013, and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Delaware Secretary of State pursuant to the Act.

“Charter Documents” means any by-law, charter, memorandum, certificate of incorporation, formation or organization, articles of association or incorporation, operating agreement, partnership agreement or other similar document.

“Class A Capital Contributions” means, for a Member, collectively, the total cash and Book Value of other property contributed to the Company by said Member in the form of Initial Class A Capital Contribution and the Additional Class A Capital Contributions for recontribution by the Company to JV1, net of any liabilities that are secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code.

“Class A Covering Contribution” has the meaning set forth in Section 3.2(d)(i).

“Class A Drag-Along Notice” has the meaning set forth in Section 11.1(b)(i).

“Class A Drag-Along Right” has the meaning set forth in Section 11.1(b)(i).

“Class A Major Decision” and “Class A Major Decisions” have the meaning set forth in Section 4.7(b).

“Class A Member” means a Member to the extent of such Member’s ownership of Class A Membership Interests.

“Class A Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class A Membership Interests in this Agreement.

“Class A Requested Amount” has the meaning set forth in Section 3.2(b)(ii).

“Class A Sale” has the meaning set forth in Section 11.1(b)(i).

“Class A Tag-Along Notice” has the meaning set forth in Section 11.1(c)(i).

“Class A Tag-Along Right” has the meaning set forth in Section 11.1(c)(i).

“Class B Capital Contributions” means, for a Member, collectively, the total cash and Book Value of other property contributed to the Company by said Member in the form of Initial Class B Capital Contribution and the Additional Class B Capital Contributions for recontribution by the Company to the JV2 Project Subsidiaries to the extent not retained by the Company for its JV2 Assets, net of any liabilities that are secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code.

“Class B Contribution Deadline” has the meaning set forth in Section 3.2(c)(ii).

“Class B Contribution Notice” has the meaning set forth in Section 3.2(c)(ii).

“Class B Default Contribution” has the meaning set forth in Section 3.2(e)(i).

“Class B Deficiency Amount” has the meaning set forth in Section 3.2(e)(i).

“Class B Deficit Loan” has the meaning set forth in Section 3.2(e)(iv).

“Class B Major Decision” and “Class B Major Decisions” have the meaning set forth in Section 4.8(c).

“Class B Member” means a Member to the extent of such Member’s ownership of Class B Membership Interests.

“Class B Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class B Membership Interests in this Agreement.

“Class B Requested Amount” has the meaning set forth in Section 3.2(c)(ii).

“Class B Senior Preferred Amount” has the meaning set forth in Section 3.2(e)(iii).

“Class B Senior Preferred Member” means a Member to the extent of such Member’s ownership of Class B Senior Preferred Membership Interests.

“Class B Senior Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class B Senior Preferred Membership Interests in this Agreement.

“Class B Senior Preferred Return” means, for any Class B Senior Preferred Member, an amount equal to 8.0% per annum (determined using monthly compounding periods) on the outstanding Class B Senior Preferred Amount.

“Class B Subordinated Preferred Member” means a Member to the extent of such Member’s ownership of Class B Subordinated Preferred Membership Interests.

“Class B Subordinated Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class B Subordinated Preferred Membership Interests in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Administrative Expenses” has the meaning set forth in Section 4.5(c).

“Company Minimum Gain” has the same meaning as “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). A Member’s share of Company Minimum Gain shall be computed in accordance with the provisions of Treasury Regulations Section 1.704-2(g).

“Confidential Information” has the meaning set forth in Section 15.17.

“Contributing Class A Member” has the meaning set forth in Section 3.2(d)(i).

“Contributing Class B Member” has the meaning set forth in Section 3.2(e)(i).

“Contribution Deadline” has the meaning set forth in Section 3.2(d).

“Contribution Notice” has the meaning set forth in Section 3.2(d).

“Covered Person” means any Person who is or was formerly a Managing Member, Member, JV1 Director, JV2 Director, Representative of the Company or any of their respective Affiliates, or any Representative of a Member or their respective Affiliates.

“Defined Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) related attorneys’, accountants’ and other professional advisors’ reasonable fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any reasonable attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Defined Loss” does not include any punitive, incidental, indirect, special or consequential damages.

“Depreciation” means, for each applicable period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes for such period, except that, with respect to any asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Book Value using the method set forth in Exhibit D.

“Designees Discussion Period” has the meaning set forth in Section 14.2(c).

“Discussion Period” has the meaning set forth in Section 14.2(c).

“Election Notice” has the meaning set forth in Section 14.1(c)(ii).

“Election Period” has the meaning set forth in Section 14.1(c)(ii).

“Encumbrance” means any charge, mortgage, lien, community property interest, condition, equitable interest, license, right of way, easement, encroachment, servitude, right of first offer, right of first refusal, option to acquire, pledge, usufruct, charge, title defect, claim, deed of trust, option, warrant, purchase right or security interest of any kind or an agreement to create any of the foregoing, including any restriction or covenant with respect to use, voting, transfer, receipt of income or exercise of other attributes of ownership.

“Equity Securities” means any and all Membership Interests of the Company and any securities of the Company convertible into, or exchangeable or exercisable for, such Membership Interests, and warrants or other rights to acquire such Membership Interests.

“Event of Bankruptcy” means, with respect to any Person, (i) the commencement by such Person of a proceeding seeking relief under any provision or chapter of the Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that such Person is insolvent or bankrupt; (iii) the entry of an order for relief under the Bankruptcy Code with respect to such Person; (iv) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within thirty (30) days from the date of such filing; (v) the filing of an answer by such Person admitting the material allegations of any such petition; (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Person unless such appointment is vacated or dismissed within thirty (30) days from the date of such appointment; (vii) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; or (viii) the levy, attachment, execution or other seizure of substantially all of the assets of such Person where such seizure is not discharged within ten (10) days thereafter.

“Excluded Projects” has the meaning set forth in Section 15.19(i).

“Fair Market Value Dispute Notice” has the meaning set forth in Section 12.1(c)(i).

“Fee Percentage” has the meaning ascribed to such term in Exhibit A-4-A.

“Final Determination” has the meaning set forth in Section 12.1(c)(i).

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means, subject to Section 706 of the Code, (i) the period commencing on the date of this Agreement and ending on December 31, 2013, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of the Company’s income, gain, loss or deduction pursuant to Article 8.

“GAAP” has the meaning set forth in Section 10.1(a).

“Governmental Authority” means any government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body having jurisdiction over the matter or matters in question.

“Gross Revenues” means, for a JV2 Project for a particular Calendar Year, the “Land & Lot Sales Revenues” line item set forth in the JV2 Project’s JV2 Strategic Plan for said Calendar Year.

“Indebtedness” of any Person means, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money, (ii) any obligations of such Person evidenced by any note, bond, debenture or other debt security (excluding any subdivision bonds that are required to be posted in connection with the development, maintenance and completion of a JV2 Project in accordance with the JV2 Strategic Plan or JV2 Annual Plan for said JV2 Project), (iii) any commitment by which such Person assures a creditor against loss (including reimbursement obligations with respect to letters of credit), (iv) any obligations of such Person pursuant to a guarantee to a creditor of another Person, (v) any borrowing of money secured by an Encumbrance on such Person’s assets, except purchase money security interest or similar Encumbrances with respect to trade payables (whether or not incurred by such Person and whether or not the obligations secured thereby have been assumed by such Person), (vi) any Liability of such Person with respect to interest rate swaps, collars or caps, foreign currency exchange agreements or similar hedging arrangements, (vii) any obligations of such Person for the deferred or unpaid purchase price of property or services (which, other than with respect to Section 3.4, shall not include trade payables and accrued expenses incurred in the ordinary course of business), including capitalized leases, and (viii) any obligations of such Person for interest, prepayment or redemption premiums, penalties, fees, make whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to the items described in clauses (i) through (vii) above.

“Initial Capital Contributions” shall have the meaning set forth in Section 3.1.

“Initial Class A Capital Contribution” shall have the meaning set forth in Section 3.1.

“Initial Class B Capital Contribution” shall have the meaning set forth in Section 3.1.

“Intended Tax Treatment” shall have the meaning set forth in Section 2.12.

“Internal Discussion Timeframes” has the meaning set forth in Section 14.2(c).

“IRR” means, for a Class B Member as of any date of determination, the annual discount rate at which the present value, calculated as of the date hereof, of all distributions received by the Class B Member pursuant to the terms of this Agreement on or prior to such date of determination would equal the present value, calculated as of the date hereof, of all Class B Capital Contributions (other than Class B Senior Preferred Amounts and Non-Pre-Approved Class B Additional Capital Contributions) made by the Class B Member on or prior to such date of determination. For purposes of the foregoing, the net present value shall be determined using monthly compounding periods and each Capital Contribution or distribution shall be regarded as arising on the date such Capital Contribution or distribution, as the case may be, occurred or was deemed to occur, as applicable.

“IRR Threshold” means the receipt by the Class B Members of an aggregate amount of distributions with respect to all of their Class B Capital Contributions (other than Class B Senior Preferred Amounts, the Retained Initial Class B Capital Contribution Amount and Non-Pre-Approved Class B Additional Capital Contributions) that are required to provide each Class B Member an eight percent (8%) IRR.

“JV1” means [—] LLC, a Delaware limited liability company, which has been formed for purposes of holding directly, or through its Subsidiaries, the JV1 Projects.

“JV1 Assets” means all of the assets of JV1 and its Subsidiaries and any property (real or personal) acquired in exchange therefor or in connection therewith.

“JV1 Board” means the board of directors of JV1 that shall have the rights granted to it pursuant to Section 4.7.

“JV1 Director” means a Person who is a member of the JV1 Board, or who becomes a substituted or additional member of the JV1 Board as herein provided and who is listed as a director in the books and records of JV1.

“JV1 Distributable Cash” means, for any Fiscal Year, 99% of the Cash proceeds from JV1 operations and Cash proceeds from sales and dispositions of JV1 Assets to the extent attributable to the Specified JV1 Asset Interest (plus any reductions in any amounts previously set aside as reserves as reasonably determined by the Managing Member upon prior written notice to the Members); provided, however, that in connection with any reserves so reasonably determined to be set aside by the Managing Member, any Class A Member may elect to have its Percentage Interest of such reserves distributed to said Class A Member as a distribution of JV1 Distributable Cash and not so set aside as reserves by delivering notice thereof to the Managing Member within fifteen (15) days of receipt of said notice from the Managing Member, with the Percentage Interests of the Class A Members to be adjusted to take into account reserves so distributed to a Class A Member in accordance with the principles set forth in Section 3.2(d)(ii).

“JV1 Management Fee” has the meaning set forth in Section 4.5(a)(i).

“JV1 Payments” has the meaning set forth in Exhibit A-4-B (JV1).

“JV1 Profit” or “JV1 Loss” means, for a particular period, an amount equal to the taxable income or loss of the Company attributable to an undivided 99% interest in the JV1 Assets (the “Specified JV1 Asset Interest”) for such period, determined in accordance with Section 703(a) of the Code (including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) and with the accounting methods used by the Company for federal income tax purposes, with the following adjustments: (i) any income of the Company attributable to the Specified JV1 Asset Interest that is exempt from federal income tax and not otherwise taken into account in computing JV1 Profit or JV1 Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company attributable to the Specified JV1 Asset Interest described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing JV1 Profit or JV1 Loss pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period, computed in accordance with the definition of “Depreciation”; (iv) in the event the Book Value of any asset is adjusted pursuant to clause (i) or (ii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Book Value of an asset) or loss (if the adjustment decreases the Book Value of an asset) from the disposition of such asset for purposes of computing JV1 Profit or JV1 Loss; (v) in lieu of any tax gain or tax loss recognized by the Company with respect to the disposition of an asset to the extent attributable to the Specified JV1 Asset Interest, there shall be taken into account gain or loss recognized by JV1 for book purposes under the principles of Treasury Regulations Section 1.704-1(b)(2)(iv), computed by reference to the Book Value of the asset as of the date of disposition rather than by reference to the tax basis of the asset; (vi) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing JV1 Profit or JV1 Loss; and (vii) anything to the contrary in the above provisions of this definition of “JV1 Profit” or “JV1 Loss” notwithstanding, any items of income, gain, loss, or deduction that are specially allocated pursuant to Section 7.2 shall not be taken into account in the computation of JV1 Profit or JV1 Loss. If the Company’s taxable income or loss for such period attributable to the Specified JV1 Asset Interest, as adjusted in the manner provided above, is a positive amount, such amount shall be the JV1 Profit for such period, and if negative, such amount shall be the JV1 Loss for such period.

“JV1 Project” means each of the development projects set forth on Exhibit A-1 (JV1).

“JV2 Annual Plans” means, collectively, the annual business plans with respect to the business and operations of each of the JV2 Projects as may be approved from time to time in compliance herewith, with each JV2 Annual Plan including (i) a budget for the applicable JV2 Project for the applicable Fiscal Year, setting forth, among other things, projected revenues and all projected costs and expenses for such Fiscal Year, (ii) a schedule of aggregate capital expenditures for such Fiscal Year, (iii) an overview of the financial results of the applicable JV2 Project over both the most recently completed Fiscal Year and the current Fiscal Year through the most recently completed Fiscal Quarter, which, for each, shall include a comparison of such financial results with the projected financial results that were included in the corresponding JV2 Annual Plan(s) that were previously approved by the JV2 Board and which, for the current Fiscal Year, will include an assessment of the Managing Member as to whether the anticipated economic performance under the JV2 Annual Plan for the current Fiscal Year will be achieved, (iv) an overview of the projected financial results of the applicable JV2 Project over both the immediately subsequent Fiscal Year and the immediately subsequent three (3) Fiscal Years, which, for each, shall include a comparison of such projected financial results with the corresponding projected financial results that are included in the JV2 Strategic Plan then in effect, (v) a statement as to whether the Managing Member reasonably believes that the JV2 Annual Plan meets all of the Performance Thresholds set forth in the applicable JV2 Strategic Plan and requires no Class B Major Decision (or if the Annual Plan does not meet all of the Performance Thresholds or requires Class B Major Decision approvals, identifying the specific Performance Thresholds not met or Class B Major Decisions required), (vi) number of acres of the applicable JV2 Project that are proposed to be sold during the applicable Fiscal Year, (vii) overview of sales and marketing activities and other observations related to the marketplace of the applicable JV2 Project, (viii) detailed update of entitlement status and project strategy for the applicable JV2 Project, with any notable changes from prior years’ JV2 Annual Plans, (ix) updated maps and master plans (if applicable), (x) other key tasks and objectives for the applicable Fiscal Year, and (xi) calculation of the estimated JV2 Management Fee for the coming year for the applicable JV2 Project, calculated in accordance with the methodology set forth in Exhibit A-4, which estimate shall be updated on or before January 31 of the coming year to reflect actual year end acreage held by the applicable JV2 Project as of December 31.

“JV2 Assets” means all of the assets of the Company and its Subsidiaries and any property (real or personal) acquired in exchange therefor or in connection therewith, other than (a) the membership interests of JV1 and (b) all of the assets of JV1 and its Subsidiaries and any property (real or personal) acquired in exchange therefor or in connection therewith.

“JV2 Board” means the board of directors of the Company that shall have the rights granted to it pursuant to Section 4.8.

“JV2 Director” means a Person who is a member of the JV2 Board, or who becomes a substituted or additional member of the JV2 Board as herein provided and who is listed as a director in the books and records of the Company.

“JV2 Distributable Cash” means, for any Fiscal Year, the Cash proceeds from the operations of the JV2 Assets and from sales and dispositions of JV2 Assets together with 1% of the Cash proceeds from the JV1 operations and Cash proceeds from the sales and dispositions of JV1 Assets to the extent attributable to the Blended JV1 Asset Interest (plus any reductions in amounts previously set aside as reserves, it being understood that amounts are set aside as reserves only if and to the extent mutually agreed to in writing in advance by both of the Class B Members).

“JV2 FSA” means that certain Fiber Supply Agreement, dated as of the date hereof, between the Company and Plum Creek Marketing, Inc.

“JV2 Management Fee” has the meaning set forth in Section 4.5(b)(i).

“JV2 Management Obligations” has the meaning set forth in Section 4.2(d).

“JV2 Payments” has the meaning set forth in Exhibit A-4-B (JV2).

“JV2 Profit” or “JV2 Loss” means, for a particular period, an amount equal to the taxable income or loss of the Company attributable to the JV2 Assets for such period together with an amount equal to the taxable income or loss of the Company attributable to an undivided 1% interest in the JV1 Assets (the “Blended JV1 Asset Interest”), determined in accordance with Section 703(a) of the Code (including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) and with the accounting methods used by the Company for federal income tax purposes, with the following adjustments: (i) any income of the Company attributable to the JV2 Assets and the Blended JV1 Asset Interest that is exempt from federal income tax and not otherwise taken into account in computing JV2 Profit or JV2 Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company attributable to the JV2 Assets and the Blended JV1 Asset Interest described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing JV2 Profit or JV2 Loss pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period, computed in accordance with the definition of “Depreciation”; (iv) in the event the Book Value of any asset is adjusted pursuant to clause (i) or (ii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Book Value of an asset) or loss (if the adjustment decreases the Book Value of an asset) from the disposition of such asset for purposes of computing JV2 Profit or JV2 Loss; (v) in lieu of any tax gain or tax loss recognized by the Company with respect to the disposition of a JV2 Asset or to the extent attributable to the Blended JV1 Asset Interest, there shall be taken into account gain or loss recognized by the Company for book purposes under the principles of Treasury Regulations Section 1.704-1(b)(2)(iv), computed by reference to the Book Value of the asset as of the date of disposition rather than by reference to the tax basis of the asset; (vi) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing JV2 Profit or JV2 Loss; and (vii) anything to the contrary in the above provisions of this definition of “JV2 Profit” or “JV2 Loss” notwithstanding, any items of income, gain, loss, or deduction that are specially allocated pursuant to Section 7.2 shall not be taken into account in the computation of JV2 Profit or JV2 Loss. If the Company’s taxable income or loss for such period attributable to the JV2 Assets and the Specified JV1 Asset Interest, as adjusted in the manner provided above, is a positive amount, such amount shall be the JV2 Profit for such period, and if negative, such amount shall be the JV2 Loss for such period.

“JV2 Project” means each of the development projects set forth on Exhibit A-1 (JV2).

“JV2 Project Specific Major Decisions” means, collectively, the project specific “Major Decisions” for each JV2 Project as set forth in the JV2 Strategic Plan.

“JV2 Project Subsidiaries” means each of the entities set forth on Exhibit A-6.

“JV2 Strategic Plan” means, collectively, the strategic seven (7) year operating plans set forth on Exhibit A-2 for each of the JV2 Projects, which include the JV2 Project Specific Major Decisions and the Performance Thresholds that are applicable to each JV2 Project.

“Liquidating Trustee” has the meaning set forth in Section 9.3.

“Losses” means, collectively, the JV1 Losses and the JV2 Losses.

“MAI” has the meaning set forth in Section 12.1(c)(i).

“Major Decision Dispute” has the meaning set forth in Section 14.2(a).

“Managing Member” has the meaning set forth in Section 4.1.

“Master Agreement” has the meaning set forth in the Recitals to this Agreement.

“Member” means each Person who is admitted as a Member of the Company and listed on Exhibit A and each additional Person who shall hereafter be admitted as a Member hereof in accordance with the provisions of this Agreement.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” and “Membership Interests” shall mean the limited liability company interest(s) of a Member in the Company, including the Class A Membership Interests and the Class B Membership Interests, Class B Senior Preferred Membership Interests and Class B Subordinated Preferred Membership Interests as set forth opposite such Member’s name on Exhibit A from time to time, including such Member’s share of the Profits and Losses of the Company, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Company shall maintain records indicating the owners of record of the Membership Interests. The Company may issue whole or fractional Membership Interests.

“MWV” has the meaning set forth in the preamble to this Agreement.

“MWV JV1 Directors” has the meaning set forth in Section 4.7(a).

“MWV JV2 Directors” has the meaning set forth in Section 4.8(a).

“MWV Restricted Entities” has the meaning set forth in Section 15.19.

“Negotiation Period” has the meaning set forth in Section 11.5.

“Non-Contributing Class A Member” has the meaning set forth in Section 3.2(d)(i).

“Non-Contributing Class B Member” has the meaning set forth in Section 3.2(e)(i).

“Non-Initiating Class A Members” has the meaning set forth in Section 11.1(c)(i).

“Non-Pre-Approved Class B Additional Capital Contribution” has the meaning set forth in Section 3.2(c)(iii).

“Non-Requesting Member” has the meaning set forth in Section 10.3(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offer” has the meaning set forth in Section 11.1(b)(i).

“Percentage Interest” means, with respect to any Member at any time, the percentage of Class A Membership Interests, Class B Membership Interests, Class B Senior Preferred Membership Interests and Class B Subordinated Preferred Membership Interests, as applicable, held by such Member as set forth next to the Member’s name on Exhibit A, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Performance Thresholds” means, with respect to each JV2 Project, the performance thresholds for such JV2 Project that are set forth in the applicable JV2 Strategic Plan.

“Person” means an individual, company, corporation, partnership, limited liability company, trust or other entity, organization or unincorporated association, including any Governmental Authority.

“Plan” means the Community Development & Land Management Incentive Compensation Plan dated November 8, 2012.

“Plan Designated Project Contribution” means, for any JV2 Project for any Calendar Year (A) the Total Expense amount, if any, specified for said Calendar Year in the JV2 Project’s JV2 Strategic Plan, as the same may be increased by (i) any Accelerated Expense for said JV2 Project for said Calendar Year (as described in an Accelerated Expense Notice from Managing Member to Plum), and (ii) any Carryover Expenses to said Calendar Year for said JV2 Project to the extent Additional Class B Capital Contributions have not been previously made therefor, (B) the JV2 Management Fees for the JV2 Project for said Calendar Year and (C) for the period commencing on the date of this Agreement and ending on December 31, 2013, the Stub 2013 JV2 Management Fee (it being understood that the Stub 2013 JV2 Management Fee shall not include any amounts related to JV1 Payments or JV2 Payments under the Plan).

“Plum” has the meaning set forth in the preamble to this Agreement.

“Plum Indemnified Parties” has the meaning set forth in Section 13.7.

“Plum JV1 Directors” has the meaning set forth in Section 4.7(a).

“Plum JV2 Directors” has the meaning set forth in Section 4.8(a).

“Pre-Approved Class B Additional Capital Contribution” has the meaning set forth in Section 3.2(c)(i).

“Prepaid Expenses” has the meaning set forth in Section 3.4.

“Prime Rate” has the meaning set forth in Section 3.2(e)(iii).

“Profits” means, collectively, the JV1 Profits and the JV2 Profits.

“Project Indebtedness” has the meaning set forth in Section 3.4.

“Proposed Class A Transferee” has the meaning set forth in Section 11.1(c)(i).

“Proposed Fair Market Value” has the meaning set forth in Section 12.1(c)(i).

“Proposed JV2 Annual Plan” has the meaning set forth in Section 4.8(b)(i).

“Purchase Election Notice” has the meaning set forth in Section 12.1(c)(i).

“Purchase Offer” has the meaning set forth in Section 12.1(c)(i).

“Purchase Notice” has the meaning set forth in Section 12.1(c)(i).

“Purchasing Party” has the meaning set forth in Section 14.1(d)(ii).

“Regulatory Allocations” has the meaning set forth in Section 7.2(b).

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, counsel, accountants, advisors, representatives and agents.

“Requested Election” has the meaning set forth in Section 10.3(a).

“Requesting Member” has the meaning set forth in Section 10.3(a).

“Resolution Period” has the meaning set forth in Section 14.1(b).

“Response Fair Market Value” has the meaning set forth in Section 12.1(c)(i).

“Restricted Development Opportunity” has the meaning set forth in Section 15.19.

“Retained Initial Class A Capital Contribution Amount” means an amount equal to the aggregate amount of Plum’s Initial Class A Capital Contribution.

“Retained Initial Class B Capital Contribution Amount” has the meaning set forth in Section 8.1(h)(i).

“Reviewing Party” has the meaning set forth in Section 14.1(a).

“Rules” has the meaning set forth in Section 14.2(d).

“Sale Notice” has the meaning set forth in Section 11.5.

“Sell Offer” has the meaning set forth in Section 14.1(c)(i).

“Selling Party” has the meaning set forth in Section 14.1(d)(i).

“Specified East Edisto Assets” has the meaning set forth in Section 11.5.

“Specified JV1 Asset Interest” has the meaning set forth in the definition of “JV1 Profit” or “JV1 Loss”.

“Specified Terms” has the meaning set forth in Section 11.5.

“Stub 2013 JV2 Management Fee” has the meaning set forth in Section 4.5(b)(i).

“Subsidiary” of any Person means any other Person, an amount of the voting Securities of which is sufficient to elect at least a majority of its board of directors or other similar governing body of such Person (or, if there are no such voting Securities, fifty percent (50%) or more of the Equity Securities or voting interests of such Person) of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax Matters Member” has the meaning set forth in Section 10.3(a).

“Tax Proceeding” has the meaning set forth in Section 10.3(b).

“Term” has the meaning set forth in Section 2.3.

“Terms Notice” has the meaning set forth in Section 11.5.

“Total Expenses” means, for a JV2 Project for a particular Calendar Year, the “Total Expenses” line item (which is the sum of the various categories of expenses) set forth in the JV2 Project’s JV2 Strategic Plan for said Calendar Year.

“Transaction” means the transaction described in the Master Agreement.

“Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift, operation of law or otherwise), Encumbrance, hypothecation, grant of a participation interest or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions.

“Third Party Determination” has the meaning set forth in Section 12.1(c)(ii).

“Transferee” means any Person that is a transferee of Membership Interests in the Company.

“Transferor” means any Member that proposes to Transfer or does Transfer Membership Interests in the Company.

“Transferring Class A CDLM Members” has the meaning set forth in Section 11.1(c)(i).

“Treasury Regulations” means the U.S. Treasury regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Triggering Party” has the meaning set forth in Section 14.1(a).

Section 1.2 Construction. The headings and subheadings in this Agreement are included for convenience and identification and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neutral forms and the singular form of words shall include the plural and vice versa. Whenever used, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Exhibit or Schedule in which the reference appears. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Company has been formed by the filing of the Certificate of Formation and is being continued as a limited liability company under and pursuant to the provisions of the Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth is hereby confirmed. The rights, duties, and liabilities of the Members, and any additional Members admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein.

Section 2.2 Name. The name of the Company is [—] LLC, or such other name as the Managing Member may designate from time to time in compliance with the Act. The business of the Company shall be conducted in that name or in such other names as the Managing Member may designate from time to time in compliance with applicable law.

Section 2.3 Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in existence indefinitely until wound up and liquidated as set forth in Article 9 or as otherwise provided by the Act (the “Term”).

Section 2.4 Purposes. The nature or purpose of the business to be conducted or promoted by the Company is limited to owning, developing, leasing, selling and otherwise operating the JV1 Projects and the JV2 Projects as described herein or any other business as permitted pursuant to Sections 4.7(b) and 4.8(b). The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing and shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in the foregoing

Section 2.5 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion, or attainment of the purposes of the Company set forth in Section 2.4.

Section 2.6 Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from the existence of each Member and any other Person, including maintaining the Company’s books and records on a current basis separate from that of any other Person.

Section 2.7 Members. The name and mailing address of each Member shall be listed on Exhibit A. Additional Members shall be admitted as Members of the Company only in accordance with the provisions of this Agreement, including Article 11. The Managing Member, or its designee, shall update, or cause to be updated, Exhibit A from time to time as necessary to accurately reflect any amendment thereto.

Section 2.8 Registered Agent and Office. The Company’s registered office and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is [—]. At any time, the Managing Member may designate another registered agent and/or registered office.

Section 2.9 Principal Place of Business. The principal place of business of the Company is at [—]. The Managing Member may change the location of the Company’s principal place of business, which may be either inside or outside of the State of Delaware.

Section 2.10 Title to Assets. Subject to the respective Class A and Class B Membership Interests of the Members, the membership interests in JV1 and the JV2 Project Subsidiaries shall be deemed to be owned by the Company and no Member, individually, shall have any direct ownership interest in any of the JV1 Assets or JV2 Assets. Each Member, to the extent permitted by applicable law, hereby waives its rights to a partition of the JV1 Assets or the JV2 Assets, and, to that end, agrees that it will not seek or be entitled to a partition of any assets, whether by way of physical partition, judicial sale or otherwise, except as otherwise expressly provided herein.

Section 2.11 Filings. The Managing Member shall execute, deliver and file, or cause the execution, delivery and filing of, any amendments or restatements of the Certificate of Formation and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment or restatement may be executed, delivered or filed unless adopted in a manner authorized by this Agreement. The Members promptly shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be reasonably necessary to comply with the requirements of law for the formation, qualification and continuation of existence of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

Section 2.12 Tax Treatment. The Company, Plum and CDLM intend that (i) the Company and its assets be treated as a single partnership for federal income tax purposes (within the meaning of Sections 761(a) and 7701(a)(2) of the Code), and (ii) the CDLM Distributed Amount be treated as a reimbursement to CDLM of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) (together with clause (i), the “Intended Tax Treatment”), and none of the Company, Plum or CDLM, nor any of their respective Affiliates, shall take any position for any tax purposes, including on any tax return or as part of any Tax Proceeding, inconsistent with the Intended Tax Treatment, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 3.1 Initial Capital Contributions. The Company hereby acknowledges the receipt of contributed capital pursuant to the transactions described in Sections 6(b) and 6(c) of the Master Agreement, specifically: (a) CDLM’s initial Class A and Class B capital contributions to the Company through the transfer and assignment of (i) all of the outstanding membership interests of JV1 and (ii) all of the (A) outstanding membership interests of the JV2 Project Subsidiaries and (B) JV2 Assets related to the JV2 Projects set forth on Exhibit A-7 (which shall be deemed to have been contributed to the Company), with an agreed gross fair market value by JV1 and JV2 Project as set forth on Exhibit A-1(JV1) and Exhibit A-1(JV2) attached hereto; and (b) Plum’s initial Class A and Class B cash capital contributions to the Company by wire transfer of immediately available funds to an account established for the Company in the amount set forth on Exhibit A (with the foregoing collective initial Class A capital contributions of the Class A Members hereinafter collectively referred to as the “Initial Class A Contributions,” the foregoing collective initial Class B capital contributions of the Class B Members hereinafter referred to as the “Initial Class B Capital Contributions,” and with the Initial Class A Capital Contributions and the Initial Class B Capital Contributions hereinafter collectively referred to as the “Initial Capital Contributions”).

Section 3.2 Additional Capital Contributions.

(a) No Required Capital Contributions. Except as otherwise set forth in this Agreement, including this Article 3, no Member shall be required to make any Additional Capital Contributions to the capital of the Company, nor shall any Member be permitted to make any Additional Capital Contributions.

(b) Additional Class A Capital Contributions.

(i) Throughout the course of a Fiscal Year and at such times specified by the Managing Member pursuant to Section 3.2(b)(ii), the Class A Members may be requested to make Additional Capital Contributions with respect to a JV1 Project (“Additional Class A Capital Contributions”) in cash to the Company and such Additional Class A Capital Contributions shall be in accordance with their Class A Percentage Interests; provided that the Class A Members shall be required to make all Additional Class A Capital Contributions requested by the Managing Member with respect to Company Administrative Expenses pursuant to Section 4.5(c) in accordance with their respective Class A Percentage Interests.

(ii) In the event the Managing Member determines to request that the Class A Members make an Additional Capital Contribution to the Company pursuant to Section 3.2(b)(i), the Managing Member shall issue a notice to all of the Class A Members setting forth the amount of the Additional Capital Contribution requested from each Class A Member (the “Class A Requested Amount”). For the avoidance of doubt, it is understood that all Additional Capital Contributions received by the Company from a Class A Member pursuant to this Section 3.2(b) shall be allocated solely to the business and operations of JV1.

(c) Additional Class B Capital Contributions.

(i) Throughout the course of a Fiscal Year and at such times specified by the Managing Member pursuant to Section 3.2(c)(ii), the Class B Members shall make Additional Capital Contributions with respect to an approved JV2 Project or with respect to forestry operations related to the JV2 Assets (“Additional Class B Capital Contributions”) in cash to the Company to the extent such Capital Contributions (A) constitute Plan Designated Project Contributions and do not result in any Performance Threshold not being met, (B) do not exceed the total expenses set forth in Exhibit A-3 with respect to the corresponding Fiscal Year or (C) were previously approved by the JV2 Board pursuant to Section 4.8(c), and such Additional Capital Contributions shall be in accordance with their respective Class B Percentage Interests (in each case, a “Pre-Approved Class B Additional Capital Contribution”).

(ii) In the event the Class B Members are required to make an Additional Capital Contribution that qualifies as a Pre-Approved Class B Additional Capital Contribution to the Company pursuant to Section 3.2(c)(i), the Managing Member shall issue a notice to all of the Class B Members (the “Class B Contribution Notice”) setting forth the amount of the Additional Capital Contribution required from each Class B Member (the “Class B Requested Amount”). Within ten (10) Business Days following the date of the delivery of a Class B Contribution Notice (the “Class B Contribution Deadline”), each Class B Member shall pay to the Company the Class B Member’s Class B Requested Amount in cash; provided, however, with respect to any particular Fiscal Year, unless otherwise expressly set forth in the applicable JV2 Annual Plan or as otherwise agreed to by the Class B Members, (A) on or before January 2 of the applicable calendar year, the Class B Requested Amounts shall not exceed sixty percent (60%) of the Pre-Approved Class B Additional Capital Contribution and (B) on or before July 1 of the applicable calendar year, the Class B Requested Amounts shall not exceed the remaining portion of the Pre-Approved Class B Additional Capital Contribution that had not been previously requested by the Managing Member pursuant to subclause (A).

(iii) Notwithstanding the foregoing, in the event that during a Fiscal Year the Managing Member requests that a Class B Member make an Additional Capital Contribution that does not qualify as a Pre-Approved Class B Additional Capital Contribution (a “Non-Pre-Approved Class B Additional Capital Contribution”), such Class B Member, in its sole discretion, may, within ten (10) Business Days of receiving such request, elect to make all or a portion of the Non-Pre-Approved Class B Additional Capital Contribution. If the Class B Member elects to make all or a portion of the Non-Pre-Approved Class B Additional Capital Contribution, the contributing Class B Member’s Percentage Interests with respect to the Class B Subordinated Preferred Membership Interests shall be adjusted to equal a fraction, the numerator of which is the aggregate amount of the Non-Pre-Approved Class B Additional Capital

Contribution made by the Class B Member and the denominator of which is the aggregate amount of all Non-Pre-Approved Class B Additional Capital Contributions made by any Class B Member.

(iv) To the extent the Managing Member reasonably determines that it is in the best interests of a particular JV2 Project to accelerate certain expenditures with respect to the applicable JV2 Project to the Calendar Year immediately preceding the Calendar Year in which the expenditures were originally contemplated under the applicable JV2 Strategic Plan then in effect, subject to the limitations set forth in the last sentence of this Section 3.2(c)(iv), the Managing Member may give notice (“Accelerated Expense Notice”) to the Class B Members specifying (A) the amount of such capital expenditures (the “Accelerated Expense”), (B) the reasons for the determination of the Managing Member to so accelerate such expenditures, and (C) a reasonable description of the Accelerated Expense including designation of the line item in the JV2 Strategic Plan to which the Accelerated Expense relates. The parties acknowledge and agree that Accelerated Expense Notices are intended to accommodate expenses occurring in advance of projections as a result of accelerated sales velocity or accelerated entitlement activities and are not intended to apply to real estate taxes or other periodic expenses tied to a particular Calendar Year. Notwithstanding anything set forth in this Section 3.2(c)(iv) to the contrary, the Managing Member may give an Accelerated Expense Notice only once with respect to any JV2 Project (which notice must be given on or before November 1 of the current Calendar Year) with Accelerated Expenses set forth in such Accelerated Expense Notice not to exceed one hundred percent (100%) of (x) the applicable line item or line items of Total Expenses for said JV2 Project for the originally budgeted Calendar Year, and (y) the Total Expenses for said JV2 Project for the originally budgeted Calendar Year.

(v) For the avoidance of doubt, it is understood that all Additional Capital Contributions received by the Company from a Class B Member pursuant to this Section 3.2(c) shall be allocated solely to the prospective business and operations of the JV2 Assets.

(d) Failure to Make Capital Contributions by a Class A Member.

(i) In the event that any Class A Member elects not to contribute the Class A Member’s Requested Amount under Section 3.2(b) (a “Non-Contributing Class A Member”), then as its and the Company’s exclusive remedy (other than with respect to Requested Amounts that relate to Company Administrative Expenses pursuant to Section 4.5(c)), the other Class A Member (the “Contributing Class A Member”) shall have the right, but not the obligation, to make a Capital Contribution to the Company in an amount equal to all or a portion of the Additional Class A Capital Contribution which the Non-Contributing Class A Member elected not to make (the “Class A Covering Contribution”), and to cause dilution of the Non-Contributing Class A Member’s Membership Interest in accordance with the provisions of Section 3.2(d)(ii). Such right shall be exercised by written notice to the Non-Contributing Class A Member of the amount being contributed by the Contributing Class A Member.

(ii) If, with respect to any Additional Class A Capital Contribution with respect to a JV1 Project, there is a Non-Contributing Class A Member, then the Percentage Interests of the Class A Members shall be adjusted such that the Class A Percentage Interests of the Contributing Class A Member shall be increased to equal a fraction, the numerator of which is the aggregate Class A Capital Contributions of the Contributing Class A Member (including the Additional Class A Capital Contribution) and the denominator of which is the aggregate Class A Capital Contribution of all Class A Members (and the Non-Contributing Class A Member’s Class A Percentage Interests shall be reduced accordingly). If the Contributing Class A Member elects to make the Class A Covering Contribution, the Class A Percentage Interests of the Contributing Class A Member shall be further increased to equal a fraction, the numerator of which is the aggregate Class A Capital Contributions of the Contributing Class A Member (including the Class A Covering Contribution) and the denominator of which is the aggregate Class A Capital Contributions of all Class A Members (and the Non-Contributing Class A Member’s Class A Percentage Interests shall be reduced accordingly).

(iii) The Capital Contributions and Class A Percentage Interests set forth next to each Class A Member’s name on Exhibit A shall be updated to reflect any Additional Capital Contributions or Class A Covering Contributions made pursuant to this Section 3.2(d).

(e) Failure to Make Capital Contributions by a Class B Member.

(i) In the event that any Class B Member shall fail to contribute the Member’s Requested Amount under Section 3.2(c)(ii) as of the applicable Class B Contribution Deadline (a “Non-Contributing Class B Member”), then, as to each such default, the other Class B Member (the “Contributing Class B Member”) shall have the right, but not the obligation, to elect to (x) make a Capital Contribution (the “Class B Default Contribution”) to the Company in an amount equal to all or a portion of the Additional Capital Contribution that the Non-Contributing Class B Member failed to make (the “Class B Deficiency Amount”) in exchange for Class B Senior Preferred Membership Interests in accordance with the provisions of Section 3.2(c)(iii), or (y) advance directly to the Company the Class B Deficiency Amount as a loan to the Company as provided in Section 3.2(e)(iii). Such right shall be exercised by written notice to the Non-Contributing Class B Member of the amount being contributed by the Contributing Class B Member.

(ii) If, with respect to any Additional Capital Contribution, there is a Non-Contributing Class B Member after the expiration of the applicable Class B Contribution Deadline, then the Class B Percentage Interests of the Class B Members shall be adjusted, effective as of the expiration of said Class B Contribution Deadline, such that the Class B Percentage Interests of the Contributing Class B Member shall be increased to equal a fraction, the numerator of which is the aggregate Class B Capital Contributions of the Contributing Class B Member (including the Additional Class B Capital Contribution, but excluding any Additional Class B Capital Contributions for which a Class B Member received Class B Senior Preferred Membership Interests or Class B Subordinated Membership Interests) and the denominator of which is the aggregate Class B Capital Contribution of all Class B Members (excluding any Additional Class B Capital Contributions for which a Class B Member received Class B Senior Preferred Membership Interests or Class B Subordinated Preferred Membership Interests), and the Non-Contributing Class B Member’s Percentage Interests shall be reduced accordingly).

(iii) If the Contributing Class B Member elects to make a loan to the Company, the Class B Senior Preferred Amount so advanced shall be directly advanced to the

Company as a loan (a “Class B Deficit Loan”) due and payable upon demand and bearing interest at the rate equal to eight (8) percentage points above the rate of interest publicly announced by [—] from time to time as its “Prime Rate” of interest (the “Prime Rate”). All such Class B Deficit Loans shall be paid in full in accordance with Section 8.1, which provides that any payments on a Class B Deficit Loan shall be credited first to any interest then due on the Class B Deficit Loan with the balance of such payments to be credited against the outstanding principal balance of such Class B Deficit Loan. Class B Deficit Loans, and any other loans or any guarantees from a Member to or for the benefit of the Company or to JV1 made in accordance with the terms and conditions of this Agreement, do not constitute equity or capital contributions of said Member to the Company or to JV1, as the case may be.

(iv) If the Contributing Class B Member elects to make the Class B Default Contribution, the Contributing Class B Member’s Percentage Interests with respect to the Class B Senior Preferred Membership Interests shall be adjusted to equal a fraction, the numerator of which is the aggregate amount of the Class B Deficiency Amount so contributed by the Contributing Class B Member (the “Class B Senior Preferred Amount”) and the denominator of which is the aggregate amount of all Class B Senior Preferred Amounts made by any Class B Member.

(v) The Capital Contributions and Class B Percentage Interests set forth next to each Class B Member’s name on Exhibit A shall be updated to reflect any Additional Capital Contributions or Class B Default Contributions made pursuant to this Section 3.2(e).

Section 3.3 Capital Accounts. A separate Capital Account shall be established and maintained for each Member with respect to the Class A Membership Interests and the Class B Membership Interests in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as follows:

(a) Each Member’s Capital Account with respect to each Class of Membership Interests will be increased by:

(i) Any Capital Contributions made by such Member with respect to such Class;

(ii) Allocations to such Member of JV1 Profits or JV2 Profits (or items of income or gain) pursuant to Section 7.1, as the case may be, and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 7.2 with respect to such class; and

(iii) Company liabilities assumed by such Member as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(1).

(b) Each Member’s Capital Account with respect to each Class of Membership Interests will be decreased by:

(i) The amount of cash distributions made to such Member by the Company in respect to such Member’s Membership Interests in such class;

(ii) The Book Value of any asset distributed to such Member by the Company in respect of such Member’s Membership Interests (net of any liabilities that are secured by such property that such Member is considered to assume or take subject to Section 752 of the Code);

(iii) Allocations to such Member of JV1 Losses or JV2 Losses (or items of loss or deduction) pursuant to Section 7.1, as the case may be, and any items in the nature of loss or deduction that are specially allocated to such Member pursuant to Section 7.2 with respect to such class; and

(iv) Such Member’s liabilities assumed by the Company as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(2) with respect to such class.

(c) A Capital Account (the “Aggregate Capital Account”) shall also be established and maintained with respect to each Member that consists of the sum of (i) each such Member’s Capital Account in respect of the Class A Membership Interests and Class B Membership Interests and (ii) any items of increase or decrease (calculated in the same manner as described above in Sections 3.3(a) and (b)) that are not attributable to a particular class.

(d) The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event of a Transfer of all or a part of a Member’s Membership Interests, the Capital Account of the Transferor shall become the Capital Account of the Transferee to the extent it is attributable to the transferred Membership Interests in accordance with Treasury Regulations Section l.704-l(b)(2)(iv)(l).

(e) Exhibit A sets forth each Member’s Capital Account balances immediately following the consummation of the Transaction with respect to Class A Membership Interest, Class B Membership Interest and in the aggregate.

(f) Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Accounts.

(g) No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Accounts.

(h) Except as otherwise provided in this Agreement, no Member shall (i) have the right to withdraw any capital without the prior written consent of the other Member or (ii) have the right to receive property other than cash in payment of distributions in redemption of such Member’s Capital Accounts.

Section 3.4 Post-Closing Payments Relating to Project Indebtedness and Prepaid Expenses. The Members acknowledge and agree that (i) the Initial Capital Contributions of the Members are based upon valuations of the JV1 Projects and the JV2 Projects set forth in Exhibits A-1 (JV1) and A-1 (JV2), respectively, and (ii) said valuations are based upon the presumption that, as of the date of contribution by CDLM of the JV1 Projects and the JV2 Projects and as of the date hereof, there is no Indebtedness related to the Company, JV1, the Subsidiaries of JV1, the JV2 Project Subsidiaries, the JV1 Projects or the JV2 Projects except as set forth on Exhibit A-5. Within ten (10) Business Days of the date hereof, the Managing Member shall provide each Member with a list of (a) all outstanding Indebtedness as of the date hereof that relates to the Company, JV1, the Subsidiaries of JV1, the JV2 Project Subsidiaries, the JV1 Projects or the JV2 Projects, other than Indebtedness set forth on Exhibit A-5 (“Project Indebtedness”) and (b) expenses of any of the JV1 Projects or JV2 Projects that relate to the period beginning after the date hereof and that have been paid by CDLM or one of its Affiliates on or prior to the date hereof (“Prepaid Expenses”). To the extent that (x) the Adjustment Amount is a positive amount, CDLM shall contribute an amount of cash to the Company equal to such positive amount (it being understood that such contribution shall not qualify as a Class A Capital Contribution or a Class B Capital Contribution) and (y) the Adjustment Amount is a negative amount, the Company shall pay CDLM an amount in cash equal to the absolute value of such negative amount.

ARTICLE 4

MANAGING MEMBER; JV2 BOARD OF DIRECTORS

Section 4.1 Managing Member. In accordance with the Act and the terms of this Agreement, the business and affairs of the Company shall be managed by the managing member of the Company (the “Managing Member”). The Managing Member is hereby designated as a “manager” within the meaning of the Act. CDLM is hereby appointed as the Managing Member and CDLM hereby accepts such appointment.

Section 4.2 Powers, Rights and Duties of the Managing Member; Standard of Care.

(a) Subject to the Class A Major Decisions and the Class B Major Decisions hereinafter described and except as otherwise provided in this Agreement, (i) the Managing Member shall have sole and plenary power and authority to manage the day-to-day business and affairs of the Company which, for the avoidance of doubt, shall include management of the (A) the implementation of, and all discussions and negotiations with any re-zoning development agency or any other Governmental Authority in connection with, any development application, development agreement, entitlement or easement related to any of the JV1 Assets or any of the JV2 Assets; provided, however, that any such discussions and negotiations with respect to any JV2 Project must be consistent with the JV2 Strategic Plan, (B) granting any density restrictions and conservation easements with respect to any of the JV1 Assets or any of the JV2 Assets; provided, however, that any such grants with respect to the JV2 Projects shall be consistent with the applicable JV2 Strategic Plans, and (C) subject to the terms of the JV2 FSA and Exhibit A-3, the development and design of all harvesting activity plans with respect to any of the JV1 Assets or any of the JV2 Assets, and (ii) the Managing Member has the power and authority on behalf and in the name of the Company to carry out any and all of the purposes of the Company described in Section 2.4 and to perform all acts which it deems, in its reasonable discretion, necessary or desirable in furtherance of such purposes. Notwithstanding any provision in this Agreement to the contrary, the Managing Member shall not have the authority to exercise the powers and authority set forth in this Article 4 or elsewhere in this Agreement in a manner inconsistent with the JV2 Strategic Plans and the Annual Plans then in effect.

(b) The Managing Member shall (i) administer the affairs of the Company and carry on the business and affairs of the Company in accordance with Applicable Law and the terms of this Agreement, (ii) enter into all Contracts and do all such acts and things as are incidental to the business of the Company and exercise all powers that may be necessary, useful or desirable to carry on the business of the Company, make any decision and execute and deliver any Contract that the Managing Member, in its discretion, may determine appropriate, necessary or advisable in pursuing the business of the Company, and (iii) do anything that is provided for in this Agreement or in furtherance of or is incidental to or is necessary or desirable in respect of the business of the Company.

(c) The Managing Member agrees, for itself and its Affiliates, to (i) act in good faith, (ii) perform its duties as Managing Member diligently and without regard to competing or conflicting projects not owned by the Company, and (iii) spend such time and effort performing its duties as Managing Member as may be required in order to appropriately and effectively carry out the obligations of the Managing Member as described in this Agreement.

(d) With respect to the management and development of the JV2 Projects, the Managing Member hereby agrees to perform the duties and obligations (collectively, the “JV2 Management Obligations”) described on Exhibit C.

Section 4.3 Persons Authorized to Act. The Managing Member may designate an agent, employee or other representative of the Company as a representative authorized to take action for or sign agreements or documents on behalf of the Company so long as such actions, agreements or documents have received all authorizations that may be required under this Agreement.

Section 4.4 Reliance by Third Parties. Any Contract or act of the Managing Member on behalf of the Company shall be conclusive evidence in favor of any third party dealing with the Company that the Managing Member has the authority, power and right to execute and deliver such contract or instrument and to take such action on behalf of the Company.

Section 4.5 Management Fees; Reimbursement of Expenses.

(a) JV1 Management Fee.

(i) During the term of this Agreement and in compensation for the performance and management of the JV1 Projects in accordance with Section 4.2, the Managing Member will receive from the Company solely out of the JV1 Assets a management fee consisting of (i) an annual management fee that is paid semi-annually in advance, equal to (A) the anticipated aggregate amount of overhead expenses to be incurred by the Managing Member during the upcoming Calendar Year (other than the Company Administrative Expenses), less (B) expenses associated with the management of development projects other than the JV1 Projects and the JV2 Projects, less (C) the amount of the JV2 Annual Base Management Fee (the “JV1 Annual Base Management Fee”) and (ii) an incentive management fee that is paid in accordance with the terms of the Plan and that is more fully described in Exhibit A-4-B (JV1) attached hereto (the “JV1 Incentive Management Fee”, and together with the JV1 Annual Base Management Fee, the “JV1 Management Fee”). To the extent that the Closing occurs on or before December 31, 2013, the JV1 Annual Base Management Fee for the period between the date hereof and December 31, 2013 shall be an amount equal to (x) the anticipated aggregate amount of overhead expenses to be incurred by the Managing Member, less (y) expenses associated with the management of development projects other than the JV1 Projects and the JV2 Projects during the period commencing on the date hereof and running through December 31, 2013, less (y) the Stub 2013 JV2 Base Management Fee, which aggregate amount shall be due and payable on the date hereof. The payment of such JV1 Management Fee shall be treated as an expense of JV1 and shall not be deemed to constitute distributions to the Managing Member of Profit, Loss, or capital of the Company.

(ii) The Managing Member shall compute each installment of the JV1 Base Management Fee within five (5) days after the end of each semi-annual payment period. A copy of the computations made by the Managing Member to calculate such installment shall thereafter promptly be delivered to each of the Class A Members and, upon such delivery, payment of such installment of the JV1 Base Management Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Class A Members. Any Class A Member shall have the right, to the extent that such Class A Member is alleging that there was a mathematical error in the calculation underlying the proposed JV1 Base Management Fee, to contest the amount of the JV1 Base Management Fee by notice to the Managing Member and the other Class A Members. Upon a JV1 Payment becoming due under the terms of the Plan, within five (5) days, MWV shall (A) compute the aggregate amount of such JV1 Payment in accordance with the terms of the Plan and (B) provide the Class A Members with a copy of such computations that have been approved by the Compensation and Organization Development Committee of the MWV board of directors and certified on behalf of the administrator of the Plan. The JV1 Incentive Management Fee related to such JV1 Payment shall be due and payable no later than the date which is fifteen (15) days after the date of delivery of such computations to the Class A Members; provided that, prior to a Class A Member Transferring all of its Class A Membership Interests to a third party in accordance with the terms of this Agreement, the Managing Member shall request, in accordance with Section 3.2(b), that such Class A Member pay to the Managing Member its pro rata portion (in accordance with its Class A Percentage Interests) of any JV1 Payments that have been earned or vested during the then-current performance period based on actual sales or liquidations that have occurred on or prior to the proposed Transfer date; it being understood that such Class A Member shall not be required to pay such amount prior to Transferring all of its Class A Membership Interests to a third party. Any Class A Member shall have the right, to the extent that such Class A Member is alleging that there was a mathematical error in the calculation underlying the proposed JV1 Incentive Management Fee, to contest the amount of the JV1 Incentive Management Fee by notice to MWV and the other Class A Members.

(b) JV2 Management Fee.

(i) During the term of this Agreement and in compensation for the performance of the JV2 Management Obligations, the Managing Member will receive from the Company solely out of the JV2 Assets a management fee consisting of (i) an annual management fee calculated and paid semi-annually in advance based upon the net asset value of the JV2

Assets held by JV2 or any of its Subsidiaries as of December 31 of the immediately preceding Calendar Year as more fully described in Exhibit A-4-A (the “JV2 Annual Base Management Fee”) and (ii) an incentive management fee that is paid in accordance with the terms of the Plan and that is more fully described in Exhibit A-4-B (JV2) (the “JV2 Incentive Management Fee”, and together with the JV2 Annual Base Management Fee, the “JV2 Management Fee”). To the extent that the Closing occurs on or before December 31, 2013, the JV2 Annual Base Management Fee for the period between the date hereof and December 31, 2013 shall be an amount equal to (x) the aggregate amount of the JV2 Project values set forth on Exhibit A-1(JV2) multiplied by (y) the Fee Percentage for Calendar Year 2014 set forth on Exhibit A-4-A multiplied by (z) a fraction, the numerator of which is the number of calendar days from the date hereof (inclusive) to December 31, 2013 (inclusive) and the denominator of which is 365 (the “Stub 2013 JV2 Base Management Fee”). The Stub 2013 JV2 Base Management Fee shall be due and payable on the date hereof and the payment of the JV2 Management Fee shall be treated as an expense of the Company and shall not be deemed to constitute distributions to the Managing Member of Profit, Loss, or capital of the Company.

(ii) The Managing Member shall compute each installment of the JV2 Base Management Fee within five (5) days after each semi-annual payment period. A copy of the computations made by the Managing Member to calculate such installment shall thereafter. promptly be delivered to the JV2 Board and, upon such delivery, payment of such installment of the JV2 Base Management Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the JV2 Board. Any Class B Member shall have the right, to the extent that such Class B Member is alleging that there was a mathematical error in the calculation underlying the proposed JV2 Base Management Fee, to contest the amount of the JV2 Base Management Fee by notice to the Managing Member and the other Class B Members. Upon a JV2 Payment becoming due under the terms of the Plan, within five (5) days, MWV shall (A) compute the aggregate amount of such JV2 Payment in accordance with the terms of the Plan and (B) provide the Class B Members with a copy of such computations that have been approved by the Compensation and Organization Development Committee of the MWV board of directors and certified on behalf of the administrator of the Plan. The JV2 Incentive Management Fee related to such JV2 Payment shall be due and payable no later than the date which is fifteen (15) days after the date of delivery of such computations to the Class B Members; provided that, prior to a Class B Member Transferring all of its Class B Membership Interests to a third party in accordance with the terms of this Agreement, such Class B Member shall be required to pay to the Managing Member its pro rata portion (in accordance with its Class B Percentage Interests) of any JV2 Payments that have been earned or vested during the then-current performance period based on actual sales or liquidations that have occurred on or prior to the proposed Transfer date. Any Class B Member shall have the right, to the extent that such Class B Member is alleging that there was a mathematical error in the calculation underlying the proposed JV2 Incentive Management Fee, to contest the amount of the JV2 Incentive Management Fee by notice to MWV and the other Class B Members.

(c) Company Administrative Expenses. The Members acknowledge and agree that, during the Term, the Company will incur certain third-party ordinary course, administrative costs and expenses on behalf of the Company that do not directly relate to the day-to-day operations of the JV1 Projects or the JV2 Projects, including with respect to audit matters, tax preparation and planning matters (including as set forth in Sections 10.2 and 10.3), and insurance coverages described in Sections 4.10 and 13.6 (collectively, the “Company Administrative Expenses”). Not less than sixty (60) days prior to the commencement of each Calendar Year, the Managing Member shall prepare and present the members of the JV1 Board and the JV2 Board with a budget for each of the Company Administrative Expenses that the Managing Member reasonably expects the Company to incur during such upcoming Calendar Year. The Managing Member may call for Additional Capital Contributions to cover the Company Administrative Expenses with (i) half of such Additional Capital Contributions to be contributed by the Class A Members in accordance with their Class A Percentage Interests as Class A Additional Capital Contributions (it being understood that, notwithstanding anything to the contrary in Section 3.2(b), each Class A Member shall be required to make such Class A Additional Capital Contributions in accordance with its respective Class A Percentage Interests) and (ii) half of such Additional Capital Contributions to be contributed by the Class B Members in accordance with their Class B Percentage Interests as Pre-Approved Class B Capital Contributions. The Managing Member may, in that capacity, advance funds to the Company for the payment of any Company Administrative Expenses, pending reimbursement from said Additional Capital Contributions. The Managing Member shall promptly provide MWV and Plum with a written notice that sets forth the nature and amount of the Company Administrative Expenses for which the Managing Member provided such advancement. The reimbursement of the Managing Member for any advanced Approved Administrative Expenses shall not be deemed to constitute distributions to the Managing Member of Profit, Loss, or capital of the Company.

Section 4.6 Resignation; Deemed Resignation and Removal of Managing Member; New Managing Member.

(a) The Managing Member may resign only if the Managing Member has given not less than ninety (90) days’ notice to the Members. The Managing Member shall not be permitted to withdraw its resignation or assign, transfer or otherwise dispose of its interest in the Company (if any) as Managing Member once notice of its resignation has been given to the other Members.

(b) At any time following the date hereof, if MWV becomes aware (either directly or by receipt of a written notice from Plum) that any executive officer of the Managing Member has (i) engaged in willful misconduct or gross negligence in the performance of his or her duties to the Company or any of its Subsidiaries, following notice and a reasonable opportunity to cure not exceeding five (5) Business Days, (ii) been indicted, convicted or pleaded nolo contendere to any felony involving fraud or dishonesty, (iii) engaged in fraud, misappropriation of funds, theft or embezzlement against the Company or any of its Affiliates, or (iv) willfully and knowingly caused the Company or any of its Subsidiaries to issue any materially inaccurate financial statements, MWV shall immediately remove such executive officer from his or her role at the Managing Member. For purposes of this Section 4.6(b), the term “executive officer” shall mean the Chief Executive Officer, President, Chief Financial Officer, Treasurer or any Vice President of the Managing Member. In the event that there is a disagreement between MWV and Plum as to whether an executive officer of the Managing Member has engaged in any of the acts specified in this Section 4.6(b), such disagreement shall be resolved by MWV and Plum in accordance with the dispute resolution procedures set forth in Section 14.2.

(c) The Managing Member, by agreeing to be bound by this Agreement, shall be conclusively deemed to resign as the Managing Member of the Company if an Event of Bankruptcy occurs in respect of the Managing Member.

(d) The Class B Members hereby agree that, in the event that a JV2 Project is sold to a Class B Member pursuant to Section 14.1, upon the consummation of such sale, CDLM shall no longer be the Managing Member with respect to such JV2 Project.

(e) The Managing Member may be removed with the unanimous consent of MWV and Plum at any time.

(f) In the event of the resignation, the deemed resignation or the removal of the Managing Member pursuant to this Section 4.6, such Managing Member shall cease to be the Managing Member of the Company and such resignation, deemed resignation or removal, as applicable, shall be effective upon the earliest of the:

(i) appointment of a new Managing Member by the unanimous approval of MWV and Plum;

(ii) expiration of ninety (90) days from the date of the giving of the notice of resignation pursuant to Section 4.6(a); or

(iii) occurrence of an event referred to in Section 4.6(c), 4.6(d) (solely with respect to the applicable JV2 Project), or 4.6(e).

Upon the effective date of such resignation, deemed resignation or removal, the JV1 Management Fee and the JV2 Management Fee, as applicable, shall terminate and the Managing Member shall receive a prorated portion of any such Management Fees not yet paid through the effective date of such resignation, deemed resignation or removal. Except as otherwise provided in Exhibit A-4-B (JV1) with respect to the payment of any JV1 Incentive Management Fee, from and after the completion of the liquidation, dissolution and wind-up of JV1 in accordance with Article 12, no further JV1 Management Fee shall accrue without the unanimous written consent of the Class A Members. Except as otherwise provided in Exhibit A-4-B (JV2) with respect to the payment of any JV2 Incentive Management Fee, from and after the earlier of (x) the completion of the liquidation, dissolution and wind-up of JV2 in accordance with Article 12 and (y) December 31, 2022, no further JV2 Base Management Fee shall accrue without the unanimous written consent of the Class B Members.

(g) A new Managing Member shall consent, in writing, to its appointment as Managing Member under this Agreement and shall agree to be bound by all of the provisions of this Agreement applicable to such position and to assume the obligations and duties of the Managing Member as and from the date the new Managing Member is appointed as such under this Agreement.

Section 4.7 JV1 Board of Directors.

(a) Membership. The JV1 Board will consist of four (4) Directors with three (3) Directors appointed by MWV (the “MWV JV1 Directors”) and one (1) Director

appointed by Plum (the “Plum JV1 Directors”). MWV shall designate one of the MWV JV1 Directors as the “Chairman of the JV1 Board.” The names of the initial JV1 Directors are set forth on Exhibit B. MWV and Plum shall cause its appointed JV1 Director to comply with the terms of this Agreement to be performed by such JV1 Directors. MWV and Plum may, at any time, appoint alternate directors to the JV1 Board to act in lieu of one or more JV1 Directors appointed by MWV or Plum, as applicable (the “Alternate JV1 Directors”) by prior written notice to the JV1 Directors and such Alternate JV1 Directors will have all of the powers of a JV1 Director in the absence or inability of a MWV JV1 Director or Plum JV1 Director, as the case may be, to serve. Each of MWV and Plum will have the power to remove any JV1 Director or Alternate JV1 Director of the JV1 Board appointed by it. Vacancies on the JV1 Board will be filled by appointment by the party that appointed the JV1 Director previously holding the position which is then vacant. MWV and Plum may agree to increase or decrease the size of the JV1 Board proportionately, from time to time.

(b) Class A Major Decisions. Notwithstanding anything in this Agreement to the contrary, neither the Managing Member nor the Company shall take, cause to be taken, or agree to or authorize, or cause JV1 or any Subsidiary of JV1 to take, cause to be taken, or agree to or authorize, any of the following actions (each, a “Class A Major Decision” and collectively, the “Class A Major Decisions”), unless approved by at least a majority of all JV1 Directors present at a duly convened meeting and entitled to vote thereon, with each JV1 Director having one (1) vote and with at least one (1) Plum JV1 Director voting in favor of the approval of such action:

(i) except as otherwise provided in Section 15.12, any amendment or modification to the terms of this Agreement or any material terms of any other Charter Documents of the Company, JV1 or any of Subsidiary of JV1 or any material terms of any security issued by the Company, JV1 or any of Subsidiary of JV1;

(ii) (A) the commencement of a voluntary case, proceeding or other action (x) under any Applicable Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Company, JV1 or any Subsidiary of JV1, or seeking to adjudicate the Company, JV1 or any such Subsidiary of JV1 bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company, JV1 or any such Subsidiary of JV1 or the Company’s, JV1’s or any such Subsidiary of JV1’s debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for the Company, JV1 or any such Subsidiary of JV1 or for all or any substantial part of the Company’s, JV1’s or any such Subsidiary of JV1’s assets, or (B) the making of a general assignment for the benefit of the Company’s, JV1’s or any such Subsidiary of JV1’s creditors;

(iii) prior to the seventh (7th) anniversary of the date hereof, the commencement of any termination, plan of liquidation or dissolution or winding-up of the business and affairs of the Company or JV1 except as otherwise provided in the last paragraph of this Section 4.7(b);

(iv) the adoption of the general tax policies of the Company, JV1 or any of the Subsidiaries of JV1 and any material change of such policies, other than the adoption of any policies, methods, elections or other determinations set forth on Exhibit D;

(v) enter into or approve any transaction, agreement or other matter (including settlement of any dispute) regarding the business and operations of JV1 arising between the Company, JV1 or any of the Subsidiaries of JV1, on the one hand, and a Class A Member or any of its Affiliates (other than the Company, JV1 or any of the Subsidiaries of JV1), on the other hand;

(vi) any authorization, declaration or payment of dividends, distributions or redemptions in each case with respect to the Class A Membership Interests or JV1 Distributable Cash that is not made exclusively to all Class A Members in accordance with Section 8.1(b);

(vii) any issuance of new Class A Membership Interests;

(viii) entering into any entirely new line of business through the Company, JV1 or any of the Subsidiaries of JV1; or

(ix) any acquisition of any parcel of real property by the Company, JV1 or any of the Subsidiaries of JV1 if such parcel of real property is, at the time of the proposed acquisition, designated as a Superfund Site under applicable Environmental Laws.

In the event the Company or the Managing Member has undertaken an action that constitutes a Class A Major Decision under Section 4.7 without the prior receipt of the required approval of the JV1 Board (other than a Class A Major Decision set forth in Section 4.7(b)(iv), the resolution of which shall be governed by Section 10.3(g)) and fails to cure said breach or rescind the actions which caused such breach, in either case, to the reasonable satisfaction of Plum within ten (10) days of MWV’s receipt of a written notice from Plum (setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for Plum’s allegation that the Company has breached this Section 4.7(b)), then Plum may elect one or more of the following remedies: (i) to elect to cause the Company to commence liquidation of JV1 upon notice to the Managing Member, in which event the Managing Member shall promptly commence the liquidation, dissolution and winding up of JV1 and its Subsidiaries in accordance with the procedures set forth in Section 12.1, and (ii) to seek all available remedies at law or in equity, including injunctive relief or specific performance.

(c) Meetings of the Board; Time and Place. Unless otherwise agreed by the JV1 Board, regular meetings of the JV1 Board shall be held annually at such time and at such place as the JV1 Board shall determine; provided that, on a quarterly basis, the Managing Member shall provide each Class A Member with a written report that provides an update on the current status (including financial position) of each of the JV1 Projects. At each annual meeting of the JV1 Board, the Managing Member shall provide the JV1 Directors with a reasonably detailed annual business plan for the upcoming Fiscal Year with respect to the business and operations of each of the JV1 Projects. Special meetings of the JV1 Board shall be held on the call of the Chairman of the JV1 Board or any other JV1 Director; provided that at least five (5)

Business Days’ notice is given to all JV1 Directors (unless written waiver of this requirement by all Directors is obtained). A quorum for any JV1 Board meeting shall consist of not less than two (2) JV1 Directors present either in person or by proxy; provided such quorum includes at least one MWV JV1 Director and one Plum JV1 Director. The JV1 Board may make use of telephones and other electronic devices to hold meetings; provided that each JV1 Director simultaneously participates with all of the other JV1 Directors with respect to all discussions and votes of the JV1 Board. The JV1 Board may act without a meeting if the action taken is reduced to writing and approved by JV1 Directors whose presence at a meeting would constitute a quorum and whose affirmative vote would be sufficient to authorize such action at a meeting. Without limitation on the voting and approval requirements set forth in this Article 4, the Chairman of the JV1 Board shall be entitled to consult with and advise the Managing Member, from time to time, and shall not be required to call a meeting of the JV1 Board to do so.

Section 4.8 JV2 Board of Directors.

(a) Membership. The JV2 Board will consist of six (6) Directors with three (3) Directors appointed by MWV (the “MWV JV2 Directors”) and three (3) Directors appointed by Plum (the “Plum JV2 Directors”). The names of the initial JV2 Directors are set forth on Exhibit B. MWV and Plum shall cause its appointed JV2 Directors to comply with the terms of this Agreement to be performed by such JV2 Directors. Each of MWV and Plum may, at any time, appoint alternate directors to the JV2 Board to act in lieu of one or more JV2 Directors appointed by MWV or Plum, as applicable (the “Alternate JV2 Directors”) by prior written notice to the JV2 Directors and such Alternate JV2 Directors will have all the powers of a JV2 Director in the absence or inability of a MWV JV2 Director or Plum JV2 Director, as the case may be, to serve. Each of MWV and Plum will have the power to remove any JV2 Director or Alternate JV2 Director of the JV2 Board appointed by it. Vacancies on the JV2 Board will be filled by appointment by the party that appointed the JV2 Director previously holding the position which is then vacant. MWV and Plum may agree to increase or decrease the size of the JV2 Board proportionately, from time to time.

(b) Approval of JV2 Annual Plans.

(i) No later than ninety (90) days prior to the beginning of each Fiscal Year, the Managing Member shall develop and submit to the JV2 Board for its review each of the JV2 Annual Plans (each, a “Proposed JV2 Annual Plan”). Within thirty (30) days of the Managing Member delivering the Proposed JV2 Annual Plans to the JV2 Board, in accordance with Section 4.8(d), the JV2 Board shall meet to discuss each of the Proposed JV2 Annual Plans (the “Annual Planning Meeting”). At the Annual Planning Meeting, with respect to each JV2 Annual Plan, the JV2 Board may either (x) approve the Proposed JV2 Annual Plan or (y) approve an alternative JV2 Annual Plan that incorporates proposed modifications and amendments (an “Alternative JV2 Annual Plan”); provided that approval of a Proposed JV2 Annual Plan or an Alternative JV2 Annual Plan shall require approval by at least a majority of all JV2 Directors present at a duly convened meeting and entitled to vote thereon, with each JV2 Director having one (1) vote and with at least one (1) Plum JV2 Director voting in favor of the approval of such action.

(ii) If, with respect to a JV2 Annual Plan for a particular Fiscal Year, the JV2 Board does not approve either the Proposed JV2 Annual Plan or an Alternative JV2 Annual Plan at the Annual Planning Meeting, (x) if the Proposed JV2 Annual Plan meets all of the Performance Thresholds in the JV2 Strategic Plan for the corresponding JV2 Project and does not contemplate any action requiring a Class B Major Decision, then the Proposed JV2 Annual Plan shall automatically be deemed to have been validly approved by the JV2 Board, or (y) if the Proposed JV2 Annual Plan does not meet one or more of the Performance Thresholds, or requires a Class B Major Decision for implementation, then MWV and Plum shall engage in good faith negotiations in accordance with Section 14.2(c) to mutually approve a JV2 Annual Plan with respect to the applicable JV2 Project and, if MWV and Plum are not able to resolve their dispute in their respective sole discretion within the Internal Discussion Timeframes set forth in Section 14.2, then either MWV or Plum may initiate, or cause the initiation of, the buy/sell procedure set forth in Section 14.1 solely with respect to the applicable JV2 Project; it being understood that, except with respect to a determination of whether the Proposed JV2 Annual Plan contemplated an action requiring a Class B Major Decision, the initiation of the buy/sell procedures set forth in Section 14.1 is not subject to, and does not require MWV and Plum to undertake, the Arbitration procedures set forth in Section 14.2(d). The parties acknowledge and agree that (x) Carryover Revenues, if any, shall be taken into account when determining whether a JV2 Project met any revenue-related Performance Thresholds during the current Calendar Year, and (y) Accelerated Expenses, if any, and Carryover Expenses, if any, shall be taken into account when determining whether a JV2 Project met any expense-related Performance Thresholds during the current Calendar Year.

(iii) The parties acknowledge and agree that to the extent (x) the actual performance of a JV2 Project did not meet one or more of the Performance Thresholds, or (y) the JV2 Board has approved an Alternative JV2 Annual Plan, then, in each such case, the JV2 Strategic Plan then in effect for the applicable JV2 Project shall no longer be in effect and MWV and Plum shall engage in good faith negotiations in accordance with Section 14.2(c) with respect to the approval of a new JV2 Strategic Plan (an “Alternative JV2 Strategic Plan”) that, upon such approval, shall replace the previous JV2 Strategic Plan with respect to the applicable JV2 Project; provided that if MWV and Plum are not able to so agree upon and mutually approve a new JV2 Strategic Plan within the Internal Discussion Timeframes in their respective sole discretion, then either MWV or Plum may initiate, or cause the initiation of, the buy/sell procedure set forth in Section 14.1 solely with respect to the applicable JV2 Project, it being understood that the initiation of the buy/sell procedures set forth in Section 14.1 is not subject to and does not require the Arbitration process set forth in Section 14.2(d).

(iv) The parties acknowledge and agree that, at all times during the course of the planning process set forth in this Section 4.8(b), the JV2 Directors shall discuss with each other and with the Managing Member (and the Managing Member and each JV2 Director shall consider in good faith) any modifications proposed by any JV2 Director with respect to any of the Proposed JV2 Annual Plans, including those based on the existing or projected conditions (economic, real estate or otherwise) in the markets in which JV2 operates, or the actual or projected results for JV2’s operations; provided, however, that the determination of any JV2 Director to approve any such proposed modification shall be in the sole discretion of such JV2 Director.

(c) Class B Major Decisions. Notwithstanding anything in this Agreement to the contrary, except as expressly and specifically contemplated and permitted by the JV2 Strategic Plans or the JV2 Annual Plans then in effect, neither the Managing Member nor the Company shall take, cause to be taken or agree to or authorize, or cause any JV2 Project Subsidiary to take, cause to be taken, or agree to or authorize, any of the following actions (each, a “Class B Major Decision” and collectively, the “Class B Major Decisions”), unless approved by at least a majority of all JV2 Directors present at a duly convened meeting and entitled to vote thereon, with each JV2 Director having one (1) vote and with at least one (1) Plum JV2 Director voting in favor of the approval of such action:

(i) except as otherwise provided in Section 15.12, any amendment or modification to the terms of this Agreement or any material terms of any other Charter Documents of the Company or any JV2 Project Subsidiary or any material terms of any security issued by the Company or any JV2 Project Subsidiary;

(ii) (A) the commencement of a voluntary case, proceeding or other action (x) under any Applicable Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Company or any JV2 Project Subsidiary, or seeking to adjudicate the Company or any such JV2 Project Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any such JV2 Project Subsidiary or the Company’s or any such JV2 Project Subsidiary’s debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any such JV2 Project Subsidiary or for all or any substantial part of the Company’s or any such JV2 Project Subsidiary’s assets, or (y) the making of a general assignment for the benefit of the Company’s or any such JV2 Project Subsidiary’s creditors;

(iii) prior to the seventh (7th) anniversary of the date hereof, the commencement of any termination, plan of liquidation or dissolution or winding-up of the business and affairs of the Company or the JV2 Project Subsidiaries, subject to the last paragraph of this Section 4.8(c);

(iv) the adoption of the general tax policies of the Company or any of the JV2 Project Subsidiaries and any material change of such policies, other than the adoption of any policies, methods, elections or other determinations set forth on Exhibit D;

(v) enter into or approve any transaction, agreement or other matter (including settlement of any dispute) regarding the business and operations of the JV2 Assets arising between the Company or any of the JV2 Project Subsidiaries, on the one hand, and a Class B Member or any of its Affiliates (other than the Company or any of the JV2 Project Subsidiaries), on the other hand;

(vi) any authorization, declaration or payment of dividends, distributions or redemptions, in each case with respect to the Class B Membership Interests or JV2 Distributable Cash that is not made exclusively to all Class B Members in accordance with Section 8.1(c), except only as specifically otherwise provided in Section 8.1(h);

(vii) the incurrence of any Indebtedness by the Company or any JV2 Project Subsidiary;

(viii) admission of new Class B Members or issuance of new Class B Membership Interests;

(ix) the appointment of a new Chief Executive Officer or Chief Financial Officer of the Managing Member in the event that the then-current Chief Executive Officer or Chief Financial Officer resigns or is removed (with or without cause), including pursuant to Section 4.6(b); provided that, (A) MWV shall have sole responsibility for identifying and designating any potential replacement candidate for potential appointment by the JV2 Board, and (B) no Member may take action hereunder relating to a Class B Major Decision disagreement with respect to this Section 4.8(c)(ix) until one (1) year following such resignation or removal so long as MWV is diligently and continuously proceeding in good faith in the identification of such potential replacement candidates during such one (1)-year period;

(x) any modification or amendment to (A) any of the JV2 Strategic Plans or (B) any of the JV2 Annual Plans to the extent such modification or amendment is inconsistent with the applicable JV2 Strategic Plan then in effect; provided that, with respect to modifications or amendments to the JV2 Annual Plans that are consistent with the applicable JV2 Strategic Plan then in effect, the Managing Member shall provide prior written notice to the JV2 Board of the intended implementation of such modification or amendment (which notice shall include a reasonably detailed description of the particular modification or amendment);

(xi) any decision to modify, change or alter in any material respect the development strategy of a JV2 Project as it is being undertaken pursuant to the JV2 Strategic Plan as then in effect;

(xii) entering into any entirely new line of business through the Company or any of the JV2 Project Subsidiaries and any acquisition of any parcel of real property by the Company or any of the JV2 Project Subsidiaries;

(xiii) entering into any permanent or binding pledges for payment of money, conservation easements or density restrictions with respect to any JV2 Project other than those set forth on Exhibit E, which shall be deemed approved as a Class B Major Decision and shall not require further approval under this Section 4.8(c) unless the same is materially modified or amended;

(xiv) selling or agreeing to sell any land constituting a JV2 Asset that is not covered by any JV2 Strategic Plan for a purchase price in excess of $5,000,000;

(xv) except to the extent permitted pursuant to Section 4.8(c)(xiii) or as set forth on Exhibit F-1, selling or agreeing to sell any land held by a JV2 Project consisting of more than 50 acres for a per-acre purchase price of less than the amount specified in Exhibit F-2 for said JV2 Project;

(xvi) other than in accordance with Section 3.2(c)(iii) or Section 4.5(c), calling for Additional Class B Capital Contributions in a particular Calendar Year in excess of Plan Designated Project Contributions; or

(xvii) making any JV2 Project Specific Major Decision.

For the avoidance of doubt, the Company’s ownership of all of the outstanding membership interests of JV1 shall not confer the JV2 Board with authority to control the business and operations of JV1 and its Subsidiaries.

In the event the Company has undertaken an action that constitutes a Class B Major Decision under Sections 4.8(c)(i)-(ix) and (xii) (other than a Class B Major Decision set forth in Section 4.8(c)(iv), the resolution of which shall be governed by Section 10.3(g)) without the prior receipt of the required approval of the JV2 Board and fails to cure said breach or rescind the actions which caused such breach, in either case, to the reasonable satisfaction of Plum within ten (10) days of MWV’s receipt of a written notice from Plum (setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for Plum’s allegation that the Company has breached this Section 4.8(c)), then Plum may elect one or more of the following remedies: (i) to discontinue and be relieved of all Additional Capital Contribution obligations hereunder with respect to the JV2 Projects upon written notice to the Managing Member, (ii) to elect to cause the Company to commence liquidation of the JV2 Assets (including the JV2 Project Subsidiaries) upon notice to the Managing Member, in which event the Managing Member shall promptly commence the liquidation, dissolution and winding up of the JV2 Assets (including the JV2 Project Subsidiaries) in accordance with the procedures set forth in Section 12.2, and (iii) to seek all available remedies at law or in equity, including injunctive relief or specific performance.

In the event the Company has undertaken an action that constitutes a Class B Major Decision under Section 4.8(c)(xiii) without the prior receipt of the required approval of the JV2 Board and fails to cure said breach or rescind the actions which caused such breach, in either case, to the reasonable satisfaction of Plum within ten (10) days of MWV’s receipt of a written notice from Plum (setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for Plum’s allegation that the Company has breached Section 4.8(c)(xiii)), as its sole and exclusive remedy, Plum shall be entitled to seek to recover monetary damages from CDLM in accordance with the Arbitration process set forth in Section 14.2(d).

(d) Meetings of the Board; Time and Place. Unless otherwise agreed by the JV2 Board, regular meetings of the JV2 Board shall be held annually at such time and at such place as the JV2 Board shall determine; provided that, on a quarterly basis, the Managing Member shall provide each Class B Member with a written report that provides an update on the current status (including financial position) of each of the JV2 Projects including a roll up of all JV2 Projects. Special meetings of the JV2 Board shall be held on the call of any director of the JV2 Board; provided that at least five (5) Business Days’ notice is given to all Directors (unless written waiver of this requirement by all JV2 Directors is obtained). A quorum for any Board meeting shall consist of not less than three (3) JV2 Directors present either in person or by proxy; provided such quorum includes at least one MWV JV2 Director and one Plum JV2 Director. The JV2 Board may make use of telephones and other electronic devices to hold meetings; provided that each JV2 Director simultaneously participates with all of the other JV2 Directors with respect to all discussions and votes of the JV2 Board. The JV2 Board may act without a meeting if the action taken is reduced to writing and approved by JV2 Directors whose presence at a meeting would constitute a quorum and whose affirmative vote would be sufficient to authorize such action at a meeting.

Section 4.9 Employees. All Persons employed by the Managing Member in connection with the services to be rendered by the Managing Member shall be employees or independent contractors of the Managing Member or an Affiliate thereof, and shall not be the employees of the Company, any JV2 Project Subsidiary, JV1 or any Subsidiary of JV1. The Managing Member shall be solely responsible for the salaries and compensation of its employees and any employee benefits, including wages, bonuses, long term incentive compensation (except as otherwise expressly set forth in Exhibit A-4-B (JV1) or Exhibit A-4-B (JV2)), worker’s compensation benefits, employment and social security taxes and fringe benefits, to which the Managing Member’s employees may claim to be entitled. The Managing Member shall, with respect to all persons employed by the Managing Member, fully comply with all Applicable Laws. The Managing Member shall comply with all local, state and federal laws governing employees. To the extent set forth in Section 13.7, MWV shall indemnify and defend the Company and Plum Creek from and against any loss, cost or damage associated with any employee of Managing Member.

Section 4.10 Insurance. Subject to reimbursement pursuant to Section 4.5(c), the Managing Member shall maintain on behalf of the Company, the JV2 Project Subsidiaries, JV1 and the Subsidiaries of JV1, the insurance coverage (including directors and officers insurance coverage) described on Exhibit G, and shall provide evidence of said insurance coverage to the Members as more fully described on said Exhibit G. In the event said required insurance coverage is not in effect at any time, then upon fifteen (15) Business Days’ notice to the Managing Member, any other Member shall have the option, without obligation, to obtain such coverage on behalf of the appropriate insured entity and said Member shall be promptly reimbursed by the Company on behalf of the insured entity for its out of pocket costs incurred in obtaining said insurance coverage. Notwithstanding anything set forth herein to the contrary, the cost of insurance coverage for the Managing Member with respect to the operations or the business and operations of its Affiliates unrelated to the JV1 Assets and JV2 Assets is solely the responsibility of Managing Member and said Affiliates and shall not be the obligation of the Company, the JV2 Project Subsidiaries, JV1 or any of the Subsidiaries of JV1.

ARTICLE 5

MEMBERS

Section 5.1 Power of Members. Except as expressly provided in this Agreement or the Act, no Member shall take any part in the management of the business or transact any business for the Company or shall have any power, solely in its capacity as a Member, to sign for, act for, bind, or assume any obligation or responsibility on behalf of, any other Member or the Company. Except as specifically provided in this Agreement, with respect to any action of the Company submitted to a vote of the Members, any Member may vote or refrain from voting for or against any such action of the Company, in such Member’s sole and absolute discretion.

Section 5.2 Nature of Obligations Among Members. Except as otherwise provided in this Agreement or by written agreement among the Members, no Member shall have any authority to act for or assume any obligation or responsibility on behalf of any other Member or the Company.

Section 5.3 Meetings of Members. No annual or regular meetings of the Members are required to be held. Special meetings of the Members may be called at any time by any Member or by the Managing Member for the purpose of taking action upon any matter requiring the vote or authority of the Members as provided in this Agreement or the Act or upon any other matter as to which such vote or authority is deemed by the Members or the Managing Member to be necessary or desirable. All notices of meetings of Members shall be sent or otherwise given in accordance with Section 15.3 not less than five (5) days nor more than ninety (90) days before the date of the meeting unless waived by the Members. The notice shall specify (i) the place, date and hour of the meeting and (ii) the general nature of the business to be transacted.

Section 5.4 Withdrawal of Members. A Member shall not cease to be a Member as a result of any events specified in Section 18-304 of the Act. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding-up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding-up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

Section 5.5 No Obligation to Lend Money. Except as specifically set forth in this Agreement, no Member shall be obligated to lend or advance money to the Company for any purpose.

Section 5.6 Other Activities. Subject to the terms and conditions of this Agreement, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, and neither the Company nor any of its Subsidiaries nor any Member shall have any rights in or to any such independent ventures or the income or profits derived therefrom. Any Member shall be able to transact business or enter into agreements with the Company or any of its Subsidiaries to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

ARTICLE 6

MEMBERSHIP INTERESTS

Section 6.1 Membership Interests. The Membership Interests shall be represented by the Class A Membership Interests, the Class B Membership Interests, the Class B Senior Preferred Membership Interests and the Class B Subordinated Preferred Membership Interests. The Membership Interests of the Members are set forth on Exhibit A as it may be updated from time to time pursuant to this Agreement. No additional class or classes of Membership Interests shall be created or issued without the unanimous consent of the Members. Each Member hereby agrees that his interest in the Company and in his Membership Interest shall for all purposes be personal property. A Member has no interest in specific JV1 Assets or JV2 Assets.

Section 6.2 Membership Interests are Securities. All Membership Interests in the Company shall be deemed to be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and in any other applicable jurisdiction, as provided in Section 8-103 thereof, for all purposes, including the perfection of security interests therein under Article 8 of each applicable Uniform Commercial Code.

Section 6.3 Legend. To the extent the Membership Interests have been certificated, each certificate evidencing Membership Interests and each Certificate issued in exchange for or upon the Transfer of any Membership Interests shall be stamped or otherwise imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF [—] LLC (AMENDED AND RESTATED AS OF [—], 2013) (THE “COMPANY”), AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES. EACH MEMBERSHIP INTEREST IN THE COMPANY SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8 102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.

If a Certificate is lost or destroyed, the Secretary shall cancel the Certificate so lost or destroyed upon receiving a sworn declaration of the Member recorded in the Company’s books as the holder of the Certificate as to such loss or destruction, and reissue a replacement Certificate to the Member.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES

Section 7.1 Allocations of Profits and Losses. Except as provided in Section 7.2, as of the end of each Fiscal Year or portion thereof:

(a) Losses shall be allocated:

(i) With respect to any JV1 Losses, to the Members’ Capital Accounts in respect of their Class A Membership Interests, in accordance with their Class A Percentage Interests; and

(ii) With respect to any JV2 Losses:

A. First, to the Member’s Capital Accounts in respect of their Class B Membership Interests, in accordance with their Class B Percentage Interests, until such Member’s Capital Accounts in respect of their Class B Membership Interests have been reduced to zero;

B. Second, to the Member’s Capital Accounts in respect of their Class B Subordinated Preferred Membership Interests, pro rata in accordance with such Class B Subordinated Preferred Membership Interests, until such Member’s Capital Accounts in respect of their Class B Subordinated Membership Interests have been reduced to zero;

C. Third, to the Member’s Capital Accounts in respect of their Class B Senior Preferred Membership Interests, pro rata in accordance with their Class B Senior Preferred Membership Interests, until such Member’s Capital Accounts in respect of their Class B Senior Preferred Membership Interests have been reduced to zero;

D. Fourth, to the Member’s Capital Accounts in respect of their Class B Membership Interests, in accordance with their Class B Percentage Interests.

(b) Profits shall be allocated:

(i) With respect to any JV1 Profits, to the Members’ Capital Accounts in respect of their Class A Membership Interests, in accordance with their Class A Percentage Interests; and

(ii) With respect to any JV2 Profits:

A. First, to the Member’s Capital Accounts in respect of their Class B Membership Interests, in proportion to, and to the extent of, JV2 Losses allocated to them pursuant to Section 7.1(a)(ii)(D) not previously offset by JV2 Profits under this Section 7.1(b)(ii)(A);

B. Second, to the Member’s Capital Accounts in respect of their Class B Senior Preferred Membership Interests, in proportion to, and to the extent of, JV2 Losses allocated to them pursuant to Section 7.1(a)(ii)(C) and not previously offset by JV2 Profits under this Section 7.1(b)(ii)(B);

C. Third, to the Member’s Capital Accounts in respect of their Class B Subordinated Preferred Membership Interests, in proportion to, and to the extent of, JV2 Losses allocated to them pursuant to Section 7.1(a)(ii)(B) and not previously offset by JV2 Profits under this Section 7.1(b)(ii)(C);

D. Fourth, to the Member’s Capital Accounts in respect of their Class B Membership Interests, in proportion to, and to the extent of, JV2 Losses allocated to them pursuant to Section 7.1(a)(ii)(A) not previously offset by JV2 Profits under this Section 7.1(b)(ii)(D);

E. Fifth, to the Class B Senior Preferred Members, pari passu, the Class B Senior Preferred Return accrued during such Fiscal Quarter and any accrued but unpaid Class B Senior Preferred Return from previous Fiscal Quarters;

F. Sixth, to the Class B Members in accordance with their Class B Percentage Interests until the IRR Threshold has been achieved; and

G. Seventh, to the Members’ Capital Accounts in respect of their Class B Membership Interests, in accordance with their Class B Percentage Interests.

Section 7.2 Special Allocations.

(a) Certain Regulatory Allocations. Notwithstanding anything to the contrary set forth in this Agreement, the following special allocations shall be made to the extent applicable in the order set forth below. For these purposes, when computing the Class A Capital Accounts only items related to the business and operations of JV1 and its Subsidiaries shall be taken into account and when computing the Class B Capital Accounts only items related to the business and operations of the JV2 Assets and the Blended JV1 Asset Interest shall be taken into account.

(i) Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.2(a)(i) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2(a)(ii) is intended to comply with Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith;

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions as described in subparagraphs (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such Member shall be allocated items of Company income or gain in an amount and manner sufficient to eliminate such Member’s Adjusted Capital Account Deficit as quickly as possible to the extent required by the Treasury Regulations; provided that an allocation pursuant to this Section 7.2(a)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 7 have been tentatively made as if this Section 7.2(a)(iii) were not in this Agreement. This Section 7.2(a)(iii) is intended to comply with the “qualified income offset” requirement set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith;

(iv) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (2) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 7.2(a)(iv) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 8 have been tentatively made as if Section 7.2(a)(iii) and this Section 7.2(a)(iv) were not in this Agreement;

(v) Section 754 Adjustments. To the extent an adjustment to the adjusted basis for federal income tax purposes of any JV1 Asset or JV2 Asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies;

(vi) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests;

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions relate in accordance with Treasury Regulations Section 1.704-2(i); and

(viii) Loss Limitation. Notwithstanding the foregoing, allocations of Losses or items of expense or deductions pursuant to Section 7.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year (or increase any existing Adjusted Capital Account Deficit). In the event some but not all of the Members would have Adjusted Capital Account Deficits (or an increase in any existing Adjusted Capital Account Deficit) as a consequence of an allocation of Losses pursuant to Section 7.1, the limitation set forth in this Section 7.2(a)(viii) shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ respective Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(b) Unwind of Special Allocations. Allocations provided for above in Section 7.2(a) (the “Regulatory Allocations”) are intended to cause allocations of Company items to be respected under Treasury Regulations, but may not be consistent with the manner in which the Members intend to allocate Profit and Loss or make Company distributions. Accordingly, subject to the Regulatory Allocations, the Company is directed to reallocate items of income, gain, deduction, loss or credit among the Members so as to offset and eliminate the effect of the Regulatory Allocations as quickly as possible consistently with Treasury Regulations, and cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss and items thereof had been allocated without regard to the Regulatory Allocations.

(c) Priority. The allocations under this Section 7.2 shall be made prior to the allocations under Section 7.1.

Section 7.3 Tax Allocations.

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, (i) each item of income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its initial Book Value using the method specified in Exhibit D or to the extent not covered by Exhibit D, the method selected by the Managing Member with the approval of the Members; and (ii) in the event the Book Value of any JV1 Asset or JV2 Asset is adjusted pursuant to clause (i) of the definition of “Book Value,”

subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the method set forth in Exhibit D or to the extent not covered by Exhibit D, the method selected by the Managing Member with the approval of the Members.

(b) Subject to Section 7.3(a), for federal income tax purposes, all items of Company income, gain, loss, deduction, basis, amount realized and credit, and the character and source of such items, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss, deduction or credit are allocated to Capital Accounts in accordance with Section 7.1 or 7.2. The Company shall maintain such books, records and accounts as are necessary to make such allocations.

(c) Allocations pursuant to this Section 7.3 are solely for income tax purposes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items of gain, income, loss or deduction, or distributions pursuant to any provision of this Agreement.

Section 7.4 Other Allocation Rules.

(a) The allocation provisions set forth in this Article 7 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted in a manner consistent therewith.

(b) If the Membership Interests of any one or more Members change during a Fiscal Year, all Company items of income, gain, loss, deduction and credit shall be allocated among the Members for such Fiscal Year in a reasonable manner, as determined by the Tax Matters Partner with the consent of the Members that takes into account the varying Membership Interests of the Members in the Company during such taxable year in accordance with Section 706 of the Code.

(c) An allocation to a Member of Profits or Losses shall be treated as an allocation to such Member of each item of income, gain, loss and deduction that has been taken into account in computing such Profits or Losses.

ARTICLE 8

DISTRIBUTIONS

Section 8.1 Distributions.

(a) Subject to and in accordance with this Article 8, the Company shall make distributions out of JV1 Distributable Cash or JV2 Distributable Cash to the Class A Members, the Class B Members, the Class B Senior Preferred Members or the Class B Subordinated Preferred Members, as applicable, with distributions of JV1 Distributable Cash and JV2 Distributable Cash attributable to sales and dispositions to be made within ten (10) Business Days of closing and (ii) distributions of other portions of JV1 and JV2 Distributable Cash to be made monthly.

(b) All JV1 Distributable Cash or other property if distributed by the Company shall be distributed to the Class A Members in the following order of priority:

(i) First, (A) to the Class A Members, 50% to CDLM and 50% to Plum until the aggregate amount distributed to Plum equals its Initial Class A Capital Contribution less distributions previously made to Plum pursuant to this Section 8.1(b)(i);

(ii) Second, to CDLM, until the aggregate amount distributed to CDLM equals its Initial Class A Capital Contribution less (A) distributions previously made pursuant to Section 8.1(b)(i) or this Section 8.1(b)(ii), and (B) any portion of the Retained Initial Class A Capital Contribution Amount that has been used by CDLM pursuant to Section 8.1(h)(ii);

(iii) Third, to the Class A Members until the aggregate amount distributed to such Class A Members equals the aggregate Additional Class A Capital Contributions made by such Class A Members as of the date of such distribution less distributions previously made pursuant to this Section 8.1(b)(iii); in each case on a pro rata basis based on the Class A Members’ respective percentages of the total amount of Additional Class A Capital Contributions made as of the date of such distribution and for which no distributions have been previously made pursuant to this Section 8.1(b)(iii); and

(iv) Fourth, to the Class A Members in accordance with their Class A Percentage Interests.

(c) All JV2 Distributable Cash or other property if distributed by the Company shall be distributed to the Class B Members, the Class B Senior Preferred Members and the Class B Subordinated Preferred Members in the following order of priority:

(i) First, to the holders of Class B Deficit Loan until the aggregate principal amount of all outstanding Class B Deficit Loans (including any interest due) is reduced to zero, in each case pro rata in accordance with the aggregate principal amount of Class B Deficit Loans that each Class B Member holds;

(ii) Second, to the Class B Senior Preferred Members pari passu, the Class B Senior Preferred Return accrued during such Fiscal Quarter and any accrued but unpaid Class B Senior Preferred Return from previous Fiscal Quarters;

(iii) Third, to the Class B Senior Preferred Members until the Class B Senior Preferred Amount is reduced to zero, in each case in accordance with their Percentage Interests;

(iv) Fourth, to the Class B Members until the aggregate amount distributed to such Class B Members equals the aggregate Class B Capital Contributions (other than Class B Senior Preferred Amounts and Non-Pre-Approved Class B Additional Capital Contributions) made by such Class B Members as of the date of such distribution less (A) distributions previously made pursuant to this Section 8.1(c)(iv), in each case on a pro rata basis based on the Class B Members’ respective percentages of the total amount of Class B Capital Contributions (other than Class B Senior Preferred Amounts and Non-Pre-Approved Class B

Additional Capital Contributions) made as of the date of such distribution and for which no distributions have been previously made pursuant to this Section 8.1(c)(iv) and (B) any portion of the Retained Initial Class B Capital Contribution Amount that has been used by CDLM pursuant to Section 8.1(h)(ii);

(v) Fifth, to the Class B Members in accordance with their Class B Percentage Interests until the IRR Threshold has been achieved;

(vi) Sixth, to the Class B Subordinated Preferred Members until the aggregate amount distributed to such Class B Subordinated Preferred Members equals the aggregate Non-Pre-Approved Class B Additional Capital Contributions made by such Class B Subordinated Preferred Members as of the date of such distribution less distributions previously made pursuant to this Section 8.1(c)(vi), in each case on a pro rata basis based on the Class B Subordinated Preferred Members’ respective percentages of the total amount of Non-Pre-Approved Class B Additional Capital Contributions made as of the date of such distribution and for which no distributions have been previously made pursuant to this Section 8.1(c)(vi); and

(vii) Seventh, to the Class B Members in accordance with their Class B Percentage Interests.

(d) The Company may offset damages for a judicially and finally determined breach of this Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

(e) The Company is authorized to withhold from any distributions otherwise payable to a Member under this Agreement any amounts required to be withheld from any such distribution under any applicable tax law. All amounts withheld with respect to a Member pursuant to the preceding sentence shall be treated as if such amounts were distributed to such Member pursuant to this Agreement.

(f) Notwithstanding anything in the Act to the contrary, no Member shall have the right to receive distributions in the form of anything other than cash, except pursuant to Article 9.

(g) Distributions made upon liquidation of the Company shall be made as provided in Sections 9.4 and 9.5.

(h) Notwithstanding any provision to the contrary contained in this Agreement:

(i) In connection with the Company’s receipt of Plum’s Initial Capital Contributions, the Company shall distribute to CDLM an aggregate amount of cash (the “CDLM Distributed Amount”) equal to the excess of (A) Plum’s Initial Class B Capital Contribution over (B) an amount equal to the excess of (x) $[75,000,000]1 over (y) Plum’s Initial Class A Capital

[1]	Note to Draft: Subject to adjustment prior to Closing.

Contribution (the excess of (x) over (y), the “Retained Initial Class B Capital Contribution Amount”), which distribution shall be treated as a reimbursement to CDLM of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d); and

(ii) To the extent that CDLM elects to make an Additional Class A Capital Contribution, the Members acknowledge and agree that the funds needed to satisfy the aggregate amount of such Additional Class A Capital Contribution shall first be satisfied from the Retained Initial Class A Capital Contribution Amount and then from the Retained Initial Class B Capital Contribution Amount; it being understood that (A) upon CDLM’s use of the Retained Initial Class A Capital Contribution Amount, CDLM shall be deemed to have made an Additional Class A Capital Contribution equal to the amount of such portion of the Retained Initial Class A Capital Contribution Amount and, in connection therewith, the Percentage Interests of the Class A Members shall be adjusted in accordance with the principles set forth in Section 3.2(d)(ii); provided that, for purposes of such adjustment, the aggregate amount of CDLM’s Initial Class A Capital Contributions shall be decreased by the Retained Initial Class A Capital Contribution Amount but, for the avoidance of doubt, such adjustment shall give effect to any deemed Additional Class A Capital Contribution made pursuant to this clause (A), and (B) upon CDLM’s use of the Retained Initial Class B Capital Contribution, (x) CDLM’s Capital Account with respect to its Class B Membership Interests shall be reduced by an amount equal to such portion of the Retained Initial Class B Capital Contribution Amount and (y) CDLM shall be deemed to have made an Additional Class A Capital Contribution equal to the amount of such portion of the Retained Initial Class B Capital Contribution Amount and, in connection therewith, the Percentage Interests of the Class A Members shall be adjusted in accordance with the principles set forth in Section 3.2(d)(ii).2

Section 8.2 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other Applicable Law or any agreement in relation to the incurrence or assumption of Indebtedness by the Company.

ARTICLE 9

DISSOLUTION, LIQUIDATION & TERMINATION

Section 9.1 No Dissolution. The Company shall not be dissolved by the withdrawal of any Member, or the admission of additional Members or substitute Members in accordance with the terms of this Agreement or the Master Agreement.

[2]	Note to Draft: Upon Closing, Exhibit A will reflect that (a) the Class A Percentage Interests will be 95% (CDLM) and 5% (Plum) and (b) the Class B Percentage Interests will be 50% (CDLM) and 50% (Plum). The Retained Initial Class A Capital Contribution Amount and the Retained Initial Class B Capital Contribution Amount will not impact such Percentage Interests upon or after Closing unless such amounts are applied pursuant to Section 8.1(h) and, upon such application, shall only impact the Class A Member’s Percentage Interests.

Section 9.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following events:

(a) the unanimous determination of the Members in writing to dissolve and terminate the Company;

(b) the sale, exchange or other disposition or distribution of all or substantially all of the JV1 Assets and JV2 Assets;

(c) upon the written election of a Member made within sixty (60) days following the occurrence of an Event of Bankruptcy with respect to the other Member; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 9.3 Notice of Dissolution. Upon dissolution of the Company, the Person or Persons (who may be a Member or Members) appointed by the Managing Member (or by the Members in the absence of an appointment by the Managing Member) to carry out the winding-up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 9.4 Liquidation. Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article 7, as before liquidation. Each Member shall pay to the Company all amounts then owing by such Person to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(a) First, to the payment of the expenses of liquidation;

(b) Second, to the setting up of any reserves which the Liquidating Trustee reasonably determines to be necessary or desirable for any contingent or unforeseen liabilities, expenses or other obligations of the Company;

(c) Third, to the payment of the debts and liabilities of the Company, other than debts and liabilities to any Member;

(d) Fourth, to the payment of the debts and liabilities of the Company owed to any Members; and

(e) Fifth, to the Members who have positive Aggregate Capital Account balances, after taking into account adjustments for all distributions of JV1 Distributable Cash and JV2 Distributable Cash (but not for distributions pursuant to this Section 9.4(e)) and all allocations of Profits and Losses for the Company’s taxable year during which liquidation occurs, in an amount sufficient to satisfy such adjusted Aggregate Capital Account balances; provided that, solely for purposes of this Section 9.4(e), CDLM’s Capital Account with respect to its Class A Membership Interests shall reflect any necessary adjustments made pursuant to Section 8.1(h)(ii).

Unless otherwise directed by both of the Members, the JV1 Assets and the JV2 Assets shall be sold and, in connection with such sale, the Liquidating Trustee shall arrange for such JV1 Assets and JV2 Assets to be sold as promptly as possible; provided that such sale is conducted in a business-like and commercially reasonable manner.

Section 9.5 Liquidating Distributions.

(a) Upon the liquidation of the Company, any liquidating distributions shall be made in accordance with Section 9.4. Liquidation proceeds shall be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred and twenty (120) days after the date of the liquidation).

(b) For purposes of making the liquidating distributions required by Section 9.4, the Liquidating Trustee shall sell all of the JV1 Assets and JV2 Assets and distribute the proceeds therefrom. With the prior written consent of all Members, the JV1 Assets and the JV2 Assets may be distributed in kind to the Members, in which case (i) the Capital Accounts of the Members shall be adjusted to reflect the amount, if any, of unrealized gain or loss with respect to such JV1 Assets and JV2 Assets, as though such JV1 Assets and JV2 Assets had been sold for their fair market value (determined in good faith jointly by the Members) and any gain or loss allocated among the Members in accordance with the provisions of this Agreement and (ii) such JV1 Assets and JV2 Assets shall be distributed in such a manner that each Member will receive such Member’s proportionate interest in such assets available for such distribution; that is to say, each Member shall receive an interest, corresponding to the proportion to which such Member is entitled pursuant to Section 9.4, in real estate and leaseholds and other properties, as nearly as practicable, and in connection therewith the Liquidating Trustee shall avoid, to the maximum extent possible, the distribution of undivided interests in the same asset among the Members.

Section 9.6 Termination. The Company shall terminate when all of the JV1 Assets and the JV2 Assets, after payment of or due provision established for all debts, liabilities, expenses and other obligations of the Company, shall have been sold or otherwise distributed to the Members in the manner provided for in this Article 9, and the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 9.7 Claims of the Members. Except as otherwise permitted herein, the Members shall look solely to the JV1 Assets and the JV2 Assets for the return of their Capital Contributions and Capital Account balances; provided that the Class A Members shall look solely to the JV1 Assets and the Class B Members shall look solely to the JV2 Assets, and if the JV1 Assets and the JV2 Assets remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions or Capital Account balances, then subject to the provisions of Section 18-607 of the Act, the Members shall have no recourse against the Company, the JV2 Project Subsidiaries, JV1, any Subsidiary of JV1, the JV1 Board, the JV2 Board, any individual JV1 Director, any individual JV2 Director, the Managing Member or other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

ARTICLE 10

BOOKS AND RECORDS; FINANCIAL AND TAX MATTERS

Section 10.1 Books and Records.

(a) At all times during the Term, the Managing Member shall maintain, at its principal place of business, separate books of account for, respectively, the Company (with respect to the business and operations of the JV2 Assets) and JV1 (with respect to the business and operations of the JV1 Assets) that shall show a true and accurate record in all material respects of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business (with respect to the JV2 Assets) and JV1 business (with respect to the JV1 Assets) in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Notwithstanding any provision to the contrary of the Act, such books of account, together with a certified copy of this Agreement and of the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company or any other office designated by the Managing Member (which may be an office of a Subsidiary of the Company). In addition to any other rights specifically set forth in this Agreement, each Member shall have access to all information to which a Member is entitled to have access pursuant to the Act. The books of account and the records of the Company shall be audited by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants of recognized national standing that shall be selected by the Managing Member. The Company and JV1 shall maintain their books of account and its records in accordance with GAAP and all applicable laws and regulations in all material respects.

(b) All books, records and accounts of the Company and its Subsidiaries shall be open to inspection and examination by any of the Members or their Representatives at reasonable times and in a reasonable manner so as to not unduly interfere with the management and business of the Company or its Subsidiaries. The Managing Member shall cause the Company, and the Company shall, and shall cause its Subsidiaries to, cause its and their officers to make themselves available to discuss the affairs of the Company and its Subsidiaries upon the reasonable request of any of the Members or their Representatives at reasonable times and in a reasonable manner so as to not unduly interfere with the management and business of the Company or its Subsidiaries. Such right of inspection may be exercised through any Representative of such Member or a certified public accounting firm of recognized international standing designated by such Member. Such Member shall bear all expenses incurred in any examination requested by such Member pursuant to this Section 10.1(b). Any information obtained by a Member pursuant to this Section 10.1 shall be held in confidence pursuant to the terms of Section 15.17.

(c) Either Member may from time to time, at its sole expense, by reasonable advance notice to the Managing Member, obtain an appraisal of the one or more of the JV1 Projects and JV2 Projects. Following the Managing Member’s receipt of such notice, the Managing Member shall reasonably cooperate, at no out-of-pocket cost to the Managing Member, the Company or any Subsidiary of the Company, with such appraisers engaged by said Member to permit such appraisals to be completed, including using reasonable efforts to furnish such information as shall be reasonably be requested to complete the appraisal. The parties agree that appraisal and any such requests for information shall be undertaken in a manner that does not unreasonably interfere with the business and operations of the Managing Member, the Company or any Subsidiary of the Company.

Section 10.2 Financial Information. The Company shall furnish to each Member the reports and schedules described on Exhibit H in accordance with the timelines set forth in Exhibit H.

Section 10.3 Tax Matters.

(a) CDLM is hereby designated as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code and the Treasury Regulations promulgated thereunder (such Member, the “Tax Matters Member”). Except as otherwise provided by this Agreement, all decisions for the Company relating to tax matters, including whether to make any tax elections, the positions to be taken on the Company’s tax returns, the determination of Capital Accounts in accordance with Section 3.3 and Article VII of this Agreement, in each case in connection with a liquidation pursuant to Section 9.4, and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority, shall be taken only with the consent of the Members, provided that any such decisions shall be made in a manner consistent with Exhibit D. The Tax Matters Member shall (i) promptly notify each other Member after receiving notice from any taxing authority of any audit, controversy, litigation, examination or other proceeding with respect to taxes or tax returns of the Company (a “Tax Proceeding”), (ii) provide to all Members all materials received in connection with such Tax Proceeding, (iii) consult with the other Members with respect to the conduct of any such Tax Proceeding, (iv) provide copies of all documents to be submitted to the authorities for advance review by the Members, and (v) allow the Members to participate fully in any Tax Proceeding and not make any material determination without the consent of the Members, which consent shall not be unreasonably withheld.

(b) The Company (at its expense) shall (i) prepare or cause to be prepared IRS Forms 1065 and such other forms, federal and state tax returns or other documents (including Schedule K-1 and any comparable state and local tax forms) as shall be necessary to enable each Member to prepare their income tax returns, (ii) provide such forms, tax returns or other documents to each Member at least fifteen (15) days before the due date thereof (including extensions) and (iii) provide quarterly estimates of taxable income or loss within fifteen (15) days after the end of each quarter (together with a schedule of book to taxable income, by Member, identifying both permanent and temporary differences). The Tax Matters Member shall use commercially reasonable efforts to provide each Member with a copy of a draft of any material federal, state or local tax return required to be filed by the Company at least sixty (60) days prior to the due date for the filing of such tax return including extensions and shall consider in good faith any comments provided by any Member.

(c) Any Member (the “Requesting Member”) shall be entitled to request that the Company make any tax election, elect not to make any tax election, adopt any tax method or elect not to adopt any tax method (each a “Requested Election”), in each case provided that if such action would not have the same or similar effect on both Members, it does not have a material adverse impact on the other Member (the “Non-Requesting Member”).

(d) The Members intend that the Company shall be classified as a partnership (other than a publicly traded partnership) for federal, and if applicable, state and local income tax purposes, and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

(e) In the event that the Company does not have a valid election in effect under Section 754 of the Code with respect to any Fiscal Year during which any Member Transfers a Membership Interest in the Company, at the request of the Transferring Member, the Tax Matters Member shall cause the Company to make an election under Section 754 of the Code and any like provision of any state income tax law. Notwithstanding anything to the contrary in this Agreement, the Company shall make a valid election under Section 754 of the Code on its U.S. federal income tax return for the taxable period that includes or ends on the date on which the transactions contemplated by the Master Agreement are consummated.

(f) No Member shall file a notice with the Internal Revenue Service under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s federal income tax return unless such Member has, not less than twenty (20) days prior to the filing of such notice, provided the Tax Matters Member with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Member shall reasonably request.

(g) Dispute Resolution.

(i) In the event that a dispute arises between the Members as to (A) any Requested Election, (B) any Class A Major Decision described in Section 4.7(b)(iv), (C) any Class B Major Decision described in Section 4.8(c)(iv), or (D) any other tax matters requiring the determination or consent of the Members pursuant to this Agreement (including the withholding of such consent), the Members shall negotiate in good faith to resolve the dispute as expeditiously as possible, provided that notwithstanding the below provisions of this Section 10.3(g), any dispute regarding whether a particular action or proposed action of the Company or any of its Subsidiaries constitutes a Class A Major Decision or a Class B Major Decision shall be subject to the procedures set forth in Section 14.2.

(ii) If the Members are unable through such negotiation to resolve a dispute that relates to (A) the proper reporting of an item or items on any tax return or related schedule, including Schedule K-1 and including the maintenance of capital accounts and the allocations pursuant to Article 7, (B) any decision to be made with respect to a Tax Proceeding, or (C) the proper interpretation of applicable law in respect of any other matter described in Section 10.3(g)(i), then such dispute shall be resolved by an independent, nationally recognized firm of accountants experienced in tax matters which shall be mutually selected by the Members (the “Accounting Firm”).

(iii) If the Members are unable through negotiation to resolve a dispute that relates to any Requested Election or to a change of a policy, method, election or other determination set forth on Exhibit D, and in each case such dispute does not involve an issue related to the proper interpretation of applicable law, such dispute shall be resolved by an

Accounting Firm, provided that the Members shall instruct the Accounting Firm to, and the Accounting Firm shall, (A) resolve any dispute in a manner consistent with Exhibit D (except to the extent such dispute relates to a change of a policy, method, election or other determination set forth on Exhibit D), (B) resolve any dispute in the manner requested by the Requesting Member provided that if such action would not have the same or similar effect on both Members, it does not have a material adverse impact on the Non-Requesting Member, and (C) resolve any dispute in the manner requested by the Non-Requesting Member if such action would not have the same or similar effect on both Members, it does not have a material adverse impact on the Non-Requesting Member.

(iv) The Members shall request any Accounting Firm designated pursuant to Section 10.3(g)(ii) or Section 10.3(g)(iii) hereof to reach a conclusion as promptly as possible, but in any case within thirty (30) days (or such longer period as the Members may mutually agree in writing) from appointment of such Accounting Firm. The resolution reached by the Accounting Firm shall be binding on the Members and their respective Affiliates, and may be entered and enforced in any court having jurisdiction. The Members shall each bear the expenses incurred by it in connection with such matter, and the expenses of the Accounting Firm shall be borne equally by Members. The existence and resolution of matters before an Accounting Firm pursuant to this Section 10.3(g) shall be kept confidential by the Members in the same manner that Confidential Information is kept confidential pursuant to Section 15.17.

ARTICLE 11

TRANSFER OF MEMBERSHIP INTERESTS; ADDITIONAL MEMBERS; EAST

EDISTO ASSET RIGHT OF FIRST OFFER

Section 11.1 Transfer of Class A Membership Interests.

(a) Restriction on Transfer by Class A Members.

(i) Except as otherwise set forth in this Section 11.1, at no time shall Plum Transfer or offer to Transfer all or any portion of its Class A Membership Interests; provided that, at any time, upon thirty (30) days advance written notice to the Company and CDLM, Plum may Transfer all or any portion of its Class A Membership Interests to (A) CDLM or an Affiliate of CDLM, (B) a wholly-owned Affiliate of Plum, (C) a non-wholly-owned Affiliate of Plum so long as Plum retains both management and voting control of said Affiliate, or (D) any successor entity of Plum; provided, however, that, with respect to Transfers under subsections (B), (C) and (D), Plum shall nonetheless remain responsible for the performance of all of its obligations hereunder.

(ii) Except as otherwise set forth in this Section 11.1(a)(ii), at no time shall CDLM Transfer or offer to Transfer all or any portion of its Class A Membership Interests; provided that, subject to the Class A Tag-Along Rights described in Section 11.1(c), at any time after the date hereof, CDLM may Transfer, in a single or series of related arm’s length transactions, all of its Class A Membership Interests to a third party in an arm’s length transaction. In addition, CDLM at any time may Transfer its Class A Membership Interests to (A) a wholly-owned Affiliate of CDLM, (B) a non-wholly-owned Affiliate of CDLM for which CDLM retains both management and voting control of said Affiliate, or (C) any successor entity of CDLM; provided, however, that CDLM shall nonetheless remain responsible for the performance of all of its obligations hereunder.

(b) Class A Drag-Along Rights.

(i) If at any time CDLM and/or one or more of its Affiliates (the “CDLM Class A Selling Parties”) receives an offer that the CDLM Class A Selling Parties desire to accept (a “Class A Offer”) from a third party to purchase, in a single or series of related arm’s length transactions (the “Class A Sale”), all of the outstanding Class A Membership Interests, then the CDLM Class A Selling Parties shall have the right to require the other Class A Members to sell all (but not less than all) of their Class A Membership Interests in such transaction, on the same terms and conditions, and for the same consideration, as set forth in such Class A Offer (the “Class A Drag-Along Right”). The CDLM Class A Selling Parties may exercise the Class A Drag-Along Right by giving each other Class A Member written notice (the “Class A Drag-Along Notice”) of any such Class A Offer and of the CDLM Class A Selling Parties’ intention to exercise the Class A Drag-Along Right, at least thirty (30) days prior to the date on which such transaction shall be consummated, including the terms and conditions thereof, and each shall have the obligation to sell its outstanding Class A Membership Interests in accordance with the instruction set forth in the Class A Drag-Along Notice.

(ii) Following receipt of a duly delivered Class A Drag-Along Notice, each such Class A Member shall vote for, consent to and raise no objections to, nor bring a claim against any of CDLM, the Company or its Affiliates, or contest or seek to enjoin the Sale, or seek appraisal, dissenter or other such similar rights. Without limiting the generality of the foregoing, if such Class A Sale is structured as: (x) a merger or consolidation, each other Class A Member shall waive any dissenter rights, appraisal rights or similar rights in connection with such merger or consolidation; or (y) a sale of Class A Membership Interests, each other Class A Member shall (A) agree to sell its outstanding Class A Membership Interests on the terms and conditions of a Class A Sale approved by CDLM and for the same consideration, (B) only be required to provide representations and warranties that such Class A Member has title to the Class A Membership Interests owned by it and subject to the Class A Sale, free and clear of any Encumbrances, and that it has the power and authority to sell such Class A Membership Interests, (C) only be required to sign such stock powers and other documents as may reasonably be requested by the CDLM Class A Selling Parties and/or the Company or the third party purchaser, as applicable, with respect to the transfer thereof, and (D) not be obligated to enter into any non-compete, client non-solicitation or other post-closing covenant that restricts its activities in any way. The Class A Members shall take such other necessary or desirable actions in connection with the consummation or such Class A Sale reasonably requested by the CDLM Class A Selling Parties or the Company.

(c) Class A Tag-Along Rights.

(i) If CDLM and/or one or more of its Affiliates (the “Transferring Class A CDLM Members”) proposes to Transfer (other than to an Affiliate of CDLM), pursuant to a bona fide binding written commitment from a third party (a “Proposed Class A Transferee”) all of its Class A Membership Interests, then the Transferring Class A CDLM Members shall provide promptly (but in any event no later than thirty (30) days prior to such proposed Transfer)

a written notice describing all material terms and conditions under which the proposed Transfer is to take place (the “Class A Tag-Along Notice”) to the other Class A Members (the “Non-Initiating Class A Members”). The Non-Initiating Class A Members shall have the right to Transfer all of their respective Class A Membership Interests to the Proposed Class A Transferee on the same terms, purchase price and conditions as the Transferring Class A CDLM Members (the “Class A Tag-Along Right”); provided that, in the event a Non-Initiating Class A Member elects to exercise its Class A Tag-Along Right, the Non-Initiating Class A Member must respond in writing within thirty (30) days following delivery of such Class A Tag-Along Notice from the Transferring Class A CDLM Members, which written response shall include an irrevocable commitment to Transfer as promptly as practicable all of its Class A Membership Interests on the same terms, purchase price and conditions as the Transferring Class A CDLM Members, as set forth in such Class A Tag-Along Notice. The irrevocable commitment to Transfer such Class A Membership Interests will be conditioned upon the absence of any injunction, order, law, regulation or similar matter that prohibits the consummation of such Transfer and the receipt of all regulatory or governmental approvals that shall be required for the applicable Class A Member to Transfer such Class A Membership Interests.

(ii) A sale to a Proposed Class A Transferee pursuant to this Section 11.1(c) shall only be consummated if the Proposed Class A Transferee shall purchase, within sixty (60) days of the date of the Class A Tag-Along Notice, concurrently with and on the same terms and conditions and at the same price as the Transferring Class A CDLM Members’ Class A Membership Interests, all of each of the Transferring Class A CDLM Members’ and the Non-Initiating Class A Members’ Class A Membership Interests with respect to such sale. The Non-Initiating Class A Members electing to Transfer their respective Class A Membership Interests agree to cooperate in consummating such a Transfer, including, by becoming a party to the sales agreement and all other appropriate related agreements, delivering, at the consummation of such Transfer, certificates and other instruments for such Class A Membership Interests (if any) duly endorsed for transfer, free and clear of all Encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents.

(iii) Notwithstanding any election or participation by the Non-Initiating Class A Members hereunder, the Transferring Class A CDLM Members shall at all times have exclusive authority, in its sole discretion, to control, or to abandon, the Transfer process, and shall have no liability to the Non-Initiating Class A Members of any kind in the event that a proposed Transfer is abandoned or produces a smaller amount of net proceeds than anticipated.

Section 11.2 Transfer of Class B Membership Interests.

(a) Restriction on Transfer by Class B Members. At no time shall any Class B Member Transfer or offer to Transfer all or any portion of its Class B Membership Interests at any time prior to the seventh (7th) anniversary of the date hereof. Notwithstanding the foregoing, at any time, upon thirty (30) days advance written notice to the Company and the other Class B Members, a Class B Member may Transfer all or any portion of its Class B Membership Interests to (i) a non-Affiliated, existing Class B Member or an Affiliate thereof, (ii) a wholly-owned Affiliate of such Class B Member, (iii) a non-wholly-owned Affiliate of such

Class B Member so long as the transferring Class B Member retains both management and voting control of said Affiliate, or (iv) any successor entity of such Class B Member (each, a “Permitted Class B Transferee”); provided, however, that, with respect to Transfers under subsections (ii), (iii) and (iv), the transferring Class B Member shall nonetheless remain responsible for the performance of all of its obligations hereunder. From and after the removal of CDLM as Managing Member pursuant to Section 4.6(a) or Section 4.6(c), Plum shall have the right to Transfer all of its Class B Membership Interests to a third party in a single arm’s length transaction and in connection therewith may exercise the Class B Drag-Along Rights described in Section 11.2(b).

(b) Class B Drag-Along Rights.

(i) If at any time following the removal of CDLM as Managing Member pursuant to the Section 4.6(a) or Section 4.6(c), Plum and/or one or more of its Affiliates (the “Plum Class B Selling Parties”) receives an offer that the Plum Class B Selling Parties desire to accept (a “Class B Offer”) from a third party to purchase, in a single arm’s length transaction (the “Class B Sale”), all of the outstanding Class B Membership Interests of Plum Selling Parties, then the Plum Class B Selling Parties shall have the right to require the other Class B Members to sell all (but not less than all) of their Class B Membership Interests in such transaction, on the same terms and conditions, and for the same consideration, as set forth in such Class B Offer (the “Class B Drag-Along Right”). The Plum Class B Selling Parties may exercise the Class B Drag-Along Right by giving each other Class B Member written notice (the “Class B Drag-Along Notice”) of any such Class B Offer and of the Plum Class B Selling Parties’ intention to exercise the Class B Drag-Along Right, at least thirty (30) days prior to the date on which such transaction shall be consummated, including the terms and conditions thereof, and each shall have the obligation to sell its outstanding Class B Membership Interests in accordance with the instruction set forth in the Class B Drag-Along Notice.

(ii) Following receipt of a duly delivered Class B Drag-Along Notice, each such Class B Member shall vote for, consent to and raise no objections to, nor bring a claim against any of Plum, the Company or its Affiliates, or contest or seek to enjoin the Class B Sale, or seek appraisal, dissenter or other such similar rights. Without limiting the generality of the foregoing, if such Class B Sale is structured as: (x) a merger or consolidation, each other Class B Member shall waive any dissenter rights, appraisal rights or similar rights in connection with such merger or consolidation; or (y) a sale of Class B Membership Interests, each other Class B Member shall (A) agree to sell its outstanding Class B Membership Interests on the terms and conditions of a Class B Sale approved by Plum and for the same consideration, (B) only be required to provide representations and warranties that such Class B Member has title to the Class B Membership Interests owned by it and subject to the Class B Sale, free and clear of any Encumbrances, and that it has the power and authority to sell such Class B Membership Interests, (C) only be required to sign such stock powers and other documents as may reasonably be requested by the Plum Class B Selling Parties and/or the Company or the third party purchaser, as applicable, with respect to the transfer thereof, and (D) not be obligated to enter into any non-compete, client non-solicitation or other post-closing covenant that restricts its activities in any way. The Class B Members shall take such other necessary or desirable actions in connection with the consummation or such Class B Sale reasonably requested by the Plum Class B Selling Parties or the Company.

Section 11.3 Transfers in General.

(a) Substitute Members. Any Person who is a transferee of any portion of a Member’s Membership Interests pursuant to this Article 11 (other than Section 11.3(c)), shall become a substitute Member; provided that such Person shall not be admitted as a Member, and such Transfer shall not be effective, until the time such Person executes a joinder agreement substantially in the form of Exhibit I agreeing to be bound by the terms and conditions of this Agreement and subject to all the restrictions and liabilities of the transferor with respect to the transferred Membership Interests under this Agreement.

(b) Distribution Entitlement. For purposes of receiving distributions, a Transfer of Membership Interests in accordance with this Article 11 shall be effective on the first day of the month following the day on which the requirements of this Article 11 have been satisfied, or at such earlier time as the Managing Member reasonably determines. Distributions made after the effective date shall be made to the transferee of such Membership Interests.

(c) Transfers in Violation. No Transfer of Membership Interests, or any part thereof, that is in violation of this Article 11, shall be valid or effective against, or shall bind, the Company, and neither the Company nor the Members shall recognize the same for the purpose of making allocations, distributions or other payments pursuant to this Agreement with respect to such Membership Interests or part thereof. Neither the Company nor the non-transferring Members shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid Transfer, or any other Person, and no such purported transferee shall have any right to receive allocations or payments of any Profits or Losses or distributions. In addition, notwithstanding any other provision of this Agreement to the contrary, (i) any Transfer, as a whole or in part, of Membership Interests shall be prohibited if, in the reasonable opinion of the Managing Member such Transfer poses a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder; and (ii) a Member may not Transfer all or any part of such Person’s Membership Interests if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes or would violate any provision of Federal or state securities or blue sky laws or breach the conditions to any exemption from registration of the Membership Interests under any such laws or breach any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

Section 11.4 Additional Members.

(a) With the prior written consent of all of the Members of the Company, the Managing Member shall have the power to admit one or more additional Members; provided that any such additional Member shall have executed such documents as the Managing Member may reasonably require as appropriate for effecting such admission.

(b) The admission of any Person as an additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided, however, that, subject to the restrictions of Section 706(d) of the Code, additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the issuance of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the additional Members’ pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the additional Members.

Section 11.5 East Edisto Assets Right of First Offer. In the event that the Managing Member determines to cause the Company to Transfer any undeveloped parcels of rural and recreational land within the East Edisto North and East Edisto South Plantation Districts JV2 Projects consisting of at least 2,500 contiguous acres to a third party for rural or recreational use or for the purpose of harvesting timber and the same is expressly authorized in the applicable JV2 Strategic Plan or applicable JV2 Annual Plan, the Managing Member shall submit a written notice (the “Sale Notice”) to Plum notifying Plum of its desire to cause the Company or the applicable JV2 Project Subsidiary to Transfer the specified parcels of land that are set forth in the Sale Notice (the “Specified East Edisto Assets”) and setting forth the material economic terms and other material terms that the Managing Member would be willing to accept for a sale of the Specified Timberlands Asset (the “Specified Terms”). Within twenty (20) days of receipt of the Sale Notice (the “Offer Period”), Plum may provide the Managing Member with a written offer (the “Purchase Offer”) setting forth a proposed cash purchase price and general terms and conditions upon which Plum would be willing to acquire all of the Specified East Edisto Assets. For thirty (30) days following the Managing Member’s receipt of the Purchase Offer, (the “Negotiation Period”), the Managing Member and Plum shall negotiate in good faith to reach an agreement for the sale of the Specified East Edisto Asset to Plum. If (a) Plum does not provide a Purchase Offer during the Offer Period or (b) a binding agreement for a sale of the Specified East Edisto Assets is not reached by the end of the Negotiation Period, for a period of one (1) year following the termination of the Negotiation Period, the Company may sell, transfer or dispose of (or enter into a binding agreement to sell, transfer or dispose of) the Specified East Edisto Asset to a third party at a price that is at least 90% of the purchase price set forth in the Specified Terms and under transaction terms that are not materially less favorable to the Company than the terms of the proposed transaction as set forth in the Specified Terms, and, if such sale is consummated, Plum shall have no further rights under this Section 11.5 with regards to the Specified East Edisto Assets. If (i) at the end of such one (1)-year period, a binding agreement for a sale of the Specified East Edisto Assets has not been reached or (ii) such a binding agreement has been reached and is terminated prior to its consummation, the Company shall not sell, transfer or dispose of, or negotiate to sell, transfer or dispose of, any Specified East Edisto Assets without first complying with the procedures set forth in this Section 11.5.

ARTICLE 12

EXIT STRATEGY

Section 12.1 JV1 Exit Strategy.

(a) Exit Strategy Election. At any time after the seventh (7th) anniversary of the date hereof, in its sole and absolute discretion, CDLM may, in accordance with the terms of this Section 12.1, elect to either (i) liquidate, dissolve and wind-up the business and affairs of JV1 and its Subsidiaries or (ii) purchase for cash all of the Class A Membership Interests then held by Plum or any of its Affiliates at a price equal to the fair market value of such Class A Membership Interests.

(b) Liquidation of JV1.

(i) In the event that CDLM elects to liquidate, dissolve and wind-up of the business and affairs of JV1 and its Subsidiaries, CDLM shall promptly provide Plum with notice of such election and shall immediately commence to wind up the affairs of JV1 and its Subsidiaries; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of JV1 and its Subsidiaries and the satisfaction of liabilities to creditors so as to enable the Class A Members to minimize the normal losses attendant upon a liquidation. The Class A Members shall continue to share JV1 Profits and JV1 Losses during liquidation in the same proportions, as specified in Article 7, as before liquidation. Each Class A Member shall repay to the Company any loans then owing by such Person to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

A. First, to the payment of the expenses of liquidation;

B. Second, to the setting up of any reserves which CDLM reasonably determines to be necessary or desirable for any contingent or unforeseen liabilities, expenses or other obligations of JV1 or any of its Subsidiaries;

C. Third, to the payment of the debts and liabilities of JV1 and its Subsidiaries, other than debts and liabilities to any Class A Member;

D. Fourth, to the payment of the debts and liabilities of JV1 and its Subsidiaries owed to any Class A Members; and

E. Fifth, to the Members in accordance with Section 8.1(b).

(ii) Upon the liquidation of JV1 and its Subsidiaries, any liquidating distributions shall be made in accordance with this Section 12.1(b). Liquidation proceeds shall be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred and twenty (120) days after the date of the liquidation). For purposes of making the liquidating distributions required by this Section 12.1(b), the Managing Member shall sell all of the assets of JV1 and its Subsidiaries and distribute the proceeds therefrom. With the prior written consent of the Class A Members, the Managing Member may distribute a portion of the assets of JV1 and its Subsidiaries in kind. If any assets of JV1 and its Subsidiaries are to be so distributed in kind to the Class A Members, (i) the Capital Accounts of the Class A Members shall be adjusted to reflect the amount, if any, of unrealized gain or loss with respect to such assets, as though such assets had been sold for their fair market value (determined in good faith by the JV1 Directors with at least one (1) Plum JV1 Director in concurrence therewith) and any gain or loss allocated among the Class A Members in accordance with the provisions of this Agreement and (ii) such assets shall be distributed in such a manner that each Class A Member will receive such Class A Member’s proportionate interest in such assets available for such distribution; that is to say, each Class A Member shall receive an interest, corresponding to the proportion to which such Class A Member is entitled pursuant to this Section 12.1(b), in real estate and leaseholds and other properties, as nearly as practicable, and in connection therewith Managing Member shall in good faith endeavor to distribute fee simple interests in the individual assets to the Class A Members in accordance with their respective Class A Percentage Interests so as to avoid to the maximum extent possible the distribution of undivided interests in the same asset among the Class A Members. Notwithstanding the foregoing, Managing Member shall liquidate JV1 promptly upon the sale of all of the JV1 Projects in accordance with the terms of this Section 12.1(b), it being understood and agreed that said liquidation shall proceed even if there remain any JV2 Assets.

(c) Purchase of Plum’s Class A Membership Interests.

(i) In the event that CDLM elects to purchase for cash all of Plum’s Class A Membership Interests pursuant to Section 12.1(a)(ii) at a price equal to the fair market value of such Class A Membership Interests, CDLM shall deliver a written notice (a “Purchase Notice”) to Plum indicating (A) that it has elected to exercise its right to purchase Plum’s Class A Membership Interests pursuant to this Section 12.1, (B) its good faith determination of the proposed fair market value of Plum’s Class A Membership Interests (the “Proposed Fair Market Value”), and (C) in reasonable detail, the assumptions and calculations used by CDLM to determine such Proposed Fair Market Value. If within thirty (30) days after its receipt of the Proposed Fair Market Value, Plum does not give a written notice of dispute regarding the Proposed Fair Market Value (a “Fair Market Value Dispute Notice”) to CDLM, the Class A Members agree that the final determination of the fair market value of Plum’s Class A Membership Interests for purposes of this Section 12.1(c) (the “Final Determination”) shall be equal to the Proposed Fair Market Value. The Fair Market Value Dispute Notice shall state the view of Plum as to the fair market value of its Class A Membership Interests (the “Response Fair Market Value”), together with the information set forth in clause (C) above supporting such view. If Plum gives a Fair Market Value Dispute Notice within such thirty (30) day period, the Class A Members shall use commercially reasonable efforts to resolve the dispute during the fifteen (15) day period commencing on the date CDLM receives the Fair Market Value Dispute Notice and if the Class A Members agree during said fifteen (15) day period on the fair market value of Plum’s Class A Membership Interest, then said fair market Value shall be the Final Determination for purposes of this Section 12.1(c).

(ii) If the Class A Members do not agree upon the fair market value of Plum’s Class A Membership Interests within such fifteen (15) day period, the Class A Members shall appoint a mutually acceptable, nationally recognized appraiser with Master Appraisal Institute (“MAI”) certification (the “Appraiser”) to conduct an independent evaluation to determine the fair market value of Plum’s Class A Membership Interests, which shall be determined no later than thirty (30) Business Days after such appointment (the “Third Party

Determination”); provided that if the Class A Members are unable to agree upon an appraiser with MAI certification to serve as the Appraiser, each Class A Member shall appoint an appraiser with MAI certification and such appraisers shall appoint a third appraiser with MAI certification who shall serve as the Appraiser. The Class A Members shall be equally responsible for the fees of the Appraiser. The Third Party Determination shall be an amount between or equal to the (i) Proposed Fair Market Value and (ii) Response Fair Market Value. In connection with the Third Party Determination, the Appraiser shall have access to all documents, records, work papers, facilities and personnel necessary to make such determination. Each Class A Member and its Representatives shall be afforded the opportunity to present to the Appraiser any material such Class A Member deems relevant to the Proposed Fair Market Value or Response Fair Market Value, as applicable, and shall make itself available to discuss the matter with the Appraiser at the request of the Appraiser; provided that any material presented to or by the Appraiser shall be at the same time made available in the same form and substance to the other Class A Member. The Third Party Determination shall be the Final Determination and shall be conclusive and binding upon the Class A Members.

(iii) Within thirty (30) Business Days following the Final Determination, CDLM shall purchase, and Plum shall sell, all of Plum’s Class A Membership Interests in exchange for the consideration per share, based on the fair market value set forth in such Final Determination. The foregoing sale shall be promptly completed, but in no event later than sixty (60) days from the date of the Final Determination; provided that if the sale of such Class A Membership Interests is subject to any prior regulatory approval, the time period during which such sale must be consummated shall be extended solely for such purposes until the expiration of five (5) Business Days after all such approvals have been received.

Section 12.2 JV2 Exit Strategy.

(a) Unless otherwise approved by the JV2 Board, commencing upon the seventh (7th) anniversary of the date hereof, the Managing Member will, in accordance with the terms of this Section 12.2, liquidate, dissolve and wind up the business and affairs of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries).

(b) Upon the seventh (7th) anniversary of the date hereof, the Managing Member shall immediately commence to wind up the affairs of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries); provided, however, that a reasonable time shall be allowed for the orderly liquidation of the JV2 Assets and the satisfaction of liabilities to creditors so as to enable the Class B Members to minimize the normal losses attendant upon a liquidation; provided, further, that the Class B Members shall use their reasonable best efforts to ensure that such liquidation is undertaken in a tax efficient manner. The Class B Members shall continue to share JV2 Profits and JV2 Losses during liquidation in the same proportions, as specified in Article 7, as before liquidation. Each Class B Member shall pay to the Company any loans then owing by such Person to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(i) First, to the payment of the expenses of liquidation;

(ii) Second, to the setting up of any reserves which the JV2 Directors determine to be necessary or desirable for any contingent or unforeseen liabilities, expenses or other obligations of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries);

(iii) Third, to the payment of the debts and liabilities of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries), other than debts and liabilities to any Class B Member;

(iv) Fourth, to the payment of the debts and liabilities of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries) owed to any Class B Members; and

(v) Fifth, to the Members in accordance with Section 8.1(c).

(c) Upon the liquidation of the JV2 Assets, any liquidating distributions shall be made in accordance with Section 12.2(b). Liquidation proceeds shall be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred and twenty (120) days after the date of the liquidation). For purposes of making the liquidating distributions required by Section 12.2(b), the Managing Member shall sell all or any portion of the JV2 Assets and distribute the proceeds therefrom. With the prior written consent of the Class B Members, the Managing Member may distribute a portion of the JV2 Assets in kind. If any JV2 Assets are to be so distributed in kind to the Class B Members, the Class B Senior Preferred Members or the Class B Subordinated Preferred Members, (i) the Capital Accounts of the Class B Members, the Class B Senior Preferred Members and the Class B Subordinated Preferred Members shall be adjusted to reflect the amount, if any, of unrealized gain or loss with respect to such assets, as though such assets had been sold for their fair market value (determined in good faith by the JV2 Directors with at least one (1) Plum JV2 Director in concurrence therewith) and any gain or loss allocated among the Class B Members, the Class B Senior Preferred Members and the Class B Subordinated Preferred Members in accordance with the provisions of this Agreement and (ii) such assets shall be distributed in such a manner that each Class B Member, Class B Senior Preferred Member and Class B Subordinated Preferred Member will receive such Class B Member’s, Class B Senior Preferred Member’s or Class B Subordinated Preferred Member’s proportionate interest in such assets available for such distribution; that is to say, each Class B Member, Class B Senior Preferred Member and Class B Subordinated Preferred Member shall receive an interest, corresponding to the proportion to which such Class B Member, Class B Senior Preferred Member and Class B Subordinated Preferred Member is entitled pursuant to Section 12.2(b), in real estate and leaseholds and other properties, as nearly as practicable, and in connection therewith Managing Member shall in good faith endeavor to distribute fee simple interests in the individual assets to the Class B Members in accordance with their respective Class B Percentage Interests so as to avoid to the maximum extent possible the distribution of undivided interests in the same asset among the Class B Members. Notwithstanding the foregoing, the Managing Member shall liquidate the business and affairs of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries) promptly upon the sale of all of the JV2 Projects in accordance with the terms of Section 12(b) and this Section 12.2(c), it being understood and agreed that said liquidation shall proceed even if there remain any JV1 Assets.

(d) At any time after the seventh (7th) anniversary of the date hereof, whether or not a Buy/Sell Trigger Event has occurred, either Class B Member may deliver a Buy/Sell Notice to the other Class B Member with respect to any of the JV2 Projects and the Class B Member that delivers the Buy/Sell Notice shall be deemed to be the Triggering Party under Section 14.1(c)(i). With respect to any Buy/Sell Notice delivered pursuant to this Section 12.2(d), the buy/sell procedures shall be conducted in accordance with the procedures set forth in Section 14.1(c)-(e).

Section 12.3 Cooperation on Exit. In the event that CDLM elects to liquidate JV1 or to purchase for cash all of the Class A Membership Interests then held by Plum or any of its Affiliates, in each case pursuant to Section 12.1, and prior to the Managing Member commencing to liquidate, dissolve and wind up the business and affairs of the Company that relate to the JV2 Assets (including the JV2 Project Subsidiaries) pursuant to Section 12.2, the parties shall work together in good faith to structure such purchase or liquidation, as the case may be, in a manner that is as tax efficient to the parties as possible.

ARTICLE 13

INDEMNIFICATION

Section 13.1 Liability. Except as otherwise provided by the Act, the respective debts, obligations and liabilities of the Company and JV1, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities respectively of the Company and JV1, as applicable, and no Covered Person shall be obligated personally, whether under a judgment, decree or order of a court, or in any other manner, for any such debt, obligation or liability of the Company or JV1 solely by reason of being a Covered Person. At no time shall the Managing Member cause the Company to (i) encumber or use the JV1 Assets to pay the debts, obligations and liabilities related to the business and operations of the JV2 Project Subsidiaries or JV2 Projects, or (ii) encumber or use the JV2 Assets to pay the debts, obligation and liabilities related to the business and operations of JV1, the JV1 Subsidiaries or the JV1 Projects.

Section 13.2 Exculpation.

(a) Except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any other Covered Person for any loss, cost or damage incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company in satisfaction of the standards set forth in Section 13.3 and within the scope of authority conferred on such Covered Person by or pursuant to this Agreement, except that a Covered Person shall be liable for any loss, cost or damage incurred by reason of such Covered Person’s bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction upon entry of a final judgment.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 13.3 Fiduciary Duty.

(a) Except as otherwise expressly provided in this Agreement, to the maximum extent permitted by Applicable Law, including Sections 1101(b) and (c) of the Act, no Covered Person shall owe any fiduciary or other duties to the Company or any Subsidiary of the Company or to any other Member or its Affiliates.

(b) Unless otherwise expressly specified herein, any determination or action to be made or taken by the Managing Member (or any other Covered Person) pursuant to this Agreement is to be so made or taken in the Managing Member’s (or such other Covered Person’s) sole and absolute discretion.

Section 13.4 Indemnification. To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any loss, cost or damage incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or pursuant to this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, cost or damage incurred by such Covered Person by reason of bad faith, fraud or willful misconduct with respect to such acts or omissions as determined by a court of competent jurisdiction upon entry of a final judgment; provided, however, that any indemnity under this Section 13.4 shall be provided out of and to the extent of JV1 Assets and JV2 Assets only (subject to the last sentence of Section 13.1), and no Covered Person shall have any personal liability on account thereof.

Section 13.5 Advancement of Expenses. To the fullest extent permitted by Applicable Law, expenses (including reasonable and documented legal fees) incurred by a Covered Person who was, is or is threatened to be made a defendant or respondent in any Proceeding (but not in any Proceeding where such Covered Person is suing, is being sued by or is otherwise adverse to the Company or another Covered Person) by reason of such Covered Person’s status as a Covered Person shall, from time to time, be advanced by the Company prior to the final disposition of such Proceeding and without any determination as to the Covered Person’s ultimate entitlement to indemnification upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court of competent jurisdiction upon entry of a final judgment that the Covered Person is not entitled to be indemnified as authorized in Section 13.4.

Section 13.6 Insurance on Behalf of Covered Persons. In accordance with the terms and conditions of Section 4.10 and Exhibit G, the Company shall purchase and maintain insurance, at the Company’s expense, on behalf of Covered Persons against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnitees, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions hereof. With the prior written approval of both Members, the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 13.5 and containing such other procedures regarding indemnification as are appropriate.

Section 13.7 MWV Indemnification Obligations. From and after the date hereof, MWV shall indemnify, defend and hold Plum or any of its Affiliates, successors and permitted assigns, directors, officers, employees and agents (collectively, the “Plum Indemnified Parties”) harmless from and against any and all Defined Losses incurred by the Plum Indemnified Parties to the extent arising out of or relating to:

(a) any acts or omissions by the Managing Member or any of its employees that are outside of the authority granted to the Managing Member pursuant to the terms of this Agreement;

(b) any breach by the Managing Member in the performance of its covenants and obligations hereunder;

(c) claims by Persons employed by the Managing Member, MWV, the Company, JV1 or their respective Affiliates except to the extent such claims arise solely out of the direct tortious acts of Plum or its Affiliates;

(d) failure of the Managing Member, MWV or their respective Affiliates and employees to segregate the separate operations of the JV1 Projects, on the one hand, and the JV2 Projects, on the other hand, including (i) separation and proper application of Class A and Class B Capital Contributions, and (ii) segregation and proper distribution of JV1 and JV2 Distributable Cash, including pursuant to Article 8 hereof, and (C) liabilities of JV1 or the Company (except liabilities at the Company level to which Plum has expressly consented or approved in writing) which adversely impact the value of the JV2 Projects including a voluntary (except as consented to or approved by Plum in writing) or involuntary bankruptcy of the Company or JV1 or a fraudulent transfer or related claim of any third party creditor of the Company or JV1; or

(e) with respect to Defined Losses not covered by any of Section 13.7(a), (b), (c) or (d) above, a claim (i) brought by a third party (including an employee of MWV or any of its Affiliates (including CDLM), but excluding any Plum Indemnified Party) against MWV or any of its Affiliates (including CDLM, the Company or any of their respective Subsidiaries) or against any Plum Indemnified Party that relates to the operations of JV1, and (ii) for which, based on the final order of a court of competent jurisdiction, a Subsidiary of the Company other than JV1 or a Subsidiary of JV1 is held liable as a result of the Company’s ownership of all of the outstanding membership interests of JV1; provided that, for the avoidance of doubt, the Plum Indemnified Parties shall not be entitled to indemnification pursuant to this Section 13.7(e) with respect to any Defined Losses that are allocated to Plum in accordance with its pro rata ownership interests (by virtue of its ownership of the Class A Membership Interests) in JV1.

The amount of any indemnity provided by MWV pursuant to this Section 13.7 shall not exceed the sum of (i) the PCL JV2 Contribution, (ii) any Additional Class A Capital Contributions or Additional Class B Capital Contributions made by Plum and (iii) Plum’s proportionate share of the aggregate appraised value of any capital appreciation of the JV2 Projects. Any proceedings relating to indemnification under this Section 13.7 shall be conducted in accordance with the procedures set forth in Section 15(d) of the Master Agreement to the extent applicable.

ARTICLE 14

DISPUTE RESOLUTION

Section 14.1 JV2 Project Dispute Buy/Sell.

(a) In the event that (i) the JV2 Board does not approve a Class B Major Decision set forth in subclause (x), (xi) or (xiv) through (xvii) of Section 4.8(c), (ii) the Company or the Managing Member has undertaken an action that constitutes a Class B Major Decision set forth in subclause (x), (xi) or (xiv)-(xvii) of Section 4.8(c) without the prior receipt of the required approval of the JV2 Board and fails to cure the breach or rescind the actions which caused the breach, in either case, to the reasonable satisfaction of Plum within ten (10) days of MWV’s receipt of a written notice from Plum (setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for Plum’s allegation that the Company has breached Section 4.8(c)), (iii) the JV2 Board fails to approve a JV2 Annual Plan for a particular JV2 Project as set forth in Section 4.8(b)(ii), or (iv) the JV2 Board fails to approve an Alternative JV2 Strategic Plan for a particular JV2 Project as set forth in Section 4.8(b)(iii) (each of the foregoing a “Buy/Sell Trigger Event”), then either Class B Member (the Class B Member delivering the notice, the “Triggering Party”) may deliver a non-binding written notice (a “Buy/Sell Intent Notice”) to the other Class B Member (the “Reviewing Party”) indicating that it desires to initiate the buy/sell procedure set forth in this Section 14.1.

(b) If a Buy/Sell Trigger Event occurs and the Class B Members fail to reach a binding resolution of the differences that led to the receipt of such Buy/Sell Intent Notice, no less than five (5) Business Days and no more than fifteen (15) Business Days after the delivery of such Buy/Sell Intent Notice (the “Resolution Period”) the Triggering Party may initiate the Buy/Sell procedure set forth in this Section 14.1. If the Triggering Party does not initiate the Buy/Sell procedure within fifteen (15) Business Days of the delivery of the Buy/Sell Intent Notice, then the Reviewing Party may initiate the Buy/Sell procedure set forth in this Section 14.1 within the next five (5) Business Days, in which event for purposes of the buy/sell procedure the Reviewing Party under Section 14.1(a) will be deemed the Triggering Party for purposes of Section 14.1(c) and the Triggering Party under Section 14.1(a) will be deemed the Reviewing Party for purposes of Section 14.1(c). If neither Class B Member shall have initiated the Buy/Sell Notice in this Section 14.1 by the twentieth (20th) Business Day after delivery of the Buy/Sell Intent Notice, then such Buy/Sell Intent Notice shall be void and have no further force and effect, but any Class B Member shall be entitled to send a new Buy/Sell Intent Notice in accordance with the procedures of this Section 14.1.

(c) Notice and Election Period.

(i) The Triggering Party shall initiate the buy/sell procedure with respect to the applicable JV2 Project by sending a notice to the Reviewing Party (the “Buy/Sell Notice”) which shall: (A) be in writing and be signed by the Triggering Party; and (B) specify a cash purchase price (the “Buy/Sell Purchase Price”) at which the Triggering Party shall choose to either (x) purchase from Reviewing Party, in cash, all, but not part of, of the applicable JV2 Project (the “Buy Offer”), or (y) sell to the Reviewing Party for cash all, but not part of, the applicable JV2 Project (the “Sell Offer”), in either case on the terms and conditions set forth below and subject to the provisions of this Section 14.1.

(ii) Within twenty (20) Business Days after the Reviewing Party receives the Buy/Sell Notice (the “Election Period”), the Reviewing Party must provide written notice to the Triggering Party (an “Election Notice”), which Election Notice must indicate either that (A) the Reviewing Party accepts the offer contained in the Buy/Sell Notice or (B)(x) if the Buy/Sell Notice contained a Buy Offer, the Reviewing Party rejects the Buy Offer and agrees to purchase from the Triggering Party all, but not part of, the applicable JV2 Project or (y) if the Buy/Sell Notice contained a Sell Offer, the Reviewing Party rejects the Sell Offer and agrees to sell to the Triggering Party all, but not part of, the applicable JV2 Project for a cash purchase price equal to the Buy/Sell Purchase Price.

(iii) If the Reviewing Party fails to give an Election Notice within the required twenty (20) Business Day period, then the Reviewing Party shall be deemed to have accepted the Triggering Party’s offer contained in the Buy/Sell Notice.

(iv) In the event of any Buy Offer, the Triggering Party must include with the Buy/Sell Notice evidence reasonably acceptable to the Reviewing Party of its ability to finance the proposed acquisition.

(d) Sales Procedure. A purchase and sale of a JV2 Project in accordance with this Section 14.1 shall be accomplished in accordance with the following provisions:

(i) The proceeds that the selling Class B Member (the “Selling Party”) with respect to the sale of the JV2 Project shall be payable solely in cash and shall be equal to (A) the amount that would be distributable to the Selling Party by the Company if the Company or the applicable JV2 Project Subsidiary had sold the applicable JV2 Project for a price equal to the Buy/Sell Purchase Price and disbursed such proceeds to the Company for distribution to the Members in accordance with Sections 8.1(b) and (d).

(ii) The sale shall be consummated at a closing held on the Buy/Sell Transfer Date at such location as may be designated in writing by the purchasing Class B Member (the “Purchasing Party”). As used herein, the “Buy/Sell Transfer Date” means the date that is no later than thirty (30) Business Days after the expiration of the Election Period, or such other day as the Members may agree; provided, however, that, if the sale of such JV2 Project is subject to any prior regulatory approval, the time period during which such sale may be consummated shall be extended solely for such purposes until the expiration of five (5) days after all such approvals shall have been received, but in no event shall such period be extended for more than ninety (90) Business Days from the expiration of the Election Period.

(e) If for any reason the Purchasing Party fails to close as aforesaid, in addition to any other remedies available under this Agreement or at law or in equity by reason thereof, the Selling Party shall have the right, exercisable by written notice to the Purchasing

Party given within thirty (30) Business Days of the date set for the Buy/Sell Transfer Date, to purchase under this Section 14.1 the applicable JV2 Project. If the Selling Party exercises such option, the purchase price used for the purposes of this Section 14.2(e) shall be ninety percent (90%) of the Buy/Sell Purchase Price.

Section 14.2 Major Decision Dispute.

(a) In the event of any dispute regarding whether a particular action or proposed action by or on behalf of the Company or any of its Subsidiaries constitutes a Class A Major Decision or a Class B Major Decision (a “Major Decision Dispute”), the parties agree that any such Major Decision Dispute shall be resolved by expedited arbitration set forth in Section 14.2(d) (“Arbitration”), the result of which shall be binding upon the Class A Members or Class B Members, as applicable.

(b) Prior to initiating an Arbitration proceeding, a Class A Member or Class B Member, as applicable, first must send a written notice to the other Class A Member or Class B Member, as applicable, (i) describing the Major Decision Dispute; and (ii) requesting attempted resolution of the Major Decision Dispute by good faith negotiations in accordance with Section 14.2(c).

(c) A senior executive officer of the ultimate parent companies of each Class A Member or Class B Member, as applicable, shall designate a group of no more than three individuals to participate in good faith negotiations with a like group designated by the other Member aimed at resolving the Major Decision Dispute. The respective groups shall meet to conduct good faith negotiations during the fifteen (15) Business Day period following receipt of the notice (such period, as it may be extended by mutual written consent, being the “Designees Discussion Period”). By mutual written consent, the parties may extend the fifteen (15) Business Day period for conducting such negotiations. If the Members fail to resolve the Major Decision Dispute within the Designees Discussion Period, then such senior executive officers of the ultimate parent companies of each Class A Member or Class B Member, as applicable, shall review such Major Decision Dispute, and shall conduct good faith negotiations with respect to such Dispute within the five (5) Business Days following the end of the Designees Discussion Period. If the Major Decision Dispute is not resolved within said five (5) Business Day period after the end of the Designees Discussion Period (the “Discussion Period”), rather Member may initiate an Arbitration proceeding as provided in Section 14.2(d) (all such timeframes set forth in this Section 14.2(c), the “Internal Discussion Timeframes”).

(d) In the event that a Major Decision Dispute is not resolved within the Internal Discussion Timeframes in accordance with Section 14.2(c), if requested by either Class A Member or Class B Member, as applicable, shall mutually request an expedited arbitration which shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association (the “Rules”) insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the Members mutually agree otherwise, and pursuant to the following procedures:

(i) The arbitration, which shall take place in New York, New York, shall be conducted by a single arbitrator, who shall be selected by the mutual agreement of the

Class A Members or Class B Members, as applicable, within fourteen (14) days of the end of the Discussion Period. If the Class A Members or the Class B Members, as applicable, are unable to mutually agree on an arbitrator, the Class A Members or the Class B Members, as applicable, shall request the American Arbitration Association to appoint an arbitrator within fourteen (14) days of such request.

(ii) The proceedings before the arbitrator shall be held within thirty (30) days of selection of the arbitrator in accordance with Section 14.2(d)(i).

(iii) The arbitrator shall render a decision within thirty (30) days of the conclusion of the proceedings, which decision shall be conclusive and binding upon the Class A Members or Class B Members, as applicable, and judgment upon the same may be entered into any court having jurisdiction thereof.

(iv) The existence and resolution of the arbitrator shall be kept confidential by the Members in the same manner that Confidential Information is kept confidential pursuant to Section 15.17.

(v) The Members shall bear their own costs incurred in connection with the Arbitration and share equally the fees and expenses of the arbitrator and the costs of administration. Notwithstanding the provisions of this Section, any dispute or arbitration during the term of this Agreement shall not relieve any party from its obligations hereunder. For the avoidance of doubt, the Members acknowledge and agree that the Arbitration provisions of this Section 14.2(d) are intended to resolve a dispute as to whether a particular decision or determination constitutes a Class A Major Decision or Class B Major Decision, and are not intended to resolve the actual Class A Major Decision or Class B Major Decision itself.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents as may be reasonably requested by the Company, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

Section 15.2 Nature of Obligations Between Members. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to constitute any Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act. Except as otherwise expressly provided in this Agreement, a Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.

Section 15.3 Notices. Notices and other statements in connection with this Agreement and any other agreement that is connected with this Agreement (unless the Members expressly agree otherwise) shall be delivered by hand, facsimile or overnight courier to the recipient’s facsimile number or address as set forth below in Exhibit A. A notice shall be effective upon receipt and shall be deemed to have been received (a) at the time of delivery, if delivered by hand, or overnight courier; or (b) at the time of transmission in legible form if received prior to 5:00 p.m., local time on such date or at the beginning of the recipient’s next Business Day if received after 5:00 p.m., local time, if delivered by fax.

Section 15.4 Governing Law. This Agreement, and any claim hereunder, shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware, without reference to conflict of law principles.

Section 15.5 Consent to Jurisdiction. Each Member irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States District Court for the District of Delaware for the purposes of any Proceeding arising out of or relating to this Agreement. Each Member agrees to commence any Proceeding relating hereto only in either such court. Each Member irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement in (A) the state court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Member further irrevocably consents to the service of process out of any of the aforementioned courts in any such Proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 15.5 shall affect the right of any Member to serve legal process in any other manner permitted by Applicable Law. The consent to jurisdiction set forth in this Section 15.5 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 15.5. The Members agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 15.6 Headings. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. A reference in this Agreement to an Article, a Section, an Exhibit or a Schedule is to the relevant article, section of (including a section of an Exhibit or Schedule), Exhibit or Schedule to this Agreement.

Section 15.7 No Third Party Beneficiaries. Except as expressly provided for herein, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights benefit or remedy of any nature whatsoever.

Section 15.8 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall impair or affect the right of such party or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of the Company, or the obligations of the party to whom such extension or indulgence is granted. The single or partial exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall not preclude any other or further exercise of any power, remedy or right.

Section 15.9 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Members shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the Members as closely as possible in an acceptable manner to the end that the transaction contemplated hereby are fulfilled to the fullest extent possible.

Section 15.10 Assignment. Neither this Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express written consent of all the Members, except as permitted pursuant to Article 11.

Section 15.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior oral or written agreements relative hereto which are not contained herein are terminated.

Section 15.12 Amendment.

(a) No provision of this Agreement may be amended or modified except by an instrument in writing executed by all of the Members. Any such written amendment or modification will be binding upon the Company and each Member; provided that an amendment or modification modifying the rights or obligations of any Member in a manner that negatively affects (i) such Member relative to the rights of other Members in respect of Membership Interests of the same class or series or (ii) a class or series of Membership Interests relative to the rights of another class or series of Membership Interests, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Membership Interests in that class or series, as applicable.

(b) Notwithstanding the provisions of Section 15.12(a), this Agreement may be amended from time to time as contemplated by Article 11 to amend any of the Exhibits or Schedules to this Agreement to provide any necessary information regarding any Member.

Section 15.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same Agreement.

Section 15.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

Section 15.15 Advice and Construction. Each Member has been advised, or has had the opportunity to be advised, by respective counsel as to its respective rights and obligations under this Agreement and clearly understands and agrees with all terms and conditions of this Agreement as set forth herein; and the principle of construction against draftsmen shall have no application in the interpretation of this Agreement.

Section 15.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 15.17 Confidentiality. Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Subsidiaries and their Affiliates that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, the JV2 Strategic Plan, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (a) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (b) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (c) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company or performing its duties as the Managing Member, Tax Matters Member or Representative of the Company) at any time any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Nothing contained in this Section 15.17 shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members in their capacities as such; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 15.17 as if a Member; or (vii) to any Affiliate in connection with a proposed Transfer of Membership Interests from such Member, as long as such transferee agrees to be bound by the provisions of this Section 15.17 as if a Member; provided that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and the other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available. The restrictions of this Section 15.17 shall not apply to Confidential Information that: (w) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (x) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives in compliance with this Agreement; (y) is or has been independently developed or conceived by such Member without use of Confidential Information; or (z) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives.

Section 15.18 Expenses of Members. Except as specifically provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the formation of the Company and its Subsidiaries shall be paid by the party incurring such cost or expense.

Section 15.19 Non-Compete Covenant. Without the prior written consent of Plum, until the seventh (7th) anniversary of the date hereof, neither the Managing Member nor MWV nor their respective Affiliates (other than the Company and its Subsidiaries) (collectively the “MWV Restricted Entities”) will (a) construct and market improved residential lots, (b) sell entitled unimproved residential lots or (c) sell large acreage recreational plantations, in each case that would result in a MWV Restricted Entity offering substantially the same product as, and thereby competing with, the East Edisto North and South Projects set forth in the JV2 Strategic Plans (each, a “Restricted Development Opportunity”) within the area shown on the map attached as Exhibit J; provided, however, that the MWV Restricted Entities may do each of the following without any MWV Restricted Entity being deemed to be in violation of this Section 15.19:

(i) maintain an interest or manage (x) any of the initial JV1 Projects and any of the JV2 Projects (other than the East Edisto North and East Edisto South JV2 Projects) or (y) any of the JV2 Projects that a MWV Restricted Entity may acquire pursuant Sections 14.1 (collectively, the “Excluded Projects”); provided that, for the avoidance of doubt, management of an Excluded Project shall include the ability to acquire contiguous parcels of land, if in the reasonable judgment of the MWV Restricted Entity, such acquisitions will enhance the value of the Excluded Projects;

(ii) maintain an interest or manage any future development projects where a MWV Restricted Entity invests in infrastructure to subdivide and/or improve residential lots, except to the extent that such a development project would offer product that is substantially the same as the JV2 Projects that are then platted and for sale or under construction;

(iii) own or hold up to 10% of the outstanding securities of any entity whose securities are listed and traded on a nationally recognized securities exchange or market that maintains an interest or manages a Restricted Development Opportunity;

(iv) merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any Person that is not an Affiliate of any MWV Restricted Entity who holds an interest in a Restricted Development

Opportunity and continues to operate such existing Restricted Development Opportunity, and, upon the consummation of such a permitted transaction, the restrictions set forth in this Section 15.19 shall immediately terminate and be of no further effect with respect to said Restricted Development Opportunity; and

(v) purchase or acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any entity that holds an interest in a Restricted Development Opportunity and continue to operate such existing Restricted Development Opportunities; provided, that if, in the last completed fiscal quarter prior to the consummation of the purchase or acquisition, the aggregate consolidated net asset value of such Restricted Development Opportunities exceeded twenty five percent (25%) of such acquired entity’s total net asset value over the same period, then the acquiring MWV Restricted Entity shall commence as promptly as practicable a process to sell all or a portion of such Restricted Development Opportunities to an un-Affiliated third party and shall use reasonable best efforts to complete such sale within twenty-four (24) months of such consummation of the purchase or acquisition, such that the net asset value of the acquired entity attributable to the Restricted Development Opportunities does not exceed twenty five percent (25%) of the total net asset value of the acquired entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

MEMBERS:

MWV COMMUNITY DEVELOPMENT, INC.

By:
Name:
Title:

PLUM CREEK LAND COMPANY

By:
Name:
Title:

THE COMPANY:

[—] LLC

By:
Name:
Title:

Solely for purposes of Sections 4.6, 4.7, 4.8, 13.7, Article 14 and Article 15

MEADWESTVACO CORPORATION

By:
Name:
Title:

[Limited Liability Company Agreement Signature Page]

INDEX OF OMITTED EXHIBITS AND SCHEDULES

TO FORM OF LLC AGREEMENT

Exhibit A	List of Members together with Members’ (i) Notice Information, (ii) Membership and Percentage Interests, (iii) Initial Capital Contributions and (iv) Beginning Capital Account Balances
Exhibit A-1 (JV1)	List and Valuation of JV1 Projects
Exhibit A-1 (JV2)	List and Valuation of JV2 Projects
Exhibit A-2	JV2 Strategic Plan
Exhibit A-3	Forestry Management – JV2 Properties
Exhibit A-4-A	Base Management Fees
Exhibit A-4-B (JV1)	JV1 Incentive Management Fees
Exhibit A-4-B (JV2)	JV2 Incentive Management Fees
Exhibit A-5	Indebtedness
Exhibit A-6	JV2 Project Subsidiaries
Exhibit A-7	JV2 East Edisto Dorchester Projects
Exhibit B	List of JV1 and JV2 Directors
Exhibit C	JV2 Management Obligations
Exhibit D	Tax Matters
Exhibit E-1	Charleston County Development Agreement Parameters
Exhibit E-2	East Edisto/Watson Hill Density Agreements and Conservation Agreements
Exhibit E-3	Density Map (Areas D-1 to D-5 and C-1 to C-4)
Exhibit E-4	Approved Conservation Easement Parameters
Exhibit E-5	Charleston County Development Agreement
Exhibit E-6	Ducks Unlimited Financial Offer
Exhibit F	Sale Thresholds
Exhibit G	Insurance Requirements
Exhibit H	Financial Reporting
Exhibit I	Joinder Agreement
Exhibit J	Designated Map Area

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.

Exhibit 30

[Installment Note]

See Attached.

Exhibit 30

INSTALLMENT NOTE

$860,000,000.00	[INSERT CLOSING DATE], 2013

FOR VALUE RECEIVED, PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the “Borrower”), hereby executes this installment note (“Installment Note”) and promises to pay to the order of [        ], a [STATE] [FORM OF ENTITY] or its permitted assignees (“Holder”),1 the principal sum of Eight Hundred and Sixty Million and no/100ths Dollars ($860,000,000) (“Principal Sum”) together with interest at the rate set forth in Section 1 below. This Installment Note will be unsecured and unsubordinated indebtedness of the Borrower and will rank equally with all of the Borrower’s other unsecured and unsubordinated indebtedness from time to time outstanding. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article 4 of Appendix A to this Installment Note, which is attached hereto and made a part hereof (“Appendix A”); for the avoidance of doubt, the term “Installment Note” shall refer collectively to this installment note and Appendix A.

1. Interest.

(a) Subject to Section 19 below and the remainder of this Section 1, the unpaid Principal Sum shall bear interest from the date hereof until paid in full at a fixed rate per annum equal to     %2 (the “Interest Rate”)

(b) Interest at the rate or rates provided herein shall be payable on each Payment Date (defined below). All interest payable under the terms of this Installment Note shall be calculated on the basis of twelve (12) 30-day months in a 360-day year.

(c) If any amount of the Principal Sum is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the interest rate then in effect plus two percent (2%) (the “Default Rate”) to the fullest extent permitted by applicable Laws. Upon the request of Holder, if any amount (other than the Principal Sum) payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of Holder, while any other Event of Default exists, the Borrower shall pay interest on the obligations owing under this Installment Note (including the Principal Sum) at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

[1]	To be determined at Closing and subject to MWV’s sole discretion in the Purchase Agreement (as long as Holder at Closing is either MWV or a wholly-owned Subsidiary designated by MWV).
[2]	To be inserted at Closing consistent with the terms of the Purchase Agreement.

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2. Payments and Maturity.

(a) Interest on the unpaid Principal Sum shall be due and payable semi-annually, on the first day of each May and November (each a “Payment Date”), commencing on May 1, 2014, and continuing on each Payment Date thereafter through and until the Maturity Date.

(b) The entire unpaid Principal Sum, together with all accrued and unpaid interest, shall mature and be due and payable in full on [INSERT DATE THAT IS 10THANNIVERSARY OF CLOSING] (“Original Maturity Date” and as extended with respect to all or a portion of the Principal Sum in accordance with the remainder of this paragraph, the “Maturity Date”). Notwithstanding the Original Maturity Date, if (i) at least 180 days prior to the Original Maturity Date, Holder provides written notice to the Borrower of Holder’s request to extend the Original Maturity Date with respect to all or a portion not less than $200,000,000 of the Principal Sum (an “Extension Request”), and (ii) Borrower consents in writing to such Extension Request, such consent to be given or withheld, subject to the second succeeding sentence, in Borrower’s sole discretion, then, with respect to the Principal Sum or, if applicable, the portion of the Principal Sum specified in the Extension Request or an amount otherwise consented to by Borrower, the Original Maturity Date shall automatically be extended to the date so requested by Holder or, if earlier, at Borrower’s election, the expected Maturity Date of any Refinancing Indebtedness (as defined below). For all purposes hereunder, such date shall thereafter be the “Maturity Date” with respect to the Principal Sum or applicable portion thereof, as the case may be, provided that any portion of the Principal Sum as to which the Original Maturity Date has not been extended as provided in the immediately preceding sentence shall remain due and payable on the Original Maturity Date. The Borrower agrees that it shall consent to an Extension Request if (i) at the time of the Extension Request the Borrower intends to refinance all or a portion not less than $200,000,000 of this Installment Note on or prior to the Original Maturity Date with the proceeds of new indebtedness for borrowed money (including, without limitation, indebtedness evidenced by bonds, notes or similar Instruments or advanced under a bank credit facility) that has a term greater than or equal to 5 years from its issuance (“Refinancing Indebtedness”) (it being understood that the requirement that the Borrower consent to such Extension Request shall only apply to an amount of the Principal Sum equal to the amount of the contemplated Refinancing Indebtedness) and (ii) Holder consents that the terms of this Installment Note, other than interest rate which shall be determined as set forth below, will be amended to be substantially consistent with the terms that would reasonably be expected to apply to the contemplated Refinancing Indebtedness. Borrower covenants to respond in writing to any Extension Request no later than 60 days prior to the Original Maturity Date in accordance with Section 13 below and the parties agree to cooperate to amend this Installment Note in a manner consistent with this paragraph upon the extension of the Maturity Date in accordance herewith. In the event that the Maturity Date is extended in accordance with this paragraph, the Interest Rate shall be reset, as to the applicable portion of the Principal Sum, to the Extension Interest Rate on a date to be agreed upon by Holder and Borrower, but in no event shall such date be later than the Original Maturity Date. For purposes hereof, “Extension Interest Rate” means the all-in yield (including interest rate and original issue discount, and 50% of other customary fees and expenses, including arrangement and similar fees) Borrower would have been expected to incur in connection with Refinancing Indebtedness with a maturity of the Maturity Date as extended pursuant to this paragraph.

(c) If any payment under this Installment Note is due on a day which is not a Business Day, such payment shall be due and payable on the next succeeding Business Day as if made on the date such payment was due and without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

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3. Application and Place of Payments. All payments made on account of this Installment Note shall be applied, first, to the payment of any unpaid and accrued enforcement and collection costs incurred by Holder, if any, second, to the payment of accrued and unpaid interest, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Installment Note shall be paid in immediately available funds via wire transfer to an account designated in writing by Holder.

4. Optional Prepayment.

(a) The Borrower may prepay this Installment Note in whole or in part for cash at 100% of the Principal Sum or portion thereof prepaid, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any) as follows: (i) at any time on or after October 1, 2023 (which date shall be modified as agreed by the Borrower and Holder in connection with an extension pursuant to Section 2(b)) or (ii) at any time in the event MeadWestvaco Corporation or one of its wholly-owned Subsidiaries ceases to be the sole beneficial and legal owner of this Installment Note (excluding, for the avoidance of doubt, any pledge of this Installment Note to one or more Eligible Assignees); or

(b) At any time during the 180-day period following receipt by the Borrower of notice from Holder that Holder intends to withhold its consent to any amendment or waiver of this Installment Note that was requested by the Borrower and approved by any Eligible Assignees (or, as applicable, the requisite majority of financing sources for whom an Eligible Assignee serves as agent or trustee) to which this Installment Note has been pledged (an “Optional Prepayment Event”), the Borrower may prepay this Installment Note in whole but not in part for cash at 100% of the Principal Sum, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any); provided, however, that the Borrower’s right to prepay the Note pursuant to this paragraph 4(b) shall terminate upon the 181st day after an Optional Prepayment Event shall have occurred.

The Borrower shall not otherwise have the right to prepay this Installment Note unless Holder shall have granted its prior written consent, which consent may be given or withheld at Holder’s sole discretion.

5. Purchase Agreement and Related Transactions. The Borrower, as purchaser, and Holder, as seller, are parties to a Master Purchase and Sale Agreement dated as of October     , 2013 (as such agreement may be subsequently amended, the “Purchase Agreement”), pursuant to which the Borrower has purchased from Holder the Installment Sale Timberlands (as defined in the Purchase Agreement), which are more particularly described in such Purchase Agreement, and the Borrower is issuing this Installment Note in payment of the purchase price for the Installment Sale Timberlands.

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6. Representations and Warranties. The representations and warranties of the Borrower contained in Article 1 of Appendix A hereto (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

7. Affirmative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 2 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

8. Negative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 3 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

9. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, the “Events of Default”) under the terms of this Installment Note:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of the Principal Sum, or (ii) within five days after the same becomes due, any interest on the Principal Sum, or (iii) within five days after the same becomes due, any other amount payable under this Installment Note; or

(b) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein shall be incorrect or misleading in any material respect when made; or

(c) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.01, 2.02, or 2.09 or Article 3 of Appendix A hereto; or

(d) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c)) contained in this Installment Note on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by Holder; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment of principal, interest, premium or make-whole or any other material payment when due after giving effect to applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any “change of control”

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event occurs, the effect of which default or “change of control” event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000 and, in the case of a Termination Event, remains unpaid after the due date therefor; or

(f) Insolvency Proceedings, Etc. The Borrower, any Partner Entity or any of the Borrower’s Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower, any of its Restricted Subsidiaries, or any Partner Entity ceases or fails to be Solvent, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(i) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments, related to a single event or a series of related events, for the payment of money in an amount exceeding $100,000,000 for such judgment(s) relating to

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a single event or series of related events (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments, related to a single event or a series of related events, that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) Change of Control. A Change of Control has occurred; or

(k) Impairment of Installment Note. This Installment Note shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability of the Installment Note, or the Borrower denies that it has any or further liability or obligation under the Installment Note, or the Borrower purports to revoke, terminate or rescind the Installment Note.

10. Remedies. If any Event of Default occurs and is continuing, Holder may take either or both of the following actions:

(a) declare the unpaid amount of the Principal Sum, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise all rights and remedies available to it under this Installment Note;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid amount of the Principal Sum and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Holder.

11. Application of Funds. After the exercise of remedies provided for in Section 10 (or after amounts under the Installment Note have automatically become immediately due and payable as set forth in the proviso to Section 10), any amounts received on account of this Installment Note by Holder shall be applied by Holder in the following order:

First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Holder);

Second, to payment of accrued and unpaid interest;

Third, to payment of unpaid amounts of the Principal Sum; and

Last, the balance, if any, after all of the obligations under this Installment Note have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

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12. Expenses. The Borrower promises to pay to Holder on demand by Holder all costs and expenses incurred by Holder in connection with the collection and enforcement of this Installment Note, including all reasonable attorneys’ fees actually incurred and expenses and all court costs.

13. Notices. All notices, requests and other communications to any party under this Installment Note shall be in writing, which shall include facsimile and electronic communication (including email), and shall be given to such party at its address, facsimile number or electronic communication address set forth below, or such other address, facsimile number or electronic communication address as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13 and the confirmation is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mail with first class postage prepaid, addressed as set out below or (iii) if given by any other means, when actually delivered at the address specified in this Section 13, except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed:

the Borrower:	PLUM CREEK TIMBERLANDS, L.P.
601 Union Street, Suite 3100
Seattle, WA 98101
Attn: Laura B. Smith, Vice President and Treasurer
Telephone: (206) 467-3636
Facsimile: (206) 467-3797
Electronic Mail: Laura.Smith@plumcreek.com

with a copy to:	PLUM CREEK TIMBERLANDS, L.P.
601 Union Street, Suite 3100
Seattle, WA 98101
Attn: Jose J. Quintana, Assistant General Counsel
Telephone: (206) 467-3694
Facsimile: (206) 467-3797
Electronic Mail: Jose.Quintana@plumcreek.com

Holder:	[ ][3]
299 Park Avenue
New York, NY 10171
Attn: Robert E. Birkenholz, Vice President and Treasurer
Telephone: (212) 318-5721
Facsimile: (212) 318-5691
Electronic Mail: robert.birkenholz@mwv.com

[3]	To be determined at Closing and subject to MWV’s sole discretion in the Purchase Agreement (as long as Holder at Closing is either MWV or a wholly-owned Subsidiary designated by MWV).

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with a copy to:	[ ]
501 South 5th Street
Richmond, VA 23219
Attn: Katherine P. Burgeson, Deputy General Counsel
Telephone: (804) 444-6357
Facsimile: (804) 444-8164
Electronic Mail: katherine.burgeson@mwv.com

14. Miscellaneous. Each right, power, and remedy of Holder as provided for in this Installment Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Installment Note or now or hereafter existing under applicable law, and the exercise or beginning of the exercise by Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers, or remedies. No failure or delay by Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Installment Note, or to exercise any right, power, or remedy consequent upon an Event of Default, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Installment Note, Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Installment Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Installment Note.

15. Partial Invalidity. In the event any provision of this Installment Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Installment Note; but this Installment Note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Installment Note, but only to the extent it is invalid, illegal, or unenforceable.

16. Captions. The captions set forth in this Installment Note are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Installment Note.

17. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS INSTALLMENT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN

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ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INSTALLMENT NOTE SHALL AFFECT ANY RIGHT THAT HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INSTALLMENT NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS INSTALLMENT NOTE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO MAKE THIS INSTALLMENT NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS INSTALLMENT NOTE.

19. Interest Rate Not to Exceed Applicable Laws. The interest rate or rates required by this Installment Note shall not exceed the maximum rate permissible under applicable laws.

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20. The Borrower’s Obligation. The Borrower’s obligation to pay all amounts due under this Installment Note shall be absolute and shall not be subject to any set-off, deduction, claim, counterclaim or other right which the Borrower may have against Holder pursuant to the Purchase Agreement or otherwise.

21. Assignment. Without the prior written consent of the Borrower, which consent may be given or withheld at the Borrower’s sole discretion, this Installment Note may not be assigned, pledged, hypothecated or otherwise transferred, in whole or in part (in any such case a “Transfer”), by Holder except to an Eligible Assignee, and any Transfer of this Installment Note by Holder that does not comply with this Section 21 shall be void ab initio. This Installment Note shall be binding upon the Borrower and its successors and assigns, and the term “the Borrower” as used in this Installment Note shall include such successors and assigns. Without the prior written consent of Holder, which consent may be given or withheld at Holder’s sole discretion, the Borrower shall have no right to Transfer its obligations under this Installment Note, and any attempted Transfer by the Borrower of such obligations shall be void ab initio.

22. Disclaimer. The Borrower hereby expressly disclaims any responsibility for federal or state tax consequences to Holder resulting from payments made by the Borrower and received by Holder under this Installment Note or resulting from the Borrower’s performance of any of its other obligations under this Installment Note.

23. Register. The Borrower shall maintain at its principal place of business a register evidencing the name and address of Holder and the amount of the Principal Sum owing to Holder pursuant to the terms of this Installment Note from time to time (“Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and Holder shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as Holder hereunder for all purposes of this Installment Note, including for the purpose of making payments of principal and interest under this Installment Note, notwithstanding notice to the contrary. Unless the Borrower and Holder agree otherwise in writing, the Register may be maintained in electronic form. Upon request by Holder, the Borrower will deliver to Holder a facsimile copy (marked “For Information Only”) of the Register at any reasonable time and from time to time upon reasonable prior notice.

24. Amendments; Waivers. No amendment or waiver of any provision of this Installment Note, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by Holder and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. By acceptance of this Note, each of Holder and its successors and permitted assigns agrees (a) that, within three (3) Business Days of receipt of any request by the Borrower to amend or waive any provision hereof, it shall deliver such request to any Eligible Assignees to which this Installment Note has been pledged (or, if applicable, the agent or trustee therefor) and (b) that it shall promptly deliver written notice to the Borrower of its and such Eligible Assignees’ determination to consent or withhold consent to such amendment or waiver.

25. Treatment of Certain Information; Confidentiality. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have agreed

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to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Installment Note or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Installment Note (including financing sources) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the written consent of the Borrower, (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to it or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (h) to any rating agency when required by it in connection with any securitization of this Installment Note or bank financing in connection with which this Installment Note is pledged as collateral, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from Holder. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have acknowledged (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Holder on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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IN WITNESS WHEREOF, the Borrower executed this Installment Note on the date set forth above.

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	PLUM CREEK TIMBER I, L.L.C., a Delaware limited liability company
Its:	General Partner

By:
Its:

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APPENDIX A TO INSTALLMENT NOTE

Article 1.	Representations and Warranties

The Borrower represents and warrants to Holder that, in each case, as of the date of this Installment Note:

1.01	Existence, Qualification and Power; Compliance with Laws.

(a) The Borrower, each of its Subsidiaries and each of the Partner Entities:

(i) is a corporation, partnership or limited liability company duly incorporated, formed or organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization;

(ii) is in good standing under the Laws of the jurisdiction of its incorporation, formation or organization;

(iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and

(iv) is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its Properties;

except, in the case of the foregoing clauses (ii), (iii) and (iv), in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) (i) The Borrower, each of its Subsidiaries and each of the Partner Entities has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and (ii) the Borrower has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under this Installment Note, except, in the case of the foregoing clause (i), in such instances where the failure to have any such licenses, authorizations, consents and approvals, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

1.02	Authorization; No Contravention.

The execution, delivery and performance by the Borrower of this Installment Note, and the consummation by the Borrower of the transactions contemplated by this Installment Note, have been duly authorized by all necessary corporate, limited liability company, partnership and/or other organizational action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Borrower or any of the Partner Entities;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its Property is subject; or

(c) violate any Requirement of Law.

1.03	Governmental Authorization; Other Consents.

Except as has been obtained by the Borrower prior to the date of this Installment Note, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Installment Note, or for the consummation of any of the transactions contemplated thereby.

1.04	Binding Effect.

This Installment Note has been duly executed and delivered by the Borrower. This Installment Note constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

1.05	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge and the Knowledge of each of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any of the Partner Entities or any of the Borrower’s Restricted Subsidiaries or against any of their respective Properties or revenues that either individually or in the aggregate, have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Installment Note, or directing that the transactions contemplated by this Installment Note not be consummated as herein provided.

1.06	No Default.

(a) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Installment Note or would result from the incurring of any obligations by the Borrower under this Installment Note.

(b) Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate,

reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the date of this Installment Note, create an Event of Default under Section 9(e) of this Installment Note.

1.07	ERISA Compliance.

(a) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in either case, as could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid.

(c) Neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

1.08	Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any of the Partner Entities nor any of their respective Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the Borrower, any of the Partner Entities, any of their respective Subsidiaries, or any Person Controlling the Borrower, any of the Partner Entities or any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

1.09	Ownership of Property; Liens.

Each of the Borrower and each Restricted Subsidiary of the Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or in leasehold interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Properties of the Borrower or any of its Restricted Subsidiaries is subject to any Liens, other than Permitted Liens.

1.10	Taxes.

The Borrower and each of its Restricted Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed (to the extent that failure to make such filing would reasonably be expected to result in a Material Adverse Effect), and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No

Notice of Lien has been filed or recorded for Tax liabilities in excess of $25,000,000. There is no proposed tax assessment against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

1.11	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Each unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows which were delivered pursuant to Section 2.01(b) of this Appendix A for the fiscal quarter ended immediately prior to the date of such delivery: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) in this subsection (b), to the absence of footnotes and to normal year-end audit adjustments; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

1.12	Environmental Compliance.

(a) Except as specifically disclosed in Schedule 1.12 to this Appendix A, the on-going operations of the Borrower and each of its Restricted Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) be reasonably expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 1.12 to this Appendix A, the Borrower and each of its Restricted Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(c) Except as specifically disclosed in Schedule 1.12 to this Appendix A, none of the Borrower, its Restricted Subsidiaries or any of their respective current Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law, in any such case, that could reasonably be expected to have a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 1.12 to this Appendix A, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the date of this Installment Note, of the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to Environmental Claims that would be reasonably expected to have a Material Adverse Effect.

1.13	No Burdensome Restrictions.

Neither the Borrower nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

1.14	Solvency.

Each of the Borrower and each Restricted Subsidiary is Solvent.

1.15	Labor Relations.

There are no strikes, lockouts or other labor disputes against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There are no unfair labor practice complaints pending against the Borrower or any of its Restricted Subsidiaries or, to the Borrower’s Knowledge, threatened against any of them before any Governmental Authority which have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any of its Restricted Subsidiaries, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

1.16	Intellectual Property; Licenses, Etc.

The Borrower or its Restricted Subsidiaries, own or are licensed or otherwise have the right to use all of the patents, patent rights, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where failure to do so would not be reasonably expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon any rights held by any other Person which would be reasonably expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Borrower’s Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Borrower’s Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

1.17	Insurance.

The Properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or the applicable Restricted Subsidiary operates, provided, however, that it is understood that it is not customary to insure Timberlands against any damage or casualty.

1.18	Disclosure.

None of the representations or warranties made by the Borrower in this Appendix A as of the date of this Installment Note, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Borrower or any of the Partner Entities in connection with this Installment Note, contains any untrue statement of a material fact or omits any material fact required to be stated herein or necessary to make the statements made herein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

1.19	Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is 91-1920356.

Article 2.	Affirmative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 2.01, 2.02, and 2.03 of this Appendix A) cause each of its Restricted Subsidiaries to:

2.01	Financial Statements.

Deliver to Holder, in form and detail satisfactory to Holder:

(a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by the opinion of Ernst & Young LLP, or another nationally-recognized independent public accounting firm (“Registered Public Accounting Firm”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to (i) any “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, other than with respect to matters covered by another accounting firm’s audit, or (iii) any qualification with respect to the absence of any material misstatement;

(b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower and the Subsidiaries; and

(c) to the extent not delivered pursuant to any other clause of this Section 2.01, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower or the REIT sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Borrower or the REIT files with the SEC.

2.02	Certificates; Other Information.

Deliver to Holder, in form and detail satisfactory to Holder:

(a) not later than 90 days after the end of each fiscal year, a certificate of the Registered Public Accounting Firm stating that in making the examination necessary of the financial statements delivered pursuant to Section 2.01(a) of this Appendix A no knowledge was obtained of any Default under the financial covenants set forth in Sections 3.13 and 3.14 of this Appendix A, except as specified in such certificate;

(b) not later than 90 days after the end of such fiscal year with respect to the financial statements referred to in Section 2.01(a) of this Appendix A and not later than 45 days after the end of such fiscal quarter with respect to the financial statements referred to in Section 2.01(b) of this Appendix A, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless Holder requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT or the Borrower may make to, or file with, the SEC or any successor or similar Governmental Authority; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary or other information, or compliance with the terms of this Installment Note, as the Holder may from time to time reasonably request.

Documents required to be delivered pursuant to Section 2.01 or Section 2.02 of this Appendix A may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date on which the Borrower or the REIT posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the website address listed on Schedule 2.02 of this Appendix A (as may be updated by the Borrower from time to time upon prior written notice to Holder); provided that the Borrower shall deliver paper copies of such documents to Holder upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Holder.

2.03	Notices.

Promptly notify Holder:

(a) (i) of the occurrence of any Default and (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default;

(b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or its Restricted Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of Borrower’s obligations under this Installment Note;

(d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against the Borrower or any of its Restricted Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability or have the possibility of remedies that would, if adversely determined, reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any of its Restricted Subsidiaries that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where such restrictions could reasonably be expected to have a Material Adverse Effect;

(e) of any other litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which the REIT or the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

(f) of the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

(g) of any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to Holder pursuant to Section 2.01(a) of this Appendix A;

(h) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and

(i) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 2.03 (other than Section 2.03(i) of this Appendix A) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 2.03(a) of this Appendix A shall describe with particularity any and all provisions of this Installment Note that have been breached.

2.04	Preservation of Existence, Etc.

Except as permitted by Sections 3.02, 3.03 and 3.07 of this Appendix A:

(a) preserve and maintain in full force and effect its partnership, limited liability company, or corporate existence under the Laws of its state or jurisdiction of formation, organization or incorporation;

(b) preserve and maintain in full force and effect its good standing under the Laws of its state or jurisdiction of formation, organization or incorporation, the non-preservation of which would reasonably be expected to have a Material Adverse Effect;

(c) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, the non-preservation of which would reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, and other intellectual property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

2.05	Maintenance of Certain Properties.

Maintain and preserve all its manufacturing facilities which are used or useful in its business in good working order and condition, ordinary wear and tear excepted.

2.06	Maintenance of Insurance.

Maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, it being understood that it is not customary to insure Timberlands against any damage or casualty.

2.07	Payment of Obligations.

Pay and discharge as the same shall become due and payable, all obligations and liabilities, including:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and

(b) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

2.08	Compliance with Laws.

Comply in all material respects with the Requirements of all Laws (including ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

2.09	Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

2.10	Inspection Rights.

Permit representatives and independent contractors of Holder, and any lenders to Holder to which this Installment Note has been Transferred as permitted herein, to visit and inspect any of the Borrower’s or any Restricted Subsidiary’s Properties, to examine its corporate, financial and operating records, and, subject to Section 25 of this Installment Note, make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists Holder (or any of its representatives or independent contractors or any such lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

2.11	Environmental Laws.

(a) Conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Upon the written request of Holder, submit to Holder, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 2.03(d) of this Appendix A, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.12	Tax Reporting.

The Borrower shall treat this Installment Note as Indebtedness of the Borrower for all applicable income tax purposes, unless the Borrower shall be required to treat this Installment Note otherwise pursuant to a “determination” within the meaning of section 1313(a) of the Code.

Article 3.	Negative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

3.01	Liens.

Make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 2.07 of this Appendix A;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c) Liens incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

(d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9(i) of this Installment Note;

(e) easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(g) any Lien (i) existing prior to the time of acquisition upon any Property acquired by the Borrower or any Restricted Subsidiary on or after the date of this Installment Note through purchase, merger or consolidation, Acquisition or otherwise, whether or not assumed by the Borrower or such Restricted Subsidiary, or placed upon Property at (or within 30 days after) the time of acquisition or (ii) placed upon any Property of the Borrower or any Restricted Subsidiary in connection with the construction or development thereof, in each case, to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price or construction or development cost thereof, and any renewals or extensions thereof, provided that any such Lien does not encumber any other Property of the Borrower or such Restricted Subsidiary, and in the case of any renewal or extensions thereof, the amount secured or benefited thereby is not increased above the principal amount thereof outstanding immediately prior to such renewal or extension;

(h) Liens existing as of the date of this Installment Note as described on Schedule 3.01 to this Appendix A;

(i) Liens on the Property of Plum Creek Manufacturing and its Subsidiaries securing the Indebtedness permitted to be outstanding pursuant to Section 3.05(f) of this Appendix A; and

(j) Liens, other than those set forth above in this Section 3.01, that secure Indebtedness; provided that the aggregate principal amount of Indebtedness secured pursuant to this Section 3.01(j), together with the aggregate principal amount of Indebtedness permitted to be outstanding pursuant to Section 3.05(k) of this Appendix A, shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter.

3.02	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person and such transaction would otherwise be permitted by Section 3.04 of this Appendix A;

(b) any Restricted Subsidiary may merge with or dissolve or liquidate into the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(c) any Restricted Subsidiary of the Borrower may merge with or dissolve or liquidate into any one or more Restricted Subsidiaries of the Borrower;

(d) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is not the continuing or surviving Person and if the assets of such Restricted Subsidiary consist of Timberlands, such Disposition would otherwise be permitted by Section 3.03 of this Appendix A;

(e) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is the continuing or surviving Person, such transaction is otherwise permitted by Section 3.04 of this Appendix A; and

(f) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), provided that, if such assets consist of Timberlands, such Disposition would otherwise be permitted by Section 3.03 of this Appendix A.

3.03	Dispositions of Timberlands.

Make any Disposition of Timberlands or enter into any agreement to make any Disposition of Timberlands, except:

(a) the Borrower and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (A) the fair value of the Timberlands plus any Net Proceeds received in such exchange shall be, in the good faith judgment of the Borrower, not less than the fair value of Timberlands exchanged plus any other consideration paid, (B) such exchange would not result in a Material Adverse Effect, and (C) any Timberlands shall be deemed sold only to the extent of Net Proceeds received and the acreage represented thereby; and

(b) the Borrower and its Restricted Subsidiaries may Dispose of other Timberlands; provided that if any Disposition of other Timberlands results in the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), then the amount of Net Proceeds of the Disposition giving rise to the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), to the extent of such shortage, shall be used, within one year of each such Disposition, for the purchase by the Borrower or any of its Restricted Subsidiaries of additional Property or for the repayment by the Borrower or any of its Restricted Subsidiaries of Indebtedness owing by the Borrower or any of its Restricted Subsidiaries.

For purposes of clarification, (A) this Section 3.03 shall not be construed as a limitation on Dispositions of Timberlands by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, and (B) the references to “Timberlands” in subsection (b) are intended to mean Timberlands of the Borrower and its Subsidiaries.

3.04	Acquisitions.

Make any Acquisitions except Permitted Acquisitions.

3.05	Restricted Subsidiary Indebtedness.

Permit any of its Restricted Subsidiaries to create or suffer to exist, any Indebtedness other than:

(a) Indebtedness created under the Installment Note;

(b) Indebtedness of any Restricted Subsidiary owing to the Borrower or to a Restricted Subsidiary;

(c) Indebtedness existing on the date of this Installment Note and described on Schedule 3.05(c) to this Appendix A (including as Indebtedness permitted under this subsection any credit facilities or credit lines of any Restricted Subsidiary listed on such Schedule 3.05(c), whether or not such facilities or lines have been drawn upon by such Restricted Subsidiary) (the “Existing Subsidiary Indebtedness”) and any Indebtedness of the obligor of such Existing Subsidiary Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Subsidiary Indebtedness, provided that the principal amount of such Existing Subsidiary Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(d) Indebtedness secured by Liens permitted by Section 3.01(g) of this Appendix A;

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(f) Indebtedness of Plum Creek Manufacturing and its Subsidiaries in an aggregate principal amount not exceeding $100,000,000;

(g) Indebtedness (i) of Plum Creek Southern Timber, L.L.C. and Plum Creek South Central Timberlands, L.L.C. under the respective Assumption Agreements executed by such Restricted Subsidiaries as of January 22, 2003, and (ii) of any Restricted Subsidiary under any new Assumption Agreement entered into from time to time after the date of this Installment Note, so long as, in the case of any such new Assumption Agreement pursuant to this clause (ii), Indebtedness owing under this Installment Note is assumed by such Restricted Subsidiary on a pari passu basis with any other Indebtedness assumed under such Assumption Agreement (it being understood that such assumption shall not release the Borrower from its obligations under this Installment Note);

(h) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof;

(i) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is assigned to the seller of such Timberlands or a designee of such seller subject to the condition that the seller or such designee surrender such Indebtedness to the Borrower, the REIT or any Subsidiary of the Borrower upon payment of the purchase price for such Timberlands;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(k) Indebtedness other than Indebtedness described in clauses (a) through (j) of this Section 3.05; provided that the aggregate principal amount of Indebtedness permitted pursuant to this Section 3.05(k), together with the aggregate principal amount of Indebtedness permitted to be secured pursuant to Section 3.01(j) of this Appendix A, shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter of the Borrower.

3.06	Transactions with Affiliates.

Directly or indirectly engage in any transaction (including the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Borrower or of any Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary and upon fair and reasonable terms that are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm’s-length transaction at the time from Persons not an Affiliate of the Borrower or such Restricted Subsidiary.

3.07	Sale of Stock and Indebtedness of Restricted Subsidiaries.

Dispose of any shares of stock or Indebtedness of any Restricted Subsidiary, (a) except to the Borrower or a Restricted Subsidiary or (b) except for cash or other consideration which represents the fair value (as determined in good faith by a Responsible Officer) at the time of Disposition of the shares of stock and Indebtedness so Disposed of, provided that, if the assets of such Restricted Subsidiary or any other Restricted Subsidiary owned, directly or indirectly by such Restricted Subsidiary consist of Timberlands, the conditions to the sale of such assets set forth in Section 3.03 of this Appendix A are complied with, and further provided that, if the consideration received is Equity Interests in any Person other than a Subsidiary of the Borrower, the transaction is otherwise permitted by Section 3.04 of this Appendix A.

3.08	Sale and Leaseback.

Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary, provided that this Section 3.08 shall not apply to any such arrangement so long as (a) if such arrangement involves the sale and lease of Timberlands, the Borrower or such Restricted Subsidiary is in compliance with Section 3.03 of this Appendix A and (b) if the advance of such funds is treated as Indebtedness, the incurrence of such Indebtedness is not prohibited under this Installment Note.

3.09	Restricted Payments.

Declare or make, directly or indirectly, or permit any Restricted Subsidiary to declare or make, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, at any time when a Default shall have occurred and be continuing or would result therefrom.

3.10	Change in Nature of Business.

Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as a resources management business and ancillary businesses related thereto.

3.11	Issuance of Stock by Restricted Subsidiaries.

Permit any Restricted Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such Equity Interests) issue any shares or other ownership units of any class or type of its Equity Interests (other than directors’ qualifying shares) to any Person if (x) the assets of the Borrower or such Restricted Subsidiary consist of Timberlands, unless the provisions of Section 3.03 of this Appendix A have been complied with or (y) such issuance of Equity Interests is in exchange for Equity Interests of another Person, unless such transaction is in compliance with Section 3.04 of this Appendix A, provided, however, that the foregoing requirements of clause (x) and (y) shall not apply to (a) any issuance of Equity Interests to the Borrower or a Restricted Subsidiary or (b) with respect to Equity Interests subject to preemptive rights, to the holders of minority interests entitled to purchase such Equity Interests by reason of their preemptive rights.

3.12	Amendments to Certain Agreements.

The Borrower shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, at any time a Default or Event of Default has occurred and is continuing, amend, modify,

supplement or waive any provision of any agreement evidencing Funded Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to materially and adversely impair Holder’s rights hereunder or the ability of the Borrower to perform its obligations under this Installment Note.

3.13	Interest Coverage Ratio.

Permit the Borrower’s Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.75 to 1.00.

3.14	Maximum Leverage Ratio.

Permit the Borrower’s Leverage Ratio as of the end of any fiscal quarter of the Borrower to exceed sixty-five percent (65%).

3.15	Other Tax Covenant.

The Borrower shall neither list this Installment Note on an “established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4), nor register this Installment Note with the United States Securities and Exchange Commission.

Article 4.	Definitions and Related Provisions

4.01	Defined Terms.

As used in this Appendix A, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary of the Borrower), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower or, if the acquired Person is a Subsidiary of the Borrower, the Borrower).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Assumption Agreement” means, with respect to any Restricted Subsidiary, an agreement pursuant to which such Restricted Subsidiary assumes, jointly and severally, a portion of Indebtedness for borrowed money of the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease

Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Borrower’s Knowledge” or “Knowledge of the Borrower” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by the Borrower ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Borrower or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with Holder in connection with, this Installment Note.

“Breakage Amount” means, in the event Holder has Transferred this Installment Note to secure indebtedness of Holder, the aggregate amount (including breakage, any prepayment or repayment premium or similar costs), if any, that Holder is required to pay, concurrently with the prepayment of this Installment Note, to all permitted pledgees of this Installment Note (or, as applicable, the financing sources for whom such a pledgee serves as agent or trustee) under the agreements governing such indebtedness.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the REIT or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (such Equity Interests, “Voting Interests”); provided, however, that a transaction will not be deemed to involve a Change of Control of the REIT if the REIT becomes a wholly owned subsidiary of a holding company and the holders of the Voting Interests of such holding company immediately following that transaction are substantially the same as the holders of the Voting Interests of the REIT immediately prior to the transaction; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (such individuals “continuing directors”) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body provided that, for purposes of clause (ii) and (iii) “approval” by the continuing directors does not preclude the continuing directors from also recommending or endorsing any other nominee or slate of nominees in connection with the same election; or

(c) Plum Creek Timber I, L.L.C. (or a successor general partner of the Borrower) ceases to be a Subsidiary of the REIT or to be controlled by the REIT; or

(d) Plum Creek Timber I, L.L.C. (or a successor that is a Subsidiary of the REIT and is controlled by the REIT) ceases to be the general partner of the Borrower or ceases to control the Borrower.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means credit support provided in any timber installment note transaction.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A-1 to this Appendix A.

“Consolidated Net Tangible Assets” means, as of the last day of any fiscal quarter, total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date and computed in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Designated Immaterial Subsidiary” means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Borrower in writing to Holder as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (a) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, and (b) immediately after giving effect to such designation, no Event of Default or Material Default shall have occurred or be continuing, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a consolidated basis would be a “significant subsidiary” (assuming the Borrower is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Borrower shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Borrower and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum of (a) the net income (or net loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) the basis of Timberlands sold, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), provided that for purposes of calculating compliance with Section 3.13 of this Appendix A, the EBITDA attributable to Property acquired by the Borrower or any of its Subsidiaries during any period of four full fiscal quarters shall be included on a pro forma basis for such period of four fiscal quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four fiscal quarters).

“Eligible Assignee” means in connection with any Transfer of all or any portion of this Installment Note, (a) any of MeadWestvaco Corporation and its wholly-owned subsidiaries, (b) any bank under the supervision of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Farm Credit Administration and/or applicable state bank regulators (including any lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration), or any Affiliate thereof or agent therefor (but excluding, for the avoidance of doubt, any private equity fund, hedge fund or other alternative asset or investment manager or any investment bank) and (c) if the Interest Rate equals the Banker Agreed Rate (as defined in the Purchase Agreement), any (i) insurance company, mutual fund, private fund, asset or investment manager, or accredited investor, including any private equity fund, hedge fund or other alternative asset or investment manager or (ii) trustee or collateral agent under an indenture pursuant to which bonds or notes are issued.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permits” has the meaning specified in Section 1.12 of this Appendix A.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9 of this Installment Note.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Subsidiary Indebtedness” has the meaning specified in Section 3.05(c) of this Appendix A.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” means, without duplication, any Indebtedness, whether current or long-term, for borrowed money (including obligations under this Installment Note) and which Indebtedness bears interest, but excluding Indebtedness (w) of a Subsidiary to another Subsidiary or to the Borrower, (x) of the Borrower to a Subsidiary, (y) of the Borrower or its Subsidiaries that is non-recourse to the Borrower and its Subsidiaries and to their respective assets, and (z) of the Borrower or its Subsidiaries that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and any successor managing general partner of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) the Swap Termination Value of any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Interest Coverage Ratio” means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of:

(i) EBITDA to

(ii) the consolidated interest expense (including capitalized interest) of the Borrower and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Property been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leverage Ratio” means, at any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the net worth of the Borrower and its Subsidiaries on a consolidated basis plus the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) but not including the interest of a lessor under an operating lease.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under this Installment Note and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Installment Note.

“Material Default” means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Borrower, the General Partner or the REIT from Holder, or any continuing Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means proceeds in cash as and when received by the Person making a sale or disposition of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Borrower, any Affiliate of the Borrower or any other Person in which the Borrower holds an equity or other ownership interest, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Installment Note.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Partner Entities” means, collectively, the REIT and the General Partner.

“Partner Entities’ Knowledge” or “Knowledge of each of the Partner Entities” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by any Partner Entity ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to such Partner Entity or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with Holder in connection with this Installment Note.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law and (b) the Borrower shall be in compliance with the financial covenants set forth in Sections 3.13 and 3.14 of this Appendix A on a pro forma basis as of the last day of the fiscal quarter most recently ended, and immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom.

“Permitted Lien” has the meaning specified in Section 3.01 of this Appendix A.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plum Creek Manufacturing” means Plum Creek Manufacturing, L.P., a Delaware limited partnership.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means Plum Creek Timber Company, Inc., a Delaware corporation.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer thereof having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary other than any Designated Immaterial Subsidiary.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Solvent” means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner’s non-partnership Property over such partner’s non-partnership debts (together, the “Applicable Property”) is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Timber” means all crops and trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

“Timberlands” means, as of any date of determination, all real property owned by or leased to the Borrower or any Subsidiary that is suitable for Timber production, natural resource development or real estate development. For the avoidance of doubt, “Timberlands” shall exclude property, plant and equipment of the Borrower and its Subsidiaries associated with their manufacturing activities.

“Transfer” has the meaning specified in Section 21 of this Installment Note. “Transferred” and “Transferring” have meanings correlative thereto.

“United States” and “U. S.” mean the United States of America.

4.02	Other Interpretive Provisions.

With reference to this Installment Note and this Appendix A, unless otherwise specified herein:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used herein, shall be construed to refer to this Installment Note in its entirety (including, for the avoidance of doubt, this Appendix A) and not to any particular provision hereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

4.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Installment Note shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Installment Note, and either the Borrower or Holder shall so request, Holder and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Holder financial statements and other documents required under this Installment Note or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Fiscal Year and Fiscal Quarter. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

4.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Installment Note shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).